Exhibit 10.1

$1,600,000,000 LOAN AGREEMENT

Dated as of May 23, 2013

among

US AIRWAYS, INC.,

as Borrower,

CERTAIN AFFILIATES OF THE BORROWER FROM

TIME TO TIME PARTY HERETO,

THE SEVERAL LENDERS FROM

TIME TO TIME PARTY HERETO,

and

CITICORP NORTH AMERICA, INC.,

as Administrative Agent

* * *

CITIGROUP GLOBAL MARKETS INC. and

BARCLAYS BANK PLC,

as Joint Lead Arrangers

CITIGROUP GLOBAL MARKETS INC. and

BARCLAYS BANK PLC,

MORGAN STANLEY SENIOR FUNDING, INC. and

GOLDMAN SACHS BANK USA,

as Joint Bookrunners

* * *

BARCLAYS BANK PLC,

as Syndication Agent

* * *

MORGAN STANLEY SENIOR FUNDING, INC. AND GOLDMAN SACHS BANK USA,

as Documentation Agents

i

Annexes

Annex A	Addresses for Notices

Schedules

Schedule I	Commitments
Schedule 3(c)	Governmental Consents
Schedule 4.1(c)	Subsidiaries
Schedule 4.1(d)	Obligor Information
Schedule 4.2(c)	Consents, Approvals, etc.
Schedule 4.6	Material Litigation
Schedule 4.11(a)	Plans and Multiemployer Plans
Schedule 4.12(b)	Hazardous Material Activity
Schedule 4.12(c)	Environmental Claims
Schedule 4.15	Indebtedness
Schedule 4.16	Insurance
Schedule 4.18	Labor Disputes
Schedule 4.20	Deposit Accounts and Securities Accounts
Schedule 5.19	Post-Closing Matters
Schedule 6.1(b)	Permitted Payment Restrictions
Schedule 6.2(e)	Investments
Schedule 6.6(b)	Transactions with Affiliates

Exhibits

Exhibits A-1, A-2	Form of Assignment and Acceptance, Form of Permitted Purchaser Assignment and Acceptance
Exhibit B	Form of Term Note
Exhibit C	Aircraft Mortgage
Exhibit D	Spare Parts Mortgage
Exhibit E	SGR Security Agreement
Exhibit F-1 Exhibit F-2	Security Agreement LHR UK Security Agreement
Exhibit G	Form of Mortgage
Exhibit H	Form of Collateral Value Certificate
Exhibit I	Guaranty
Exhibit J	Form of Subsidiary Joinder
Exhibit K	Form of Notice of Conversion/Continuation
Exhibit L	Investment Guidelines
Exhibit M	Form of Notice of Borrowing
Exhibits N-1, N-2, N-3, N-4	Form of U.S. Tax Compliance Certificate

v

LOAN AGREEMENT, dated as of May 23, 2013, among US AIRWAYS, INC., a Delaware corporation (the “Borrower”), US AIRWAYS GROUP, INC. (“Group”), the direct and indirect Subsidiaries of Group and certain other affiliates of the Borrower party hereto from time to time, the several banks and other financial institutions or entities from time to time party hereto as Lenders, and CITICORP NORTH AMERICA, INC. (“Citibank”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS the Borrower proposes to borrow from the Lenders the term loans described herein (a) on the Closing Date, to repay in full or discharge all of the outstanding obligations under the Existing Loan Agreements and other existing Indebtedness and to pay related fees and expenses and (b) on and after the Closing Date, for general corporate purposes, and the Lenders, severally but not jointly, propose to provide the term loans to the Borrower consisting of two tranches and in an aggregate principal amount of $1,600,000,000, for such purposes on the terms hereof.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“AAI” means American Airlines, Inc., a Delaware corporation.

“Accepting Lenders” has the meaning specified in Section 2.15(a).

“Account Debtor” means any Person who may become obligated to any Obligor under, with respect to, or on account of, an Account.

“Accounts” means all “accounts”, as such term is defined in the UCC.

“Acquisition” has the meaning specified in Section 6.4.

“Additional Lender” means, at any time, any bank or other financial institution that provides any portion of any Incremental Term Loans pursuant to an Incremental Amendment in accordance with Section 2.14.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Agent Fee Letter” means the letter agreement, dated May 23, 2013, addressed to the Borrower from the Administrative Agent and accepted by the Borrower, with respect to certain fees to be paid from time to time to the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” has the meaning specified in Section 6.6(a).

“Aggregate Amounts Due” has the meaning specified in Section 9.6.

“Agreement” means this Loan Agreement.

“Air Carrier” means each of US Airways and, if and so long as any other Obligor owns or operates Aircraft Related Equipment (of the type described in Section 1110 of the Bankruptcy Code or any analogous successor provision of the Bankruptcy Code), each such Obligor so owning or operating such Aircraft Related Equipment.

“Aircraft” has the meaning ascribed to it in the Aircraft Mortgage.

“Aircraft Mortgage” means an Aircraft and Engines Mortgage and Security Agreement among the Obligors party thereto and the Administrative Agent, in substantially the form of Exhibit C.

“Aircraft Related Equipment” means (i) each Obligor’s aircraft fleet (including engines, airframes, propellers and appliances), spare aircraft engines and propellers, spare parts, aircraft parts, Flight Simulators and other training devices, QEC Kits, passenger loading bridges or other flight or ground equipment and (ii) airport terminal facilities, including without limitation, baggage systems, loading bridges and related equipment, building, infrastructure and maintenance, club rooms, apron, fueling systems or facilities, signage/image systems, administrative offices, information technology systems and security systems.

“Airlines Merger” means the merger, asset transfer, consolidation or other transaction which results in one or more airline Subsidiaries of Holdings operating under a single operating certificate.

“Airline/Parent Merger” means the merger or consolidation, if any, of Holdings with any airline Subsidiary of Holdings.

“AML Laws” has the meaning specified in Section 9.20.

“AMR” means AMR Corporation, a Delaware corporation, or its successor.

“AMR Obligor” means each of AMR and AAI.

“Applicable Margin” means, for any Loan, a percentage per annum equal to:

	Tranche B1 Term Loans (LIBOR)	Tranche B1 Term Loans (Index Rate)	Tranche B2 Term Loans (LIBOR)	Tranche B2 Term Loans (Index Rate)
On any day prior to the consummation of	3.25%	2.25%	2.50%	1.50%

the Merger
On any day on or after the consummation of the Merger	3.00%	2.00%	2.25%	1.25%

“Appraisal Report” means, with respect to each category of Appraised Collateral, (i) the Baseline Appraisal and (ii) each subsequent appraisal pursuant to Section 5.14, each in form and substance reasonably satisfactory to the Administrative Agent and prepared by an Appraiser, which certifies, at the time of determination, the current market value of the assets subject to such appraisal; provided that except as otherwise agreed to by the Administrative Agent, each Appraisal Report obtained subsequent to the preparation of any Baseline Appraisal with respect to each category of Appraised Collateral shall be (A) prepared by an Appraiser that was an Appraiser for such category of Collateral as of the Closing Date, unless such Appraiser is no longer providing appraisals for such type of property or the Borrower determines to change the Appraiser (in which case, another Appraiser will be selected in accordance with the definition of Appraiser) and (B) in any event, based on the same methodologies and assumptions (including, without limitation, the time period for the Disposition of such Appraised Collateral and the market conditions perceived to exist at the time) used in the Baseline Appraisal for such category of Appraised Collateral, if any.

“Appraised Collateral” means, Spare Engines, Spare Parts, Ground Service Equipment, Flight Simulators, Real Estate, Slots, Routes, Aircraft and QEC Kits which the Borrower has obtained Appraisal Reports, in form and substance reasonably satisfactory to the Administrative Agent.

“Appraised Value” means, with respect to any item of Appraised Collateral, the current market value of such Collateral as reflected in the most recent Appraisal Report obtained in respect of such Appraised Collateral in accordance with this Agreement.

“Appraiser” means (i) with respect to Spare Parts, Sage Popovich, Inc. or Simat Helliesen & Eichner, Inc., (ii) with respect to Real Estate, CB Richard Ellis, (iii) with respect to all other Appraised Collateral, Simat Helliesen & Eichner, Inc. or Morten, Beyer & Agnew or (iv) any other firm of nationally recognized, independent appraisers as may be selected by the Borrower (or, if a Default or Event of Default has occurred and is continuing, by the Administrative Agent) that is reasonably acceptable to the Administrative Agent.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Asset Disposition” means any Disposition by an Obligor to any Person other than another Obligor of (i) all or any of the Capital Stock of any Obligor other than Holdings or any other Obligor whose Capital Stock is publicly traded or (ii) any Collateral of any Obligor; provided that, the term “Asset Disposition” shall not include:

(a) the Disposition of any Collateral permitted under the applicable Collateral Document;

(b) any leasing or subleasing of property constituting Collateral (other than Slots) in the Ordinary Course of Business; provided that any such lease or sublease is subject and subordinate to the Lien of the Collateral Agent and permitted by the applicable Collateral Document;

(c) a Disposition of Collateral resulting from a casualty or a condemnation by a Governmental Authority;

(d) any Slot Arrangement not otherwise permitted in clauses (a) through (c) above, so long as:

(A) such Slot Arrangement is entered into with any other Person if such Slot Arrangement is subject and subordinated to the rights of the Administrative Agent under the applicable Collateral Documents on terms reasonably satisfactory to the Administrative Agent (provided that, in connection with the Administrative Agent’s enforcement of any remedies under this Agreement, the Administrative Agent shall not terminate or otherwise interfere with such Slot Arrangement prior to its expiration pursuant to the terms thereof) (iii) as of the date of the entry into such Slot Arrangement, no Event of Default shall have occurred and be continuing and (iv) as of the date of the entry into such Slot Arrangement, the Borrower shall be in compliance with Section 6.3(c);

(B) such Slot Arrangement is effected in the Ordinary Course of Business of such Obligor in managing its Slot portfolio and does not result in the sale or loss of the applicable Obligor’s ownership interest in Slots constituting Collateral subject to such Slot Arrangement; provided, that if any such Slot Arrangement is for a term in excess of one year, (i) such Slot Arrangement shall be subject and subordinate to the rights (including remedies) of the Administrative Agent under the applicable Collateral Documents or (ii) if all Slots subject to such Slot Arrangement were excluded from the Collateral, no Collateral Coverage Failure would occur; provided, further, that for the avoidance of doubt successive Slot Arrangements for terms not in excess of one year (including any Slot Arrangements that are renewed) shall not be subject to the immediately preceding proviso;

(C) such Slot Arrangement is for purposes of operations by another airline operating under a brand associated with the Borrower or otherwise operating routes at the Borrower’s direction under a code share agreement, capacity purchase agreement, pro-rate agreement or similar arrangement between such airline and the Borrower; provided, that such Slot Arrangement shall not result in the sale or loss of the applicable Obligor’s ownership interest in Slots constituting Collateral subject to such Slot Arrangement; provided, further, that if any such Slot Arrangement is for a term in excess of one year, (i) such Slot Arrangement shall be subject and subordinate to the rights (including remedies) of the Administrative Agent under the applicable Collateral Documents or (ii) if all Slots subject to such Slot Arrangement were excluded from the Collateral, no Collateral Coverage Failure would occur; provided, further, that for the avoidance of doubt successive Slot Arrangements for terms not in excess of one year (including any Slot Arrangements that are renewed) shall not be subject to the immediately preceding proviso; or

(D) such Slot Arrangement is subject and subordinated to the rights (including remedies) of the Administrative Agent under the applicable Collateral Documents on terms reasonably satisfactory to the Administrative Agent.

For the avoidance of doubt, any Disposition of assets or other property that does not constitute Collateral (or is not of the Capital Stock of any Obligor that holds Collateral) shall not be an “Asset Disposition”.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Lender, consented to by the Borrower (if applicable) and accepted by the Administrative Agent (unless consummated pursuant to Section 9.2(d)), in substantially the form of Exhibit A-1.

“Aviation Authority” means any Governmental Authority in respect of the regulation of commercial aviation or the registration, airworthiness or operation of civil aircraft and having jurisdiction over the Obligors including, without limitation, the FAA and the United States Department of Transportation.

“Bankruptcy Code” means Title 11 of the United States Code as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Baseline Appraisal” means, as to each category of Appraised Collateral, the most recent Appraisal Report delivered on or before the Closing Date with respect to such category of Appraised Collateral addressed to the Administrative Agent.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Release” means the release of any Collateral from the Lien of the applicable Collateral Document at the direction of the Borrower pursuant to Section 8.9(b).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type made by the Lenders pursuant to Section 2.1.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York, Phoenix, Arizona or, at the option of the Borrower upon notice to the Administrative Agent following a Merger, Dallas, Texas, and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with LIBOR, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Cape Town Convention” means the Cape Town Convention on International Interests in Mobile Equipment and the Cape Town Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment prepared under the joint auspices of the International Institute for the Unification of Private Law and the International Civil Aviation Organization.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a lease on the balance sheet of that Person, and the amount of Indebtedness represented by such lease shall be the capitalized amount of the obligations evidenced thereby determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital stock, or corresponding equity rights in any partnership, limited liability company or other entity, whether now outstanding or issued after the date of this Agreement, including, without limitation, all Common Stock.

“Cash Equivalents” means, as of the date acquired, purchased or made, as applicable, (i) marketable securities or other obligations (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued or unconditionally guaranteed as to interest and principal by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three years after such date; (ii) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any instrumentality thereof, in each case maturing within three years after such date and having, at the time of the acquisition thereof, a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s; (iii) obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities; provided that, in each case, the security has a maturity or weighted average life of three years or less from such date; (iv) investments in commercial paper maturing no more than one year after such date and having, on such date, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (v) certificates of deposit (including investments made through an intermediary, such as the certificated deposit account registry service), bankers’ acceptances, time deposits, Eurodollar time deposits and overnight bank deposits maturing within three years from such date and issued or guaranteed by or placed with, and any money market deposit accounts issued or offered by, any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $250,000,000; (vi) fully collateralized repurchase agreements with counterparties whose long term debt is rated not less than A- by S&P and A3 by Moody’s and with a term of not more than six months from such date; (vii) Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (i) through (vi) above, in each case, as of such date, including, but not be limited to, money market funds or short-term and intermediate bonds funds; (viii) shares of any money market mutual fund that, as of such date, (a) complies with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and (b) is rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s; (ix) auction rate preferred securities that, as of such date, have the highest rating obtainable from either S&P or Moody’s and with a maximum reset date at least every 30 days; (x) investments made pursuant to the Investment Guidelines; (xi) deposits available for withdrawal on demand with commercial banks organized in the

United States having capital and surplus in excess of $100.0 million; (xii) securities with maturities of three years or less from such date issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; and (xiii) any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet as of such date; provided that, on such date, an amount equal to the Minimum Control Cash Amount required to be maintained pursuant to Section 6.3(a) is maintained in cash and/or investments described in clauses (i), (ii), (iv), (v), (viii) or (ix) above.

“Cash Liquidity” means, at any time, the aggregate amount of Unrestricted Cash of the Obligors at such time; provided that “Unrestricted Cash” for purposes of this definition shall exclude an amount equal to 50% of the value of all Unrestricted Cash held in deposit accounts and securities accounts referred to in Section 6.3(a) at such time.

“Cash Proceeds” means, with respect to any Asset Disposition, the cash or Cash Equivalents proceeds of such Asset Disposition, including payments of deferred payment obligations (to the extent corresponding to the principal, but not the interest component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalent.

“CFC” means a “controlled foreign corporation” under Section 957 of the Internal Revenue Code.

“Change of Control” means:

(a) at any time prior to the consummation of a Permitted Holder Acquisition: the acquisition after the Closing Date of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of more than 50% of the Voting Stock of Holdings, other than pursuant to a Permitted Holder Acquisition;

(b) if a Permitted Holder Acquisition has been consummated, at any time after the consummation thereof, the acquisition of or subsistence of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of more than 50% of the Voting Stock of the Permitted Holder; or

(c) Holdings at any time owning, directly or indirectly, beneficially and of record, less than 100% of the Capital Stock of the Borrower without prejudice to the right, to the extent otherwise permitted in this Agreement, of the Borrower to merge with or consolidate into Holdings or a Permitted Holder or a wholly-owned Subsidiary of Holdings or a Permitted Holder, provided that Holdings or the Permitted Holder or such wholly-owned Subsidiary of Holdings or the Permitted Holder, as the case may be, shall be the surviving entity;

“Class”, when used in reference to (a) any Loans or Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Tranche B1 Term Loans, Tranche B2 Term Loans, Incremental Term Loans or Extended Term Loans (or, as applicable, any tranche thereof), (b) any Commitment, refers to whether such Commitment is a Tranche B1 Term Commitment, Tranche B2 Term Commitment, Incremental Term Commitment or Extended Term Commitment, and (c) any Lender, refers to whether such Lender has a Loan that is a Tranche B1 Term Loan, Tranche B2 Term Loan, Incremental

Term Loan or Extended Term Loan or a Commitment that is a Tranche B1 Term Commitment, Tranche B2 Term Commitment, Incremental Term Commitment or Extended Term Commitment. Incremental Term Commitments, Incremental Term Loans, Extended Term Commitments and Extended Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the date on which the Administrative Agent notifies the Borrower that the conditions precedent to the initial Borrowing set forth in Article III have been satisfied (or waived in accordance with Section 9.1).

“Co-Branded Card Agreement” means that certain America West Co-Branded Card Agreement dated as of January 25, 2005, between US Airways Group, Inc. (as successor in interest to America West Airlines, Inc.) and Barclays Bank Delaware (as successor in interest to Juniper Bank), as amended, restated, supplemented or otherwise modified, including pursuant to that certain Assignment and First Amendment to the America West Co-Branded Card Agreement, dated as of August 8, 2005, among US Airways Group, Inc., America West Airlines, Inc. and Barclays Bank Delaware (as successor in interest to Juniper Bank).

“Collateral” means all of the properties and assets that are (or are purported to be) from time to time subject to the Liens granted to the Administrative Agent pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” means a deposit account or securities account in the name of the Borrower with banks or financial institutions with which they and the Administrative Agent have entered into Control Agreements in form and substance reasonably satisfactory to the Administrative Agent and under the sole control (as defined in the applicable UCC) of the Administrative Agent for the deposit of Collateral consisting of cash and Cash Equivalents from the Obligors deposited in such account pursuant to the Loan Documents and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Administrative Agent and (b) in the case of a securities account, with respect to which the Administrative Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto.

“Collateral Coverage Failure” means either, (i) a Collateral Coverage Ratio Failure or (ii) a Core Collateral Failure.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio expressed as a percentage of (a) the Collateral Value at such time to (b) the aggregate outstanding principal amount of the Secured Obligations as of such date.

“Collateral Coverage Ratio Failure” means, as of any date of determination, the failure of the Collateral Coverage Ratio as of such date to be at least equal to the Minimum Collateral Coverage Ratio.

“Collateral Documents” means, collectively, (i) an Aircraft Mortgage; (ii) a Spare Parts Mortgage; (iii) an SGR Security Agreement; (iv) a Security Agreement; (v) an LHR UK Security Agreement; (vi) any Mortgages; (vii) any security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by any Grantor creating (or purporting to create) a Lien upon any assets of any Obligor in favor of the Administrative Agent for the benefit of the Secured Parties; (viii) each other certificate, agreement, amendment or document executed and delivered by any Obligor pursuant to any of the foregoing agreements, and any Control Agreement, certificate, agreement or document delivered pursuant hereto or to the terms of Section 5.8; and (ix) any consents of lessors of any of the Collateral to the pledge of such Collateral pursuant to the agreements or documents listed in (i) through (viii) above.

“Collateral Value” means, as of any date of determination, the sum of (a) the Appraised Value of all Eligible Appraised Collateral, as stated in the then most recently delivered Collateral Value Certificate (after giving effect to any Dispositions, casualties or other releases of such Collateral occurring after the date of such Appraisal Report), (b) 85% of the Eligible Accounts as of such date, (c) Unrestricted Cash of the Obligors as of the Business Day immediately prior to such date of determination in an amount up to 50% of the Minimum Control Cash Amount at such time and (d) 100% of Unrestricted Cash on deposit in the Collateral Account as of such date; provided that Ineligible Collateral shall not be included in the computation of Collateral Value.

“Collateral Value Certificate” means a certificate executed by a Responsible Officer of the Borrower in substantially the form of Exhibit H annexed hereto.

“Collection Account” means that certain account of the Administrative Agent, account number 36852248 in the name of the Administrative Agent at Citibank, N.A. in New York, New York, ABA No. 021000089, Account Name: Medium Term Finance, Ref: U.S. Airways, or such other account as may be specified in writing by the Administrative Agent as the “Collection Account.”

“Commitment” means, with respect to each Lender, the commitment of such Lender to make to the Borrower (a) Tranche B1 Term Loans, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Tranche B1 Term Commitment” (the “Tranche B1 Term Commitment”) and (b) Tranche B2 Term Loans, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Tranche B2 Term Commitment” (the “Tranche B2 Term Commitment”), in each case as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. On the date hereof, the aggregate amount of the Tranche B1 Term Commitments equals $1,000,000,000, the aggregate amount of the Tranche B2 Term Commitments equals $600,000,000 and the aggregate amount of the Commitments equals $1,600,000,000.

“Commodity Agreement” means any agreement or arrangement the value of which fluctuates based on the value of a commodity.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s common stock, whether now outstanding or issued after the date of this Agreement, including, without limitation, all series and classes of such common stock.

“Communications” has the meaning specified in Section 9.7(b).

“Commuter Slots” means the Slots allocated by the FAA as commuter slots under Title 14 of the United States Code of Federal Regulations, Part 93, Subparts K and S (as amended from time to time by regulation, order or statute, or any successor or recodified regulation, order or statute imposing any operating limitations at the applicable airport).

“Consolidated EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(c) the Fixed Charges of such Person and its Restricted Subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(d) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(e) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(f) the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus

(g) deductions for grants to any employee of Holdings or its Restricted Subsidiaries of any Equity Interests during such period to the extent deducted in computing such Consolidated Net Income; plus

(h) any net loss arising from the sale, exchange or other disposition of capital assets by Holdings or its Restricted Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus

(i) any losses arising under fuel hedging arrangements entered into prior to the Closing Date and any losses actually realized under fuel hedging arrangements entered into after the Closing Date, in each case to the extent deducted in computing such Consolidated Net Income; plus

(j) proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus

(k) any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger (including the Merger, any Airline Merger or any Airline/Parent Merger), disposition, incurrence of Indebtedness, issuance of Equity Interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; plus

(l) non-cash items, other than the accrual of revenue in the Ordinary Course of Business, to the extent such amount increased such Consolidated Net Income; minus

(m) the sum of (i) income tax credits and (ii) interest income included in computing such Consolidated Net Income,

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (or loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided, that:

(a) all (i) extraordinary, nonrecurring, special or unusual gains and losses or income or expenses, including, without limitation, any expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses; any severance or relocation expenses; executive recruiting costs; restructuring or reorganization costs (whether incurred before or after the effective date of any applicable reorganization plan, including, following the Merger, AMR’s reorganization plan); curtailments or modifications to pension and post-retirement employee benefit plans; (ii) any expenses (including, without limitation, transaction costs, integration or transition costs, financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses) cost-savings, costs or charges incurred in connection with any issuance of securities (including the notes), Investments permitted by Section 6.2 hereof, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under the Loan Documents, including a refinancing thereof (in each case, whether or not successful) (including, but not limited to, any one or more of the Merger, any Airlines Merger and any Airline/Parent Merger); and (iii) gains and losses realized in connection with any sale of assets, the disposition of securities, the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(b) the net income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

(c) the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(d) the cumulative effect of a change in accounting principles on such Person will be excluded;

(e) the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815—Derivatives and Hedging will be excluded;

(f) any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(g) the effect on such Person of any non-cash items resulting from any write-up, writedown or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction (including but not limited to any one or more of the Merger, any Airlines Merger and any Airline/Parent Merger) or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205—Presentation of Financial Statements, 350—Intangibles—Goodwill and Other, 360—Property, Plant and Equipment and 805—Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded; and

(h) any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries.

“Continuation”, “Continue” and “Continued” each refers to a continuation of LIBOR Loans from one LIBOR Period to the next LIBOR Period pursuant to Section 2.7(d).

“Contractual Obligation” means, as applied to any Person, any provision of any equity security issued by that Person or of any indenture, mortgage, deed of trust, contract, lease, license, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” has the meaning specified in Section 6.3(a).

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.7(d).

“Convertible Indebtedness” means Indebtedness of Holdings or any of its Restricted Subsidiaries (which may be Guaranteed by any Restricted Subsdiary) that is (1) either (a) convertible into Capital Stock of Holdings (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Capital Stock of Holdings and/or cash (in an amount determined by reference to the price of such Capital Stock) and (2) subordinated to the Loans and all other Obligations on terms customary at the time for convertible subordinated debt securities.

“Core Collateral” means any one of the following categories of assets, in each case, for which Appraisals have been obtained and as shall be acceptable to the Administrative Agent in its reasonable discretion:

(A) prior to the Merger, Spare Parts owned by US Airways, Inc. that are sufficient to maintain the operations of US Airways, Inc.’s Airbus fleet as such fleet existed as of the Closing Date,

(B) as of any date of determination following the Merger, if the spare parts tracking systems of the Borrower and AAI have been combined, Spare Parts of a type that are sufficient to maintain the operations of the Obligors’ fleet of one or more models of narrowbody or widebody aircraft that represent at least 30% of the aggregate number of either narrowbody or widebody aircraft in the fleet of the Obligors as of such date,

(C) the number of DCA Slots constituting Collateral equal to the sum of (x) the product of (I) 80% and (II) the total number of DCA Slots that are Commuter Slots that constituted Collateral on the Closing Date less the number of such DCA Slots required to be divested by any Governmental Authority as a result of the Merger and (y) the product of (I) 80% and (II) the total number of DCA Slots that are Mainline Slots that constituted Collateral on the Closing Date, less the number of such DCA Slots that the Borrower sold or otherwise disposed of on the date of the consummation of the Merger, or agreed on or prior to such date to sell or otherwise dispose;

(D) as of any date of determination following the Merger, any Collateral consisting of the number of Slots of the Obligors at LGA equal to the product of (I) 80% and (II) the total number of Slots of the Obligors at LGA as of the date of the Merger, less the number of such Slots that the Borrower sold or otherwise disposed of on the date of the consummation of the Merger, or agreed on or prior to such date to sell or otherwise dispose;

(E) as of any date of determination following the Merger, any Collateral consisting of the number of Slots of the Obligors at JFK equal to the product of (I) 80% and (II) the total number of Slots of the Obligors at JFK as of the date of the Merger, less the number of such Slots that the Borrower sold or otherwise disposed of on the date of the consummation of the Merger, or agreed on or prior to such date to sell or otherwise dispose;

(F) as of any date of determination following the Merger, any Collateral consisting of (1) the number of Slots of the Obligors equal to the product of (I) 90% and (II) the total number of Slots of the Obligors used in the operations of the Obligors in Asia and (2) all of the Routes of the Obligors used in the operations of the Obligors in Asia, in each case, as of such date of determination; provided that the Appraised Value of such Slots and Routes represents at least 12.5% of the Collateral Value required to ensure that a Collateral Coverage Ratio Failure does not occur as of such date (assuming for the purposes of such calculation that the Collateral Coverage Ratio on such date is equal to the Minimum Collateral Coverage Ratio);

(G) as of any date of determination following the Merger, any Collateral consisting of (1) the number of Slots of the Obligors equal to the product of (I) 90% and (II) the total number of Slots of the Obligors used in the operations of the Obligors in South America and (2) all of the Routes of the Obligors used in the operations of the Obligors in South America, in each case, as of such date of determination; provided that the Appraised Value of such Slots and Routes represents at least 12.5% of the Collateral Value required to ensure that a Collateral Coverage Ratio Failure does not occur as of such date (assuming for the purposes of such calculation that the Collateral Coverage Ratio on such date is equal to the Minimum Collateral Coverage Ratio);

(H) as of any date of determination following the Merger, any Collateral consisting of (1) the number of Slots of the Obligors equal to the product of (I) 90% and (II) the total number of Slots of the Obligors used in the operations of the Obligors in Central America and Mexico and (2) all of the Routes of the Obligors used in the operations of the Obligors in Central America and Mexico, in each case, as of such date of determination; provided that the Appraised Value of such Slots and Routes represents at least 12.5% of the Collateral Value required to ensure that a Collateral Coverage Ratio Failure does not occur as of such date (assuming for the purposes of such calculation that the Collateral Coverage Ratio on such date is equal to the Minimum Collateral Coverage Ratio);

(I) as of any date of determination following the Merger, any Collateral consisting of (1) the number of Slots of the Obligors equal to the product of (I) 90% and (II) the total number of Slots of the Obligors used in the operations of the Obligors in Europe and (2) all of the Routes of the Obligors used in the operations of the Obligors in Europe, in each case, as of such date of determination; provided that the Appraised Value of such Slots and Routes represents at least 12.5% of the Collateral Value required to ensure that a Collateral Coverage Ratio Failure does not occur as of such date (assuming for the purposes of such calculation that the Collateral Coverage Ratio on such date is equal to the Minimum Collateral Coverage Ratio) ; or

(J) as of any date of determination following the Merger, any Collateral consisting of any Airbus A320 NEO aircraft, Airbus A330 aircraft, Boeing 737 NG aircraft, Boeing 737 MAX aircraft, Boeing 777 aircraft and/or Engines, or any combination of the foregoing assets, in each case, the Appraised Value of which represents at least 20% of the aggregate Appraised Value of all Appraised Collateral as of such date of determination; provided, that all such aircraft or Engines are of the type described in Section 1110 of the Bankruptcy Code or any analogous successor provision of the Bankruptcy Code.

“Core Collateral Failure” means, as of any date of determination, the failure of the Collateral to include at least one category of Core Collateral as of such date.

“Covenant Suspension Conditions” means, at any time prior to the Merger, that Cash Liquidity is greater than or equal to $1,100,000,000.

“Covenant Suspension Period” means any period (i) beginning on the first Business Day on which the Covenant Suspension Conditions have been satisfied and (ii) ending on the first Business Day on which any of the applicable Covenant Suspension Conditions are no longer satisfied.

“Credit Card” means any agreement or plan relating to a credit card, debit card, charge card, purchasing card or other similar system, including but not limited to the American Express Card, Diners Club, MasterCard, Visa Card, Carte Blanche and Discover Card.

“Credit Card Receivables” means any right to payment in Dollars (including, but not limited to, rights to payment for goods, services, insurance, fees, taxes, prepayment penalties and finance charges) from (i) any issuer of a Credit Card arising from goods or services provided or to be provided by an Obligor or (ii) to the extent that the right to such payment described in clause (i) has been transferred in whole or part to First Data Services, LLC (“First Data”), Bank of America, N.A. (“BOA”) or any other settlement and/or processing system, or, alternatively, to the extent First Data, BOA or any other settlement and/or processing system has received any collections with respect to such right of payment, any right to payment from First Data, BOA or any other settlement and/or processing system arising from the transfer to or by First Data, BOA or any other settlement and/or processing system of such claims against an issuer of a Credit Card.

“Credit Rating” means, as of any date, the credit rating by Fitch, Moody’s or S&P, as the case may be, for the Term Facility.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“DCA” means Ronald Reagan Washington National Airport.

“DCA Slots” means Slots owned by US Airways, Inc. at DCA.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event which with the required passing of time or the giving of any required notice or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means a Lender that has become, or has had its Parent Company become, the subject of a Bankruptcy Event.

“Desk-top Spare Parts Appraisal Methodology” means, in determining an opinion as to the current market value of Eligible Spare Parts, including but not limited to taking at least the following actions: (i) reviewing the most recent Appraisal Report; (ii) reviewing the Appraiser’s internal value database for values applicable to Spare Parts; (iii) developing a representative sampling of a reasonable number of the different Spare Parts for which a market check will be conducted; (iv) checking other sources, such as manufacturers, other airlines, U.S. government procurement data and airline parts pooling price lists, for orderly liquidation prices of the sample Spare Parts referred to in clause (iii); (v) conducting a limited review of the inventory reporting system applicable to the Spare Parts, including checking information reported in such system against information determined through physical inspection; and (vi) reviewing a sampling of the Spare Parts’ serviceability tags, books and records (including tear-down reports).

“Dilution” means, for any period, the ratio (defined as a percentage) of (a) the aggregate amount of all non-cash credits and other offsets against the Obligors’ Accounts, to (b) the aggregate amount of the Obligors’ sales, in each case for such period.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Eligible Accounts” means, as of any date of determination, all Accounts constituting Collateral shown on the consolidated balance sheet of the Borrower (or following the Merger, if the Borrower so elects, Holdings) as of the end of the then most recently ended fiscal quarter, net of, without duplication, all reserves against such Accounts and all Accounts owed by another Obligor (other than Accounts owed by an AMR Obligor representing Accounts sold or originated by the Borrower with respect to travel services to be provided by the Borrower), and except, without duplication, any Account of the Obligors, in each case, as of such date:

(a) that does not arise from the air transportation of passengers, freight and cargo or the sale of goods or performance of services by the Obligors in the Ordinary Course of Business;

(b) (i) upon which any Obligor’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which any Obligor is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to any Obligor’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer; provided, that clauses (i)

and (iii) above shall not apply to receivables in respect of the transportation of passengers in the Ordinary Course of Business;

(c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for goods and services sold to or services rendered, or to be rendered with respect to receivables in respect of the transportation of passengers, and goods accepted by the applicable Account Debtor;

(e) with respect to which an invoice, reasonably acceptable to the Administrative Agent in form and substance (it being understood that the form of invoice customarily used by the applicable Obligor on the Closing Date shall be deemed to be satisfactory to the Administrative Agent), has not been sent to the applicable Account Debtor;

(f) that is owed by any director, officer, other employee or Affiliate of any Obligor;

(g) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the Obligor, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation and such assignment has been accepted and acknowledged by the appropriate governmental officers;

(h) that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to the Administrative Agent, satisfactory to the Administrative Agent as to form, amount and issuer;

(i) with respect to receivables in respect of the transportation of passengers, to the extent any Obligor owed the applicable Account Debtor for services sold or rendered by such Account Debtor to such Obligor but only to the extent of the potential offset, including, without limitation under code share arrangements, interline agreements or other agreements between airlines in which tickets may be purchased on one airline and honored by another airline;

(j) that is in default and such default is reasonably likely to result in such Account Debtor’s failure to make payment with respect to such Account; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following: (i) the Account is not paid within ninety (90) days following its original invoice date (and in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any notes receivable held by an Account Debtor which are unpaid more than 90 days after the due date for payment), (ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due or (iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(k) that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in clause (j) above;

(l) as to which the Lien of the Administrative Agent for the benefit of the Secured Parties is not a first priority perfected Lien;

(m) as to which any of the representations or warranties in the Loan Documents with respect to such specific Account are untrue;

(n) to the extent such Account is evidenced by a judgment, instrument or chattel paper;

(o) except with respect to Credit Card Receivables, to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates exceed 10% of all Eligible Accounts;

(p) that is payable in any currency other than Dollars;

(q) that arises from interline activity including services and billings performed between airlines (but excluding the transportation of passengers) and the payment of which is handled through third party domestic or foreign clearing houses; or

(r) which Obligor has not been subject to a field examination;

provided, however, that to the extent that Dilution exceeds 5%, the Eligible Accounts as of such date shall be reduced by the amount of such excess multiplied by the aggregate of all Accounts of the Obligors.

“Eligible Aircraft” means all of the Aircraft owned by the Obligors constituting Collateral and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except any Aircraft that constitutes Ineligible Collateral.

“Eligible Appraised Collateral” means Appraised Collateral consisting of Eligible Spare Engines, Eligible Spare Parts, Eligible Ground Service Equipment, Eligible Flight Simulators, Eligible Real Estate, Eligible Slots, Eligible Routes, Eligible Aircraft and any other Appraised Collateral that constitutes Collateral, in each case, other than Ineligible Collateral.

“Eligible Collateral” means Eligible Accounts and Eligible Appraised Collateral.

“Eligible Flight Simulators” means all of the Flight Simulators owned by the Obligors constituting Collateral and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except any Flight Simulators that constitute Ineligible Collateral.

“Eligible Ground Service Equipment” means all Ground Service Equipment owned by the Obligors constituting Collateral and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except any Ground Service Equipment that constitutes Ineligible Collateral.

“Eligible Leased Real Estate” means, as of any date of determination, any parcel of Real Estate in the United States leased by the Obligors constituting Collateral as to which each of the following conditions has been satisfied as of such date:

(a) a valid and enforceable first priority Lien on such leasehold interest (subject only to Permitted Encumbrances and other Liens approved by the Administrative Agent) shall have been granted by the applicable Obligor in favor of the Administrative Agent for the benefit of the

Secured Parties pursuant to a Mortgage; provided that this clause (a) shall not apply to any leasehold interest that requires any lessor consent listed on Schedule 5.19 prior to the execution or filing of any such Mortgage until the earlier of (x) the receipt of such consent or (y) the ninetieth day following the Closing Date.

(b) except as otherwise permitted by the Administrative Agent, the Administrative Agent and, where applicable, the relevant title insurance company shall have received in form and substance reasonably satisfactory to the Administrative Agent all Mortgage Supporting Documents in respect of such leasehold interest if such leasehold interest is subject to a Mortgage;

(c) the Administrative Agent shall have received an appraisal conforming to FIRREA with respect to such leasehold interest in form and substance reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent;

(d) no casualty shall have occurred materially affecting the use, operation or value of such leasehold interest if such casualty has not been restored or repaired in accordance with the Mortgage, if any, encumbering such leasehold interest;

(e) no condemnation or taking by eminent domain shall have occurred nor shall any written notice of any pending or threatened condemnation or other similar proceeding against such parcel of Real Estate have been delivered to the lessee or, to the knowledge of the lessee, the owner of such parcel of Real Estate that would materially affect the use, operation or value of such parcel of Real Estate;

(f) no default shall exist beyond any notice and cure period under the relevant Mortgage, if any, encumbering such leasehold interest;

(g) each written sublease, license or other use or occupancy agreement now or hereafter affecting all or any portion of the leasehold interest shall, by its express terms, be subject and subordinate to the relevant Mortgage, if any;

(h) each lease, license, or other use or occupancy agreement between an Obligor, as sublessor, and any Affiliate thereof, as sublessee, now or hereafter affecting all or any portion of such leasehold interest shall be subject and subordinate to the relevant Mortgage, if any, or shall be terminable (without fee) on 60 days’ prior written notice by the sublessor of such leasehold interest;

(i) an environmental assessment report has been completed and delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and which does not indicate any pending, threatened or existing Environmental Claim or noncompliance with, or liability under, any Environmental Law (except if a reserve satisfactory to the Administrative Agent has been established with respect thereto); and

(j) the applicable Obligor shall not be in default beyond any notice and grace period with the terms of any such lease, license, or other use or occupancy agreement between such Obligor and the applicable landlord.

“Eligible Lender” means (a) a Lender or an Affiliate or Approved Fund of any Lender; (b) a commercial bank having total assets whose Dollar equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar equivalent exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent and the Borrower) and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, whose Dollar equivalent exceeds $250,000,000; provided, however, that so long as no Event of Default has occurred and is continuing, no (i) airline, commercial air freight carrier, air freight forwarder or entity engaged in the business of parcel transport by air or (ii) Affiliate of any Person described in clause (i) above (other than any Affiliate of such Person as a result of common control by a Governmental Authority or instrumentality thereof, any Affiliate of such Person who becomes a Lender with the prior written consent of the Borrower, and any Affiliate of such Person under common control with such Person which Affiliate is not actively involved in the management and/or operations of such Person), shall constitute an Eligible Lender.

“Eligible Owned Real Estate” means, as of any date of determination, any parcel of Real Estate in the United States owned in fee simple by the Obligors constituting Collateral as to which each of the following conditions has been satisfied as of such date:

(a) a valid and enforceable first priority Lien on such parcel of Real Estate (subject only to Permitted Encumbrances and other Liens approved by the Administrative Agent) shall have been granted by the applicable Obligor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to a Mortgage;

(b) except as otherwise permitted by the Administrative Agent, the Administrative Agent and, where applicable, the relevant title insurance company shall have received in form and substance reasonably satisfactory to the Administrative Agent all Mortgage Supporting Documents in respect of such parcel of Real Estate;

(c) the Administrative Agent shall have received an appraisal conforming to FIRREA with respect to such parcel of Real Estate in form and substance reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent;

(d) no casualty shall have occurred materially affecting the use, operation or value of such parcel of Real Estate if such casualty has not been restored or repaired in accordance with the Mortgage encumbering such parcel of Real Estate;

(e) no condemnation or taking by eminent domain shall have occurred nor shall any notice of any pending or threatened condemnation or other similar proceeding against such parcel of Real Estate have been delivered to the owner of such parcel of Real Estate that would materially affect the use, operation or value of such parcel of Real Estate;

(f) no default shall exist beyond any notice and cure period under the relevant Mortgage encumbering such parcel of Real Estate;

(g) each written lease, license or other use or occupancy agreement now or hereafter affecting all or any portion of such parcel of Real Estate shall, by its express terms, be subject and subordinate to the relevant Mortgage;

(h) each lease, license, or other use or occupancy agreement between an Obligor, as landlord, and any Affiliate thereof, as tenant, now or hereafter affecting all or any portion of such parcel of Real Estate shall be subject and subordinate to the relevant Mortgage or shall be terminable (without fee) on 60 days’ prior written notice by the owner of such Real Estate; and

(i) an environmental assessment report has been completed and delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and which does not indicate any pending, threatened or existing Environmental Claim or noncompliance with, or liability under, any Environmental Law (except if a reserve satisfactory to the Administrative Agent has been established with respect thereto).

“Eligible Real Estate” means Eligible Owned Real Estate and Eligible Leased Real Estate.

“Eligible Routes” means all Routes owned by the Obligors constituting Collateral and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except any Route that constitutes Ineligible Collateral.

“Eligible Slots” means Slots at DCA, JFK, LGA, London’s Heathrow airport in the United Kingdom or any other airport acceptable to the Administrative Agent in its reasonable discretion, in each case, to the extent constituting Collateral, except any such Slots that constitute Ineligible Collateral.

“Eligible Spare Engines” means all of the Spare Engines owned by the Obligors constituting Collateral and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except for any Spare Engines that constitute Ineligible Collateral.

“Eligible Spare Parts” means all of the Spare Parts owned by the Obligors constituting Collateral and reflected in the most recent Collateral Value Certificate delivered by the Borrower to the Administrative Agent, except for any Spare Parts that constitute Ineligible Collateral.

“Engines” means any aircraft engines owned by an Obligor, whether now owned or hereafter acquired.

“Environmental Claim” means any written notice, claim, suit, proceeding, demand or order, by any Governmental Authority or any Person arising in connection with any alleged or actual violation of Environmental Laws or with any Hazardous Materials Activity, or any actual or alleged damage, or harm to health, safety, property or the environment resulting from any Hazardous Material Activity.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirement of Governmental Authorities relating to (a) the prevention or control of pollution or protection of the environment, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, Release or transportation, or (c) exposure to Hazardous Materials. “Environmental Laws” shall include, but not be limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the National Environmental Policy Act (42 U.S.C. 4321 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Toxic Substances Control Act (49 U.S.C. 2601 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Safe Drinking

Water Act (42 U.S.C. 3007 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. 11001 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 641 et seq.).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means, with respect to any Obligor, (i) any corporation which is, or (other than for purposes of the first sentence of Section 4.11(a)) was at any time in the preceding six (6) years, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which the Obligor is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which the Obligor is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which the Obligor, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan or Multiemployer Plan (other than an event for which the thirty-day notice is waived); (b) the failure by any Obligor or an ERISA Affiliate to meet the funding requirements of Sections 412 and 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan; (d) the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA on any Obligor or any of its ERISA Affiliates; (e) the incurrence by any Obligor or any of its ERISA Affiliates of any liability (contingent or otherwise) under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by any Obligor or any of its ERISA Affiliates from the PBGC of a notice of determination that PBGC intends to seek termination of any Plan or Multiemployer Plan or to have a trustee appointed for any Plan or Multiemployer Plan, or (ii) the filing by any Obligor or any of its ERISA Affiliates of a notice of intent to terminate any Plan or the treatment of any Plan amendment as a termination under Section 4041 of ERISA; (g) the incurrence by any Obligor or any of its ERISA Affiliates of any liability (contingent or otherwise) (i) with respect to the withdrawal from any Plan pursuant to Section 4063 of ERISA, (ii) with respect to the termination of any Plan pursuant to Section 4064 of ERISA, (iii) with respect to any facility closing pursuant to Section 4062(e) of ERISA, or (iv) the complete or partial withdrawal of any Obligor or any of its ERISA Affiliates from any Multiemployer Plan; (h) the receipt by any Obligor or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that any Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the failure of any Obligor or any of its ERISA Affiliates to make when due required contributions to any Plan subject to Title IV of ERISA or any Multiemployer Plan; or (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan subject to Title IV of ERISA or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Event of Default” has the meaning specified in Section 7.1.

“Excess Cash Flow” means, for any period, (i) Consolidated EBITDAR of Holdings for such period, minus (plus) (ii) any increase (decrease) in Working Capital of Holdings from the first day of such period to the last day of such period, minus (iii) the sum of (A) payments by the Obligors of scheduled principal and interest with respect to the consolidated Indebtedness of Holdings (but excluding Indebtedness that is solely the obligation of any Subsidiary that is not an Obligor) during such period, to the extent such payments are not prohibited under this Agreement, (B) receipt by the Obligors of principal related to this Agreement or, without prejudice to any other provision herein, any other debt refinancing, (C) income taxes paid during such period, (D) aircraft rentals paid during such period under Operating Leases, (E) cash used during such period for capital expenditures, (F) deposit and pre-delivery payments made in respect of Aircraft Related Equipment, and (G) an amount equal to pension or FASB 106 payments made in excess, if any, of pension or FASB 106 expenses, plus (iv) an amount equal to the excess of pension or FASB 106 expense in excess, if any, of pension or FASB 106 payments; provided that, following the Merger, for purposes of calculating Excess Cash Flow for any period prior to the Merger, (a) Consolidated EBITDAR shall be calculated as the sum of Consolidated EBITDAR of US Airways, Group, Inc. and the Consolidated EBITDAR of AMR Corporation, in each case, for such period, (b) Working Capital shall be calculated as the sum of the Working Capital of US Airways Group, Inc. and the Working Capital of AMR Corporation, in each case, for such period and (c) amounts described in clause (iii) above shall be calculated as the sum of such amounts with respect to US Airways Group, Inc., the Borrower and the Guarantors, (in each case, as such terms are defined prior to giving effect to the Merger) and with respect to the AMR Obligors, in each case, for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Contributions” means net cash proceeds received by Holdings after the Closing Date from: (1) contributions to its common equity capital (other than from any Subsidiary); or (2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings or any Subsidiary) of Qualifying Equity Interests, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or around the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Obligor” means, until the last day of the second full fiscal quarter of the Borrower following the consummation of the Merger, any Obligor that is an AMR Obligor.

“Excluded Subsidiaries” means (i) Airways Assurance Limited LLC, (ii) AWHQ LLC and (iii) US Airways Company Store LLC.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Existing Loan Agreements” means (i) the Loan Agreement, dated as of March 23, 2007 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among Holdings, its subsidiaries from time to time party thereto, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent thereunder, (ii) the Loan Agreement, dated as of April 20, 2012 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among the Borrower, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent thereunder, (iii) the Loan Agreement [Spare Parts], dated as of October 20, 2008 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof) by and among the Borrower, General Electric Capital Corporation and the other parties thereto and (iv) the Loan Agreement [Engines], dated as of October 20, 2008 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof) by and among the Borrower, General Electric Capital Corporation and the other parties thereto.

“Extended Term Commitments” means one or more Classes of Extended Term Commitments hereunder that result from a Permitted Amendment.

“Extended Term Loans” means one or more Classes of Extended Term Loans that result from a Permitted Amendment.

“FAA” means the Federal Aviation Administration, and any successor Governmental Authority.

“FAA Slots” means all of the rights and operational authority granted under the Slot Regulations and now or hereafter acquired or held by each Obligor to conduct one instrument flight rule landing or takeoff operation in a specified time period at DCA, JFK, LGA, or any other airport in the United States.

“Facilities” means any and all real property now, hereafter or heretofore owned, leased, operated or used by an Obligor.

“Fair Market Value” means, with respect to any asset subject to an Asset Disposition, the price that could be obtained for such asset by a seller in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fiscal Year” means the Borrower’s fiscal year referenced in the financial statements to be delivered by the Borrower pursuant to Section 5.1.

“Fitch” means Fitch Ratings Ltd.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(b) the interest component of leases that are capitalized in accordance with GAAP of such Person and its Restricted Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(c) any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries; plus

(d) the product of (i) all cash dividends accrued on any series of preferred stock of such Person or any of its Restricted Subsidiaries for such period, other than to Holdings or a Restricted Subsidiary of Holdings, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(e) the aircraft rent expense of such Person and its Restricted Subsidiaries for such period to the extent that such aircraft rent expense is payable in cash,

all as determined on a consolidated basis in accordance with GAAP.

“Flight Simulators” means the flight simulators and flight training devices of the Borrower or any other Obligor, whether now owned or hereafter acquired.

“Foreign Slots” means all of the rights and operational authority, now held or hereafter acquired, of the Obligors to conduct one landing or takeoff operation during a specific hour or other period at each non-U.S. airport as necessary to operate any of the Routes.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.3, generally accepted accounting principles in the United States, as in effect from time to time as set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of

Certified Public Accountants and statements and pronouncements of FASB approved by a significant segment of the accounting profession in the United States.

“Gates” means all of the right, title, privilege, interest and authority of any Obligor with respect to premises used for the purpose of holdroom seating and boarding space and related aircraft parking positions to enplane and deplane passengers at any airport or terminal in the United States or in any foreign country, at which such Obligor, or any sublessee of such Obligor, as the case may be, conducts scheduled operations, arising under any lease, usufruct, use agreement, facility agreement or similar agreement governing the right to use that portion of the premises demised or covered by such lease, usufruct, use agreement, facility agreement or similar agreement, whether now owned or hereafter acquired.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any agency, department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, license, certificate, authorization, plan, directive, consent order or consent decree or agreement of, from or with any Governmental Authority.

“Ground Service Equipment” means the ground service equipment, de-icers, ground support equipment, aircraft cleaning devices, materials handling equipment, passenger walkways and other similar equipment owned by the Borrower and the other Obligors.

“Group” has the meaning specified in the preamble to this Agreement.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such first Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), including any pledge of any assets to secure indebtedness of another or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of such other Person so as to enable such Person to pay such Indebtedness. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means, (i) Holdings, (ii) following the Merger, Group, (iii) following the Merger, AAI, (iv) each Person other than the Borrower that is a direct or indirect Subsidiary of Holdings as of the Closing Date (other than Excluded Subsidiaries, Immaterial Subsidiaries and Unrestricted Subsidiaries) and (v) each other Person that becomes a party to the Guaranty pursuant to Section 5.8(a), (f), (g) or (h), but excluding, in each case, any Subsidiary that is a CFC and any Person that is released as a guarantor pursuant to Section 8.9(a). As of the Closing Date the Guarantors are Holdings, Piedmont, Material Services Company, Inc., a Delaware corporation, and PSA Airlines.

“Guaranty” means the Guaranty Agreement executed and delivered by the Borrower and the Guarantors in favor of the Administrative Agent, in substantially the form of Exhibit I.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oil, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined or regulated as such under, any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed, or threatened use, storage, Release, generation, treatment, remediation or transportation of any Hazardous Material (i) from, under, in, into or on the Facilities or surrounding property; and (ii) caused by, or undertaken by or on behalf of, an Obligor or any of their respective predecessors or Affiliates.

“Heathrow Routes” means any Routes operated by any Obligor to or from London’s Heathrow airport in the United Kingdom.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under (1) Interest Rate Agreements (2) Currency Agreements; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Holdings” means Group and, following a Permitted Holder Acquisition pursuant to the Merger Agreement where AMR is the Permitted Holder, AMR.

“Immaterial Subsidiary” means, as of any date of determination, any direct or indirect Restricted Subsidiary of Holdings that, as of the last day of any fiscal quarter for which financial statements have been furnished to the Administrative Agent, holds no more than 2.5% of the consolidated total assets of Holdings and its Restricted Subsidiaries, taken as a whole, as of such date; provided, that if all such Immaterial Subsidiaries in the aggregate, as of the last day of any fiscal quarter for which financial statements have been furnished to the Administrative Agent, hold assets in excess of 5% of the consolidated total assets of Holdings and its Restricted Subsidiaries as of such date, then only the Restricted Subsidiaries with the smallest percentages of assets of Holdings and its Restricted Subsidiaries (not exceeding, 2.5% individually or 5% in the aggregate as of such date) shall constitute “Immaterial Subsidiaries” on such date.

“Incremental Amendment” has the meaning specified in Section 2.14(c).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(c).

“Incremental Term Commitments” has the meaning specified in Section 2.14(a).

“Incremental Term Lender” has the meaning specified in Section 2.14(a).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incremental Yield Differential” has the meaning specified in Section 2.14(a)(viii).

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money as of such date; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments as of such date; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) as of such date; (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services as of such date, which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables; (v) all Capital Lease obligations of such Person (the amount of the Indebtedness in respect of Capital Lease obligations to be determined as provided in the definition of Capital Lease in this Section 1.1) as of such date; (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person as of such date, provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset as of such date and (B) the stated principal amount of such Indebtedness as of such date, provided, however, that if such Indebtedness is assumed by such Person or provides for recourse against such Person, the amount of such Indebtedness shall be the greater of (A) and (B) above; (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person as of such date; (viii) to the extent not otherwise included in this definition and to the extent treated as a liability under GAAP, obligations outstanding on such date under Currency Agreements, Interest Rate Agreements and Commodity Agreements; (ix) the capitalized amount of remaining lease payments owing by such Person under Synthetic Leases as of such date that would appear on the balance sheet of such Person if such lease were treated as a Capital Lease; (x) the aggregate amount of uncollected accounts receivable of such Person subject as of such date to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP); (xi) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer as of such date to the extent such Indebtedness is recourse to such Person; and (xii) all prepaid forward sales in bulk of dividend miles or available seat miles or like transactions other than in the Ordinary Course of Business. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Indemnified Matters” has the meaning specified in Section 9.4(a).

“Indemnified Taxes” has the meaning specified in Section 2.12(a).

“Indemnitee” has the meaning specified in Section 9.4(a).

“Index Rate” means, for any day, a floating rate equal to the highest of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), (ii) the Federal Funds Rate plus 50 basis points per annum, (iii) LIBOR applicable to a LIBOR Loan with a LIBOR Period of one month plus 1% and (iv) 1.00%. Each change in any interest rate provided for in this Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Borrowing” means a borrowing consisting of Index Rate Loans.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Ineligible Collateral” means any Appraised Collateral that:

(a) is not subject to a valid and enforceable first priority Lien on such Collateral (subject only to Permitted Encumbrances) granted by the applicable Obligor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to a Collateral Document;

(b) is placed on consignment, is in transit or is out for repair, except for Collateral (other than Spare Parts) in transit between domestic locations of Obligors as to which the Liens of the Administrative Agent for the benefit of the Secured Parties have been perfected at origin and destination, and except for aircraft, airframes and engines located outside of the United States pursuant to flight operations in the Ordinary Course of Business which would be Eligible Collateral but for this clause (b);

(c) is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent with all necessary endorsements;

(d) is not of a type used in the Ordinary Course of Business of the Obligors;

(e) as to which any of the representations or warranties pertaining to Collateral set forth in the Loan Documents was untrue as of the date with respect to which such representation or warranty was made;

(f) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(g) is not covered by casualty insurance as required to be maintained under the Loan Documents;

(h) is subject to any patent or trademark license requiring payment of royalties or fees or requiring the consent of the licensor for the sale thereof by the Administrative Agent if such royalties or fees have not been paid or such consent has not been obtained, as the case may be; provided that, with respect to any consents set forth on Schedule 5.19, the Appraised Collateral relating to such consents shall only be considered “Ineligible Collateral” if such consent has not been obtained on or before the date set forth in Schedule 5.19;

(i) has not been appraised in accordance with Section 5.14;

(j) is property or assets subject to any event of loss, damage or other casualty that has materially and adversely affected the value of such Collateral, whether insured or not, if such loss, damage or other casualty has not been restored or repaired; provided, however, that such property or assets shall not be deemed “Ineligible Collateral” to the extent of its current market value after such event of loss, damage or other casualty (excluding any insurance proceeds);

(k) with respect to Spare Parts, is located at a location other than a Spare Parts Location; or

(l) as to which the applicable Obligor is not in compliance with the terms of, or there shall exist a default under, any lease, license, use or occupancy agreement between such Obligor and the applicable landlord, lessor or licensor now or hereafter affecting all or any portion of such Collateral that could reasonably be expected to have an adverse effect on the ability of the Administrative Agent to access, or exercise remedies against such Collateral.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each calendar quarter to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of each LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period.

“Interest Rate Agreement” means any interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“International Interest” has the meaning as expressed in the Cape Town Convention.

“Investment” means with respect to any Person, any direct or indirect advance, loan (other than loans or advances to customers in the Ordinary Course of Business that are recorded as accounts receivable on the balance sheet of such Person or its Subsidiaries) or other extensions of credit or capital contribution or other equity investment by such Person to any other Person, including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, any Guarantee (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person or any purchase or acquisition by such Person of Capital Stock (or warrants, options or rights convertible into or exercisable for Capital Stock), bonds, notes, debentures or other similar instruments issued by any other Person; provided that advances or loans by any Obligor to any other Obligor, Guarantees (including any support for a letter of credit issued on behalf of another Obligor) incurred by any Obligor for the benefit of any other Obligor, capital contributions or other equity investments by an Obligor in any other Obligor and deposits made by any Obligor in connection with the purchase by an Obligor of Aircraft Related Equipment, Slots or other property shall not constitute an “Investment.” Any Guarantee or other contingent obligation constituting an Investment shall be valued for the purposes of compliance with Section 6.2 in accordance with GAAP.

“Investment Guidelines” means investment guidelines in the form attached hereto as Exhibit L, together with any amendments, restatements, supplements or other modifications thereof permitted in accordance with Section 6.9(b).

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“JFK” means John F. Kennedy International Airport.

“Junior Secured Debt” means mean Indebtedness permitted to be secured by a Lien described in Section 6.1(a)(ii).

“Lender” means any Person that (a) is listed on the signature pages hereof as a “Lender”, (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance or (c) makes any Incremental Term Loan or Extended Term Loan, in each case together with its successors.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Annex A or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“LHR UK Security Agreement” means a Slot, Gate and Route Security Agreement among US Airways and the Administrative Agent, in substantially the form of Exhibit F-2.

“LGA” means LaGuardia Airport.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means for each LIBOR Period, a rate of interest determined by the Administrative Agent equal to the offered rate for deposits in Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR1 Page (or on any successor or substitute page of such service) as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used). If such interest rates shall cease to be available on Reuters Screen LIBOR1 Page (or on any successor or substitute page of such service), LIBOR shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and Borrower. LIBOR shall be no less than 1.00%.

“LIBOR Borrowing” means a borrowing consisting of LIBOR Loans.

“LIBOR Loan” means a Loan (other than an Index Rate Loan) or any portion thereof bearing interest by reference to LIBOR.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending one, two, three or six months (or, if agreed to by all applicable Lenders, twelve months) thereafter, as selected by the Borrower’s irrevocable notice (or deemed notice) to the Administrative Agent as set forth in Section 2.7(d); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding Business Day;

(b) with respect to any Loans, any LIBOR Period that would otherwise extend beyond any Principal Payment Date shall end on such Principal Payment Date;

(c) any LIBOR Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of a calendar month;

(d) the Borrower shall select LIBOR Periods so that there shall be no more than 10 separate LIBOR Loans in existence at any one time; and

(e) the provisions in Section 2.7(d) with respect to conversions into and continuations of LIBOR Loans.

“Lien” means any lien, mortgage, pledge, assignment for security, security interest, charge, hypothecation, lease or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any easement, right of way or other encumbrance on title to real property and any agreement to give any security interest).

“Loan” means a Tranche B1 Term Loan, a Tranche B2 Term Loan, any Incremental Term Loan or any Extended Term Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, the Guaranty, and each certificate, agreement or document executed by an Obligor and delivered to the Administrative Agent or the Lenders in connection with or pursuant to this Agreement.

“Loan Modification Agreement” has the meaning specified in Section 2.15(b).

“Loan Modification Offer” has the meaning specified in Section 2.15(a).

“Mainline Slots” means all FAA Slots that are not Commuter Slots.

“Marketing and Service Agreements” means those certain business, marketing and service agreements among an Obligor and any of Mesa Airlines, Inc., Chautauqua Airlines, Inc., Trans States Airlines, Inc., United Air Lines, Inc., Republic Airline, Inc., SkyWest Airlines and Air Wisconsin Airlines Corporation and such other parties or agreements from time to time that include, but are not limited to, code-sharing, pro-rate, capacity purchase, service, frequent flyer, ground handling and marketing agreements that are entered into in the Ordinary Course of Business.

“Material Adverse Effect” means (a) a material adverse effect on (i) the business or financial condition of the Obligors, taken as a whole, or (ii) the legality, validity, binding effect or enforceability against any Obligor of any Loan Document, or the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or (b) any material adverse effect on or material impairment of (i) the ability of the Obligors, taken as a whole, to perform their payment or other material obligations under the Loan Documents or (ii) the value of the Collateral taken as a whole.

“Maturity Date” means, in the case of Tranche B1 Term Loans, May 23, 2019 (the “Tranche B1 Term Maturity Date”), in the case of Tranche B2 Term Loans, November 23, 2016 (the “Tranche B2 Term Maturity Date”) or, in the case of any other Class of Loans, the maturity date applicable to such Class of Loans.

“Merger” means the merger of US Airways Group, Inc. with and into AMR Merger Sub, Inc., as contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger among AMR, AMR Merger Sub, Inc. and Group, dated as of February 13, 2013 (as amended, restated, supplemented or otherwise modified from time to time).

“Minimum Collateral Coverage Ratio” means 1.5 to 1.0.

“Minimum Control Cash Amount” has the meaning specified in Section 6.3(a).

“Minimum Extension Condition” has the meaning specified in Section 2.15(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means any mortgage, deed of trust or other similar document executed or required herein to be executed by any Obligor and granting a security interest over real property or leasehold interests in real property in substantially the form of Exhibit G or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Supporting Documents” means, with respect to any Mortgage, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all exception documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of or leasehold interest in real property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Permitted Encumbrances and such other Liens as the Administrative Agent may approve.

“Multiemployer Plan” means a multiemployer plan as defined Section 4001(a)(3) of ERISA, and in respect of which any Obligor or any of its ERISA Affiliates is (or with the application of Section 4212(c) of ERISA would be) (a) an “employer” as defined in Section 3(5) of ERISA or (b) a “seller” as defined in Section 4204 of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Disposition, the Cash Proceeds of such Asset Disposition, net of (i) reasonable and customary brokerage commissions and other reasonable and customary fees and expenses (including reasonable fees and expenses of counsel, investment bankers, accountants and other professionals, consultants and advisors) related to such Asset Disposition, (ii) provisions for all taxes payable as a result of such Asset Disposition without regard to the consolidated results of operations of Holdings and its Subsidiaries, taken as a whole and (iii) appropriate amounts to be provided by any Obligor as a reserve against any liabilities associated with such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition, all as determined in conformity with GAAP, but limited to the period of the required reserve.

“Net Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by an Obligor as a result of any condemnation or other taking or temporary or permanent requisition of any property, any interest therein or right appurtenant thereto, or any change of grade affecting any such property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (ii) (a) any actual and reasonable costs incurred by an Obligor in connection with any such condemnation or taking (including reasonable fees and expenses of counsel) (b) provisions for all taxes payable as a result of such condemnation, without regard to the consolidated results of operations of Holdings and its Subsidiaries, taken as a whole, and (c) any amounts required to be paid to any Person (other than an Obligor) having a Permitted Encumbrance on the property subject to such condemnation or taking to the extent payments to such Person are required by law to be made prior to payments to the Administrative Agent or the Lenders.

“Net Insurance Proceeds” means an amount equal to: (i) any cash payments or proceeds received by an Obligor under any casualty insurance policy in respect of a covered loss thereunder with respect to tangible, real or personal property, minus (ii) (a) any actual and reasonable costs incurred by an Obligor in connection with the adjustment or settlement of any claims of an Obligor in respect thereof (including reasonable fees and expenses of counsel), (b) provisions for all taxes payable as a result of such event, without regard to the consolidated results of operations of Holdings and its Subsidiaries, taken as a whole, and (c) any amounts required to be paid to any Person (other than an Obligor) having a Permitted Encumbrance on the property subject to such condemnation or taking to the extent payments to such Person are required by law to be made prior to payments to the Administrative Agent or the Lenders.

“Non-Consenting Lender” has the meaning specified in Section 9.1(c).

“Non-Recourse Debt” means Indebtedness (1) as to which neither an Obligor nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise and (2) as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of an Obligor or any of its Restricted Subsidiaries (other than the Capital Stock of an Unrestricted Subsidiary).

“Non-Recourse Financing Subsidiary” means any Unrestricted Subsidiary that has no Indebtedness other than Non-Recourse Debt and (b) engages in no activities other than those relating to the financing of specified assets and other activities incidental thereto.

“Non-U.S. Person” means a Person that is not a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Note” and “Notes” have the meanings specified in Section 2.3(h).

“Notice of Borrowing” means a Notice of Borrowing, in substantially the form of Exhibit M.

“Notice of Conversion/Continuation” has the meaning specified in Section 2.7(d).

“Obligations” means all payment and performance obligations of every nature of any Obligor from time to time owed to the Administrative Agent and the Lenders (together with their respective permitted successors and assigns), or any of their respective Affiliates, officers, directors, employees, agents or advisors under or in respect of any Loan Document, whether for principal, interest, fees, expenses, indemnification or otherwise, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without limitation, (a) if such Obligor is the Borrower, the Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligors” means (i) the Borrower, (ii) each Guarantor and (iii) if a Permitted Holder Acquisition (unless the applicable Permitted Holder has become a Guarantor) has been consummated,

then solely for the purposes of clauses (f), (g) and (l) of Section 7.1, the Permitted Holder and their respective successors and assigns.

“Officer” means, as applied to any corporation, limited liability company or other entity, each Responsible Officer, the Chairman of the board of directors or the equivalent (if an officer), Assistant Treasurer, Secretary or Assistant Secretary.

“Officer’s Certificate” means, as applied to the Borrower, a certificate executed by a Responsible Officer of the Borrower in his/her capacity as such; provided that every Officer’s Certificate shall include a statement that, in the opinion of the signer, such Responsible Officer has made or has caused to be made such examination or investigation as is necessary to enable such Responsible Officer to express an informed opinion as to the substance of such Officer’s Certificate in light of the provisions hereof pursuant to which it is being delivered.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) under which such Person is lessee, that is not a Capital Lease.

“Ordinary Course of Business” means, with respect to any Obligor, (a) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, Holdings and its Affiliates, (b) customary and usual in the commercial airline industry in the United States or (c) consistent with the past or current practice of one or more commercial air carriers based in the United States.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 9.2(e) hereof.

“Payee” has the meaning specified in Section 9.13.

“Payment Restriction” means, with respect to a Subsidiary of any Person, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement or instrument, on the ability of (i) such Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary of such Person, (b) make loans or advances to such Person or any other Subsidiary of such Person or (c) transfer any of its property or assets to such Person or any other Subsidiary of such Person or (ii) such Person or any other Subsidiary of such Person to receive or retain any such (a) dividend, distributions or payments, (b) loans or advances or (c) property or assets.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” means any acquisition, whether by merger, consolidation or otherwise:

(x) permitted by the terms of Section 6.4 and/or Section 6.8; or

(y) by a Permitted Holder of 100% of the Capital Stock of Holdings (including, for the avoidance of doubt, the Merger), but only so long as:

(i) (A) no Event of Default has occurred and is continuing immediately prior to or immediately after giving effect to the proposed transaction and (B) all transactions related thereto are consummated in all material respects in accordance with applicable laws;

(ii) the Borrower has provided the Administrative Agent with written notice 10 days (or such shorter period as reasonably agreed by the Administrative Agent) prior to the Permitted Holder Acquisition and copies of the material acquisition documents promptly after consummation of such acquisition;

(iii) after giving effect to such acquisition, the Borrower shall be in compliance on a Pro Forma Basis with Section 6.3;

(iv) the Borrower has delivered to the Administrative Agent an Officer’s Certificate to the effect set forth in (i) through (iii) above, together with supporting financial information demonstrating compliance with Section 6.3; and

(v) the Permitted Holder has become a Guarantor by delivering to the Administrative Agent a duly executed joinder agreement to the Guaranty together with a legal opinion from counsel reasonably satisfactory to the Administrative Agent;

provided that in the case of the Merger, clauses (y)(i) through (iv) above shall not be conditions to the Merger.

“Permitted Acquisition Financing” means Indebtedness incurred by an Obligor in connection with an acquisition, merger or consolidation which is permitted by Section 6.4 and/or Section 6.8 (as applicable) if and to the extent used (i) to refinance existing Indebtedness of the Person acquired or Indebtedness secured by the assets acquired or (ii) to pay consideration or related expenses in connection with such transaction; provided, however, that both immediately before and after giving effect thereto, (a) no Default or Event of Default shall have occurred and be continuing and (b) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants in Section 6.3.

“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.15, providing for an extension of the Maturity Date applicable to the Loans of the Accepting Lenders.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Holdings Capital Stock purchased by Holdings or any of its Restricted Subsidiaries in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Holdings from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Holdings from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which Holdings and its Restricted Subsidiaries are engaged on the date of this Agreement.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Counterparty” means any counterparty to a Secured Hedging Contract that (a) (i) at the time such Person entered into such Secured Hedging Contract, was the Administrative Agent, a Lender, or an Affiliate of the Administrative Agent or a Lender and (ii) is designated by the Borrower to the Administrative Agent as a “Permitted Counterparty”, or (b) (i) is reasonably acceptable to the Administrative Agent, (ii) is designated by the Borrower to the Administrative Agent as a “Permitted Counterparty” and (iii) has executed and delivered to the Administrative Agent an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent to the extent requested by the Administrative Agent.

“Permitted Encumbrances” means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Internal Revenue Code or by ERISA) as applied to any property constituting Collateral:

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is either (a) not delinquent for a period of more than 30 days or (b) being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, as set forth in Section 5.3;

(ii) statutory Liens of landlords and Liens of carriers, vendors, warehousemen, repairmen, mechanics and materialmen and other Liens imposed by law incurred in the Ordinary Course of Business for sums either (a) not delinquent for a period of more than thirty (30) days or (b) being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(iii) with respect to real property, easements, rights-of-way, restrictions, defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of an Obligor; provided that such charges or encumbrances, if affecting any of the Eligible Real Estate, do not violate the terms of the applicable Mortgage;

(iv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(v) in the case of any Eligible Leased Real Estate, any interest or title of the lessor thereof;

(vi) Liens in favor of collecting or payor banks and other banks providing cash management services, in each case, having a right of setoff, revocation, refund or chargeback against money or instruments of any Obligor on deposit with or in possession of such bank arising for the payments of bank fees and other similar amounts owed in the Ordinary Course of Business;

(vii) Liens of creditors of any Person to whom any Obligor’s assets constituting Collateral are consigned for sale in the Ordinary Course of Business, so long as such Liens of such Creditors are subject and subordinate to the Lien of the Administrative Agent on such Collateral;

(viii) Liens arising from precautionary UCC and similar financing statements relating to Operating Leases not otherwise prohibited under any Loan Document; and

(ix) licenses, sublicenses, leases and subleases by any Obligor to the extent such license, sublicense, lease or sublease is otherwise permitted by the Collateral Documents;

(x) Liens incurred in the Ordinary Course of Business of the Obligors with respect to obligations that do not constitute indebtedness for borrowed money and that do not exceed in the aggregate (x) prior to the Merger, $10,000,000 at any one time outstanding and (y) following the Merger, $30,000,000 at any one time outstanding;

(xi) Judgment and attachment Liens not (A) giving rise to an Event of Default or (B) relating to an action or judgment giving rise to an Event of Default under Section 7.1(h), so long as such Liens on any Collateral are subject and subordinate to the Lien of the Administrative Agent on such Collateral; and

(xii) Liens on Slots constituting Collateral attributable to any Slot Arrangement or to the usage of any Slot by any Affiliate of an Obligor;

(xiii) Liens on Slots constituting Collateral of creditors of any counterparty in a Slot Arrangement; provided, that such Liens are released or cease to be effective upon the termination of the relevant Slot Arrangement;

(xiv) Liens on Ground Service Equipment constituting Collateral solely to the extent attributable to the possession or use of such Ground Service Equipment constituting Collateral by any Subsidiary of Holdings or any other Obligor, so long as such Liens are subject and subordinate to the Lien of the Administrative Agent on such Collateral; and

(xv) Liens on Accounts constituting Collateral arising or granted in the ordinary course of business in favor of Persons performing credit card processing services, travel charge processing services or clearinghouse services for any Obligor, including IATA, Diners Club, Discover Card, NPC, ARC and American Express, so long as such Liens are on Accounts constituting Collateral that are subject to holdbacks by, or are pledged to, such Persons to secure amounts that may be owed to such Persons under the Obligors’ agreements with them in connection with their provision of credit card processing, travel charge processing or clearinghouse services to the Obligors.

“Permitted Holder” shall mean any corporation or limited liability company organized under the laws of the United States of America or any state thereof so long as the Person controlling such entity, or such entity itself, is a publicly traded major U.S. airline or a publicly traded holding company which has (or will simultaneously acquire) as its other principal investment another major U.S. airline.

“Permitted Holder Acquisition” shall mean an acquisition consummated by a Permitted Holder in accordance with clause (y) of the definition of Permitted Acquisition.

“Permitted Purchaser” means the Borrower, any Guarantor or any Affiliate of the foregoing.

“Permitted Purchaser Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and a Permitted Purchaser, in substantially the form of Exhibit A-2.

“Permitted Refinancing Indebtedness” means Indebtedness of any Obligor the net cash proceeds of which are used to refund, refinance or are issued in exchange for (for purposes of this definition, “Refinancing Indebtedness”) then outstanding Indebtedness (for purposes of this definition, “Old Indebtedness”) (including by way of an extension, renewal or replacement of, defeasance or discharge of or substitution for, such Old Indebtedness); provided, that if the Old Indebtedness is secured, the Liens securing the Refinancing Indebtedness do not extend to any assets other than the assets securing the Old Indebtedness.

“Permitted Reinvestment Collateral” means, with respect to Net Cash Proceeds, Net Insurance Proceeds and/or Net Condemnation Proceeds, additional Appraised Collateral.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Holdings Capital Stock sold by Holdings substantially concurrently with any purchase by Holdings of a related Permitted Bond Hedge Transaction.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Piedmont” means Piedmont Airlines, Inc., a Maryland corporation.

“PK Loan Agreement” means that certain Credit Agreement, dated as of November 20, 2009, among the Borrower and PK Airfinance US, Inc.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or (other than for purposes of the first sentence of Section 4.11(a)) was at any time during the preceding six (6) years, maintained or contributed to, or required to be contributed to, by any Obligor or any of its ERISA Affiliates, other than a multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA.

“Platform” has the meaning specified in Section 9.7(c).

“Principal Obligors” means each of (a) the Borrower and Holdings and, following the Merger, AAI and (b) if at any time, the Borrower or AAI, as applicable, is not a wholly owned direct Subsidiary of Holdings, each Subsidiary of Holdings that is a direct or indirect parent of the Borrower or AAI, as applicable.

“Principal Payment Date” means each anniversary of the Closing Date and, in the case of Tranche B1 Term Loans, the Tranche B1 Term Maturity Date and, in the case of Tranche B2 Term Loans, the Tranche B2 Term Maturity Date, except that if any such date is not a Business Day, then the applicable Principal Payment Date shall be the immediately preceding Business Day.

“Pro Forma Basis” means, with respect to compliance with any covenant hereunder, compliance with such covenant after giving effect to the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business or any asset by any Obligor or any other action which requires compliance on a Pro Forma Basis. In making any determination of compliance on a Pro Forma Basis, such determination shall be performed using the consolidated financial statements of such Obligor which shall be reformulated as if any such acquisition, disposition or other action had been consummated at the beginning of the period specified in the covenant with respect to which Pro Forma Basis compliance is required.

“Proceedings” means the institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Obligor or any property of any Obligor, unless the Borrower’s general counsel or outside legal counsel has determined that a favorable outcome to such Obligor is reasonably likely.

“PSA Airlines” means PSA Airlines, Inc., a Pennsylvania corporation.

“QEC Kits” means the quick engine change kits of any Obligor.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries sells, conveys or otherwise transfers to (a) a Receivables Subsidiary or any other Person (in the case of a transfer by Holdings or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any Receivables Accounts (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all equity interests and other investments in the Receivables Subsidiary, all collateral securing such Receivables Accounts, all contracts and all guarantees or other obligations in respect of such Receivables Accounts, proceeds of such Accounts and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or factoring transactions involving Accounts; provided that any Accounts sold or transferred pursuant to a Qualified Receivables Transaction shall not constitute Collateral or shall be subject to a Borrower Release in connection with such sale or transfer.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualifying Equity Interests” means Equity Interests of Holdings other than Redeemable Stock.

“Real Estate” means the fee or leasehold interests in real property of a Person, together with the right, title and interest of such Person, if any, in and to the streets, the real property lying in the bed of any streets, roads or avenues, opened or proposed, the air space and development rights pertaining to the real property and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the real property and all royalties and rights appertaining to the use and enjoyment of the real property, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the real property and any fixtures appurtenant thereto.

“Receivables Accounts” means Accounts, accounts receivable, ticket receivables, frequent flyer mile sale proceeds and other present and future revenues and receivables.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Accounts in a Qualified Receivables Transaction to repurchase Receivables Accounts and related assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of Receivables Accounts or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise (i) is required to be redeemed prior to the latest Maturity Date, (ii) may be required to be redeemed at the option of the holder of such class or series of Capital Stock at any time prior to the latest Maturity Date or (iii) is convertible into or exchangeable for (a) Capital Stock referred to in clause (i) or (ii) above or (b) Indebtedness having a scheduled maturity prior to the latest Maturity Date; provided that any Capital Stock that would constitute Redeemable Stock solely because of the provisions thereof offering holders thereof the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” occurring prior to the latest Maturity Date shall not constitute Redeemable Stock if the asset sale provisions contained in such Capital Stock specifically provide that, in respect of any particular asset sale proceeds, the issuer thereof will not be required to repurchase or redeem any such Capital Stock pursuant to such provisions so long as the Borrower applies the full amount of such proceeds (net of associated taxes and transaction costs) to the permanent reduction of the aggregate outstanding principal amount of the Loan.

“Receivables Subsidiary” means a Subsidiary of Holdings which engages in no activities other than in connection with the financing or securitization of Receivables Accounts and which is designated by the Board of Directors of Holdings as a Receivables Subsidiary in compliance with Section 5.18 or any Subsidiary of a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any Restricted Subsidiary of Holdings (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates Holdings or any Restricted Subsidiary of Holdings in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of Holdings or any Subsidiary of Holdings (other than Receivables Accounts and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction, (b) with which neither Holdings nor any Subsidiary of Holdings has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings, and (ii) fees payable in the Ordinary Course of Business in connection with servicing accounts receivable and (c) with which neither Holdings nor any Subsidiary of Holdings has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results. For the avoidance of doubt, Holdings and any Restricted Subsidiary of Holdings may enter into Standard Securitization Undertakings for the benefit of a Receivables Subsidiary.

“Register” has the meaning specified in Section 2.3(i).

“Reinvestment Event” means the date on which Net Cash Proceeds, Net Insurance Proceeds or Net Condemnation Proceeds are deposited in the Collateral Account.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earliest of (a) the date occurring 365 days after such Reinvestment Event, unless, prior to any such date, the Borrower or the applicable Subsidiary has (i) entered into an agreement for the acquisition of or replacement with Permitted Reinvestment Collateral or (ii) commenced the construction of Permitted Reinvestment Collateral or the repair or restoration of the original assets, (b) the date that is five (5)

Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to acquire or construct Permitted Reinvestment Collateral or repair or restore the original assets with all or any portion of such Net Cash Proceeds, Net Insurance Proceeds or Net Condemnation Proceeds and (c) the date the Administrative Agent delivers a notice of the occurrence of an Event of Default to the Borrower.

“Reinvestment Release Request” means a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing, that the Borrower (directly or indirectly through one of the Guarantors) requests the release of Net Cash Proceeds, Net Insurance Proceeds or Net Condemnation Proceeds, as applicable, from the Collateral Account for the acquisition or construction of or replacement with (or for payments or reimbursement with respect to) Permitted Reinvestment Collateral, or for the repair or restoration of the original assets as specified therein.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, advisor and trustee of or to such Person or any of its Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials).

“Repricing Event” means (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Loans with the proceeds of, or any conversion of Loans into, any new or replacement tranche of syndicated term loans secured by all or any portion of the Collateral having an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years) paid to the lenders providing such Indebtedness, but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) less than the “effective yield” applicable to the Loans being prepaid, repaid, refinanced, substituted, replaced or converted (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment to the Loans or any tranche thereof which reduces the “effective yield” applicable to such Loans (as determined on the same basis as provided in clause (a)).

“Required AMR Obligor” means any AMR Obligor that owns any property constituting Collateral and, as of any date of determination, either (x) the exclusion of the Appraised Value of such Collateral from the Collateral Value would result in a Collateral Coverage Ratio Failure as of such date or (y) the release of such Collateral would result in a Core Collateral Failure as of such date.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate principal amount of the Loans outstanding at such time. The outstanding Loans of any Defaulting Lender shall be disregarded in determining the “Requisite Lenders” at any time.

“Requisite Class Lenders” means, at any time, with respect to any Class of Loans, Lenders having at such time in excess of 50% of the aggregate principal amount of the Loans of such Class outstanding at such time. The outstanding Loans of any Defaulting Lender shall be disregarded in determining the “Requisite Class Lenders” at any time.

“Responsible Officer” means with respect to an Obligor, any of its Chief Executive Officer, President, Chief Financial Officer, General Counsel, Treasurer or Controller, but in any event, with respect to financial matters, its Chief Financial Officer, Treasurer or Controller.

“Restricted Payment” means, with respect to any Person (i) any declaration or payment of dividends on or making of any distributions in respect of the Capital Stock of such Person (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants, or other rights to purchase Capital Stock (other than Redeemable Stock)) to holders of Capital Stock of such Person, (ii) any purchase, redemption or other acquisition or retirement for value (other than through the issuance solely of Capital Stock (other than Redeemable Stock) or options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock)) of any Capital Stock or warrants, rights (other than exchangeable or convertible Indebtedness of such Person not prohibited under clause (iii) below) or options to acquire Capital Stock of such Person, and (iii) any prepayment, redemption, repurchase, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value (other than through the issuance solely of Capital Stock (other than Redeemable Stock) or warrants, rights or options to acquire Capital Stock (other than Redeemable Stock)) of Indebtedness of such Person or any Subsidiary of such Person that is contractually subordinated to the Loan, directly or indirectly (including by way of setoff or amendment of the terms of any Indebtedness that is contractually subordinated to the Loan in connection with any retirement or acquisition of such Indebtedness), which is made other than at any scheduled maturity thereof or by any scheduled repayment or scheduled sinking fund payment (collectively, a “prepayment”); provided that the following shall not constitute Restricted Payments: (a) any declaration, payment, distribution, purchase, redemption, acquisition or retirement for value, repurchase or defeasance referred to in clauses (i) through (iii) above in each case solely among Obligors, (b) repayment of the Loans, (c) any repurchase of Receivables Accounts and/or related assets pursuant to a Receivables Repurchase Obligations, (d) payments of cash in lieu of fractional shares in connection with repurchases or conversions of securities of an Obligor not prohibited hereunder and (e) payments of dividends, distributions or payments by any Restricted Subsidiary of Holdings to the holders of equity interests of such Restricted Subsidiary on a pro rata basis.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Routes” means a right, license, permit or other authorization held by the Borrower to any other Obligor, whereby the Borrower, or, if applicable, such other Obligor is entitled to permitted to fly between two or more points, either within one country or between two countries, including without limitation, applicable designations pursuant to any transport agreement between the United States and a foreign government, frequencies, exemption and certificate authorities, Fifth Freedom Rights and “behind/beyond rights”, whether now owned or hereafter acquired.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto that is a nationally recognized rating agency.

“SEC” means the Securities and Exchange Commission of the United States or any successor thereto.

“Secured Hedging Contract” means any Currency Agreement or Interest Rate Agreement between an Obligor and a Permitted Counterparty that is designated by the Borrower to the Administrative Agent as a “Secured Hedging Contract”.

“Secured Obligations” means (i) the Obligations and (ii) all amounts, obligations, covenants and duties owing by the Borrower to the Permitted Counterparties under the Secured Hedging Contracts, other than, and excluding, all Excluded Swap Obligations; provided, however, that the aggregate amount of all Secured Obligations under this clause (ii) shall not exceed $50,000,000.

“Secured Parties” means the Lenders, the Administrative Agent, the Permitted Counterparties and any other holder of any Secured Obligation.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means a Security Agreement among the Obligors party thereto and the Administrative Agent, in substantially the form of Exhibit F-1.

“SGR Security Agreement” means a Slot, Gate and Route Security Agreement among the Obligors party thereto and the Administrative Agent, in substantially the form of Exhibit E.

“Slot Arrangement” means any lease or sublease of, or use or license agreements with respect to, Collateral that is comprised of Slots and swap agreements or similar arrangements with respect to Collateral comprised of Slots.

“Slot Regulations” means 49 U.S.C. § 40103 and 14 C.F.R. §§ 93.211 – 93.227, and any amendment, supplement or other modification thereto, or successor, replacement or substitute federal law or regulation, or any foreign law or regulation, as applicable, concerning the right or operational authority to conduct landing or takeoff operations at any airports.

“Slot Utilization” means, with respect to any FAA Slot, (a) a Slot which is used for a take-off or landing operation, (b) if, by regulation or other regulatory notice, the FAA considers such Slot as “used” for purposes of the Slot Regulations, regardless whether or not such Slot was, in fact, used (e.g., holidays, labor actions), (c) if, by waiver, the FAA considers such Slot as “used” for purposes of the Slot Regulations, or (d) if the FAA otherwise waives the utilization requirement of the Slot Regulations.

“Slots” means all FAA Slots and all Foreign Slots.

“Solvent” means, with respect to any Person, that as of the date of determination (a) the then fair saleable value of the business of such Person is not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential Asset Dispositions reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believes that it will not incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spare Engines” means all of the “Engines” as defined in the Aircraft Mortgage.

“Spare Parts” means all of the “Spare Parts” as defined in the Spare Parts Mortgage.

“Spare Parts Location” has the meaning specified in the Spare Parts Mortgage.

“Spare Parts Mortgage” means a Spare Parts Mortgage and Security Agreement among the Obligors party thereto and the Administrative Agent, in substantially the form of Exhibit D.

“Specified Class” has the meaning specified in Section 2.15(a).

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance Guarantees and servicing obligations entered into by Holdings or any Subsidiary (other than a Receivables Subsidiary), which are customary in connection with any Qualified Receivables Transaction.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, trust or estate, joint venture or other business entity of which more than 50% of the issued and outstanding shares of Voting Stock at the time of determination are owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means (a) a so-called synthetic, off-balance sheet lease or lease in which the lessee is contractually entitled to the tax benefits of ownership of the leased assets, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means any and all present or future taxes, levies, fees, duties, imposts, deductions, charges or withholdings of any nature, and all interest, penalties and other liabilities thereon or computed by reference thereto imposed by any Governmental Authority.

“Term Facility” means the Commitments and the provisions herein related to the Loans and, to the extent complying with the provisions herein in each case, the Incremental Term Commitments and the Incremental Term Loans made thereunder and the Extended Term Commitments and the Extended Term Loans made thereunder.

“Title 49” means Title 49 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereto.

“Total Collateral Coverage Ratio” means, at any date for which such ratio is to be determined, the ratio expressed as a percentage of (i) the Collateral Value as of such date to (ii) (x) the aggregate outstanding amount of all Secured Obligations as of such date, plus (y) the aggregate outstanding principal amount of Junior Secured Debt as of such date.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries and arising in the Ordinary Course of Business in connection with the acquisition of goods or services but limited to current liabilities in accordance with GAAP.

“Tranche B1 Term Commitment” has the meaning specified in the definition of “Commitment.”

“Tranche B1 Term Loan” means a Loan made pursuant to Section 2.1 and maturing on the Tranche B1 Term Maturity Date.

“Tranche B2 Term Commitment” has the meaning specified in the definition of “Commitment.”

“Tranche B2 Term Loan” means a Loan made pursuant to Section 2.1 and maturing on the Tranche B2 Term Maturity Date.

“Type” refers to whether a Loan is an Index Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s or Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States Citizen” has the meaning specified in Section 4.1(b).

“Unrestricted Cash” means cash and Cash Equivalents of the Obligors that (i) may be classified, in accordance with GAAP, as “unrestricted” on the consolidated balance sheets of the Borrower or (ii) may be classified, in accordance with GAAP, as “restricted” on the consolidated balance sheets of the Borrower solely in favor of the Administrative Agent and the Lenders pursuant to the Loan Documents; provided, however, that Unrestricted Cash shall not include (a) Collateral held in the Collateral Account, (b) passenger facility charges or (c) cash, Cash Equivalents or other assets carried in deposit accounts and securities accounts referred to in Section 6.3(a) during any period when a “Notice of Exclusive Control” or the equivalent is in effect with respect thereto.

“Unrestricted Subsidiary” means any Subsidiary of Holdings that is designated as an “Unrestricted Subsidiary” in compliance with Section 5.17 or any Subsidiary of an Unrestricted Subsidiary, but only if such Subsidiary:

(1) except as permitted by Section 6.6 hereof, is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;

(2) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries (i) has any direct or indirect obligation (A) to subscribe for additional Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results or (ii) guarantees or otherwise directly or indirectly provides credit support for any Indebtedness of such Person;

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries; and

(4) does not own any assets or properties that constitute Collateral.

“US Airways” means US Airways, Inc., a Delaware corporation.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors, managers or trustees of any Person (or Persons performing similar functions) irrespective of whether or not at the time stock of any such class or classes will have or might have such voting power by the reason of the happening of any contingency.

“Weighted Average Life to Maturity” means, with respect to any Indebtedness, on any date of determination, the quotient obtained by dividing (1) the sum of the products of the number of years from such date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (2) the sum of all such payments.

“Withdrawal Liability” means liability (whether or not assessed) with respect to a Multiemployer Plan as a result of (i) a complete or partial withdrawal from such Multiemployer Plan pursuant to Section 4201 of ERISA or (ii) increases in contributions required to be made pursuant to Section 4243 of ERISA.

“Working Capital” means, as of any date, (i) the current assets (excluding cash and Cash Equivalents) of Holdings minus (ii) the current liabilities of Holdings (other than the current portion of long term debt), in each case, determined on a consolidated basis and otherwise, in accordance with GAAP as of such date.

Section 1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles.

(a) Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) Change in GAAP. If any change in accounting principles used in the preparation of the most recent financial statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of FASB or the American Institute of Certified Public Accountants (or any successor thereto) and such change is adopted by an Obligor with the agreement of its independent public accountants and results in a change in any of the calculations required by Article VI had such accounting change not occurred, the parties hereto agree to promptly enter into good faith negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Obligors shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VI shall be given effect until such provisions are amended to reflect such changes in GAAP.

Section 1.4 Certain Terms.

(a) Certain References. The words “herein”, “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.

(b) References to Exhibits, Schedules, etc. References in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in, this Agreement unless otherwise indicated.

(c) References to Agreements. Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. If the prior written consent of any Person is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and the consent of each such Person is obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified. If no such consent is required, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References to Statutes. References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

(e) Miscellaneous. The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

ARTICLE II

THE LOANS

Section 2.1 Commitment to Lend. Subject to the terms and conditions of this Agreement, each Lender severally agrees to (a) make a single Tranche B1 Term Loan to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Tranche B1 Term Commitment and (b) make a single Tranche B2 Term Loan to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Tranche B2 Term Commitment. The obligations of each Lender hereunder shall be several and not joint. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

Section 2.2 Repayment of the Loans. The Borrower agrees to repay the full principal amount of (a) the Tranche B1 Term Loans in six installments, with (i) each of the first five installments, equal to 1% of the initial aggregate principal amount of the Tranche B1 Term Loans, to be due and payable on the first five Principal Payment Dates occurring after the date hereof and (ii) the sixth installment, equal to the full remaining balance of the Tranche B1 Term Loans, to be due and payable on the Tranche B1 Term Maturity Date and (b) the Tranche B2 Term Loans in four installments, with (i) each of the first three installments, equal to 1% of the initial aggregate principal amount of the Tranche B2 Term Loans, to be due and payable on the first three Principal Payment Dates occurring after the date hereof and (ii) the fourth installment, equal to the full remaining balance of the Tranche B2 Term Loans, to be due and payable on the Tranche B2 Term Maturity Date.

Section 2.3 Making of the Loans; Evidence of Debt.

(a) Notice of Borrowing. The Notice of Borrowing shall be irrevocable and binding on the Borrower, specifying therein the following information: (1) the date of such Borrowing, (2) whether such Borrowing is to be a LIBOR Borrowing or an Index Rate Borrowing, (3) the aggregate amount of such Borrowing, and (4) in the case of a Borrowing consisting of LIBOR Loans, the initial LIBOR Period for each such Loan. If the Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as LIBOR Loans with a LIBOR Period of one month. If the Borrower requests a Borrowing of LIBOR Loans but fails to specify the LIBOR Period it will be deemed to have specified a LIBOR Period of one month.

(b) Funding by Lenders. Each Lender of the applicable Class shall, before 2:00 p.m. (New York City time) on the date of such Borrowing, make available for the account of its Lending Office to the Administrative Agent at the Collection Account, in same day funds, such Lender’s ratable portion of the Borrowing.

(c) Funding to Borrower. After the Administrative Agent’s receipt of such funds, and subject to the satisfaction of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by wire transfer to the Borrower.

(d) Lender Failure to Make Loans. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder. The Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(e) Lenders’ Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f) Administrative Agent’s Records of Loans. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the LIBOR Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(g) Entries Prima Facie Evidence. The entries made in the accounts maintained pursuant to Section 2.3(e) or 2.3(f) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(h) Notes. Any Lender may elect, by notice to the Borrower and the Administrative Agent, to have such Lender’s Loan be evidenced by a Note issued to that Lender. Upon such request, the Borrower shall execute and deliver a promissory note substantially in the form of Exhibit B (each a “Note” and collectively the “Notes”) to the applicable Lender, in the principal amount of the Loan owing to such Lender, and appropriately completed. Each Note shall be made payable to the applicable Lender at the office of the Administrative Agent. If no such Note is requested, such Lender may rely on the Register as evidence of the amount of Obligations with respect to the Loan from time to time owing to it. If a Note is mutilated, lost, stolen or destroyed, the Borrower shall issue a new Note, in the same principal amount and having the same interest rate, date and maturity as the Note so mutilated, lost, stolen or destroyed endorsed to indicate all payments thereon. In the case of any lost, stolen or destroyed Note, there shall first be furnished to the Borrower an instrument of indemnity from the applicable Lender and evidence of such loss, theft or destruction reasonably satisfactory to each of them.

(i) Register. The Administrative Agent will establish and maintain a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s and each Lender’s interest in the Loan, the Notes and this Agreement, and in the right to receive any payments hereunder or thereunder and any assignment of any such interest or rights. In connection with any assignment pursuant to Section 9.2, the Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall record the names and addresses of the Lenders and principal amount of the Loan owing to each Lender from time to time. Solely for purposes of this Section 2.3(i), the Administrative Agent shall be the Borrower’s agent for purposes of establishing and maintaining the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender (with respect to information regarding its Loan) at any reasonable time and from time to time upon reasonable prior notice.

Section 2.4 Commitment Termination. Unless previously terminated, the Commitment of each Lender shall automatically terminate at 5:00 p.m. (New York City time), on the Closing Date.

Section 2.5 Optional Payments.

(a) Notice. The Borrower may, on notice (given not later than 2:00 p.m. (New York City time) on the third Business Day prior to the date of the proposed payment of the Loans (in the case of LIBOR Loans) or given not later than 2:00 p.m. (New York City time) on the Business Day prior to the date of the proposed payment (in the case of Index Rate Loans)), stating the proposed date and aggregate principal amount of the payment, and if such notice is given the Borrower shall, pay the outstanding principal amounts of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued but unpaid interest to the date of such payment on the principal amount paid; provided, however, that (i) each partial payment shall be in an aggregate principal amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) in the case of any such payment of a LIBOR Loan, or if the Borrower revokes such notice pursuant to clause (b) below, the Borrower shall also pay any amounts owing pursuant to Section 2.10(d).

(b) Amounts Due upon Notice. Upon the giving of any notice of payment under Section 2.5(a), the principal amount of the Loans specified to be paid together with accrued and unpaid interest thereon (and, if applicable, together with the payment premium described in Section 2.5(d)) shall (subject to the proviso below) become due and payable on the date specified for such payment; provided, however, that the Borrower may revoke any notice of payment given under Section 2.5(a) by notice to the Administrative Agent no later than 12:00 noon (New York City time) on the date specified for such payment (which notice may be provided telephonically or in person if promptly confirmed in writing (including by facsimile or other electronic means)).

(c) Application of Optional Payments. Any payment with respect to Loans under this Section 2.5 shall be applied ratably to each Lender with respect to the Loans of such Borrowing being prepaid and to the remaining scheduled installments of such Loans as directed by the Borrower.

(d) Payment Premium. In the event that, on or prior to the date that is six months after the Closing Date, there shall occur any Repricing Event (including any Repricing Event that results in a Mandatory Prepayment pursuant to Section 2.6(a) or 2.6(b) below), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Lenders holding Loans subject to such Repricing Event, (x) in the case of a Repricing Event of the type described in clause (a) of the definition thereof, a prepayment premium of 1% of the aggregate principal amount of the Loans subject to such Repricing Event and (y) in the case of a Repricing Event of the type described in clause (b) of the definition thereof, an amount equal to 1% of the aggregate principal amount of the Loans subject to such Repricing Event outstanding immediately prior to the effectiveness thereof, in each case, unless such fee is waived by the applicable Lender. Any Lender that is a Non-Consenting Lender in respect of a Repricing Event may be replaced in accordance with Section 9.1(c) to the extent permitted thereby; provided, that any such Lender so replaced shall be entitled to the prepayment premium set forth in clause (x) of the preceding sentence with respect to its Loans so assigned unless such fee is waived by such Lender.

Section 2.6 Mandatory Prepayments.

(a) Borrower Release. Upon the effectiveness of any Borrower Release (and after giving effect to the receipt and application of any proceeds of a replacement secured financing consummated concurrently therewith), if, after reducing the Collateral Value as set forth on the most recently delivered Collateral Value Certificate by the Appraised Value of the Collateral subject to such Borrower Release, there would be a Collateral Coverage Failure, the Borrower shall do one or more of the following: (i) prepay the Loans, (ii) deposit cash in the Collateral Account to be applied in accordance with Section 2.6(g) or (iii) pledge additional Appraised Collateral or Accounts pursuant to Section 5.8(d)(i) or 5.8(d)(ii), in each case, to the extent necessary to cure such Collateral Coverage Failure.

(b) Asset Dispositions. Upon the consummation of any Asset Disposition, if, after reducing the Collateral Value as set forth on the most recently delivered Collateral Value Certificate by the Appraised Value of the Collateral disposed of in such Asset Disposition, there would be a Collateral Coverage Failure, the Borrower shall do one or more of the following: (i) prepay the Loans, (ii) deposit cash in the Collateral Account to be applied in accordance with Section 2.6(g) or (iii) pledge additional Appraised Collateral or Accounts pursuant to Section 5.8(d)(i) or 5.8(d)(ii), in each case, to the extent necessary to cure such Collateral Coverage Failure.

(c) Insurance/Condemnation Proceeds. No later than three (3) Business Days following the date of receipt by an Obligor of any Net Insurance Proceeds or Net Condemnation Proceeds of any Appraised Collateral, if, after reducing the Collateral Value as set forth on the most recently delivered Collateral Value Certificate by the amount of the value of such damaged or condemned Appraised Collateral, there would be a Collateral Coverage Failure, the Borrower shall do one or more of the following: (i) apply such Net Insurance Proceeds or Net Condemnation Proceeds to prepay the Loans, (ii) deposit cash in the Collateral Account to be applied in accordance with Section 2.6(g) or (iii) pledge additional Appraised Collateral or Accounts pursuant to Section 5.8(d)(i) or 5.8(d)(ii), in each case, to the extent necessary to cure such Collateral Coverage Failure; provided, that any Net Insurance Proceeds, Net Condemnation Proceeds and Insurance Proceeds (as defined in the Aircraft Mortgage) received by the Administrative Agent and not required to be applied pursuant to this Section 2.6(c) or the applicable Collateral Document shall be returned by the Administrative Agent to the Borrower.

(d) Change of Control. Upon the occurrence of a Change of Control, the Borrower shall prepay the Loans in full, together with accrued interest thereon to the date of such prepayment. Any prepayment of the Loans under this Section 2.6(d) shall be made on the date of occurrence of such Change of Control.

(e) Collateral Coverage Failure.

(i) If at any time it is determined that a Collateral Coverage Ratio Failure has occurred other than as a result of a circumstance described in clauses (a), (b), or (c) above, and no cash, Cash Equivalents, Accounts or Appraised Collateral is pledged to the Administrative Agent as additional Collateral pursuant to Section 5.8(c)(i) within the time period specified in Section 6.3(b), the Borrower shall prepay the Loans to the extent required so that the Borrower is in compliance with such Collateral Coverage Ratio on or prior to the end of the time period specified in Section 6.3(b).

(ii) If at any time it is determined that a Core Collateral Failure has occurred, other than as a result of a circumstance described in clauses (a), (b), or (c) above, and no Core Collateral is pledged to the Administrative Agent as additional Collateral pursuant to Section 5.8(c)(ii) within the time period specified in Section 6.3(b), the Borrower shall prepay the Loans in full on or prior to the end of the time period specified in Section 6.3(b).

(f) Application of Prepayments. Any prepayments of the Loans made by the Borrower in accordance with this Section 2.6 shall be applied to the outstanding principal balance of the Loans ratably as to each Lender. All prepayments under this Section 2.6 shall be paid to the Administrative Agent for application as provided in Section 2.9.

(g) Reinvestment. Except as otherwise provided in the Aircraft Mortgage, any Net Cash Proceeds, Net Insurance Proceeds or Net Condemnation Proceeds deposited in the Collateral Account pursuant to Section 2.6(b), Section 2.6(c) or any other provision in the Loan Documents shall, within five (5) Business Days of delivery of a Reinvestment Release Request, be released to the Borrower to acquire, construct, or replace with Permitted Reinvestment Collateral, or repair or restore the original Collateral, or to reimburse any Obligor for payments or disbursements with regard to any of the foregoing, until the Reinvestment Prepayment Date corresponding thereto, on which date the Net Cash Proceeds, Net Insurance Proceeds or Net Condemnation Proceeds that are subject to such Reinvestment Prepayment Date, if any, shall be applied to prepay the Loans; provided that, all or a portion of the funds on deposit in the Collateral Account on such date shall be paid to the Borrower at its request pursuant to Section 8.9(b)(iii) if after giving effect to such payment there is no Collateral Coverage Failure.

(h) Breakage. The Borrower shall also pay any amounts owing pursuant to Section 2.10(d) in connection with any payment made under this Section 2.6.

Section 2.7 Interest.

(a) Rate of Interest. Except as otherwise provided in Section 2.7(c) and Section 2.10, the Borrower shall pay interest (i) in the case of the Loans, at the Index Rate plus the Applicable Margin per annum or, at the election (or deemed election) of the Borrower, the applicable LIBOR plus the Applicable Margin per annum and (ii) in the case of all other Obligations that are due and payable, at the Index Rate plus the Applicable Margin per annum.

(b) Interest Payments. Interest accrued on the Loans shall be payable to the Administrative Agent, for the ratable benefit of the applicable Lenders, in arrears on each Interest

Payment Date, upon the payment thereof in whole or in part, and, if not previously paid in full, at maturity (whether by acceleration or otherwise). Interest on the Loans shall be calculated on the basis of a year of 360 days (or in the case of interest calculated based upon clause (i), (ii) or (iv) of the definition of Index Rate, a 365/366 day year) and actual number of days elapsed.

(c) Default Interest. Notwithstanding the rate of interest specified in Section 2.7(a), effective immediately upon (i) the occurrence of any Event of Default under Sections 7.1(a) (with respect to principal due on either Maturity Date and scheduled interest payments only), 7.1(f) or 7.1(g) or (ii) the delivery of a notice by the Administrative Agent or the Requisite Lenders to the Borrower declaring default interest to be payable during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d) Conversion/Continuation. So long as no Event of Default has occurred and is continuing, the Borrower shall have the option to (i) convert at any time all or any part of the outstanding Loans from Index Rate Loans to LIBOR Loans, (ii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 2.10(d) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iii) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period, and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount. Any such election must be made by 11:00 a.m. (New York City time) on the third Business Day prior to (1) the date of any proposed Loan which is to bear interest at LIBOR, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York City time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if an Event of Default has occurred and is continuing), the Borrower shall be deemed to have elected to continue such Loan as a LIBOR Loan pursuant to clause (iii) above with the same duration LIBOR Period as the LIBOR Period applicable to the Loan being continued. If the Borrower requests a continuation of LIBOR Loans but fails to specify a LIBOR Period, the Borrower shall be deemed to have elected to continue such Loan as a LIBOR Loan pursuant to clause (iii) above with the same duration LIBOR Period as the LIBOR Period applicable to the Loan being continued. If the Borrower requests a conversion to LIBOR Loans but fails to specify a LIBOR Period, the Borrower shall be deemed to have elected to convert such Loan to a LIBOR Loan with a LIBOR Period of one month. In each case except in the case of a deemed election in accordance with the third preceding sentence, the Borrower must make such election by notice to the Administrative Agent in writing, by telecopy, email or other electronic means or overnight courier and, in the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit K.

Section 2.8 Fees.

(a) Administrative Agency Fee. The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, an administrative fee at the times and in the amounts set forth in the Administrative Agent Fee Letter.

(b) Fees Non-Refundable. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

Section 2.9 Payments and Computations.

(a) Payments. The Borrower shall make each payment hereunder (including fees and expenses) not later than 12:00 noon (New York City time) on the day when due, in Dollars, to the Administrative Agent at the Collection Account, in immediately available funds without set-off, defense, recoupment or counterclaim. All payments in respect of any Obligations shall at all times be made to the Administrative Agent, whether or not a demand shall have been made. The Administrative Agent will promptly cause all such payments received by it to be distributed to the Persons entitled thereto in accordance with Section 2.5, Section 2.6 or Section 2.9(d), as applicable. Payments received by the Administrative Agent after 12:00 noon (New York City time) shall be deemed to be received on the next Business Day.

(b) Computation. Each determination by the Administrative Agent of an interest rate and fees hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Payments on Business Days. Except as otherwise expressly provided herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d) Application of Payments—No Event of Default. So long as no Event of Default under any of clauses (a) (including any failure to pay all amounts hereunder upon acceleration as a result of any other Event of Default), (f) or (g) of Section 7.1 has occurred and is continuing or would result therefrom, the Administrative Agent shall apply all payments in respect of any Obligations in the following order:

(i) first, to pay any fees then due and payable under Section 2.8(a) to the Administrative Agent;

(ii) second, to pay interest then due and payable in respect of the Loan to the Lenders on a pro rata basis;

(iii) third, to pay principal then due and payable on the Loans to the Lenders, on a pro rata basis; and

(iv) fourth, to pay any other Obligations then due and payable to the Administrative Agent and the Lenders, on a pro rata basis.

(e) Application of Payments After Event of Default. After the occurrence and during the continuance of an Event of Default under any of clauses (a) (including any failure to pay all amounts hereunder upon acceleration as a result of any other Event of Default), (f) or (g) of Section 7.1, the Administrative Agent shall apply all payments in respect of any Secured Obligations (including amounts received by the Administrative Agent upon the exercise of remedies under the Collateral Documents) in the following order:

(i) first, to pay Obligations in respect of any expenses, fees, indemnities or other sums (excluding principal and interest) owing hereunder then due to the Administrative Agent in its capacity as such;

(ii) second, to pay Obligations in respect of any expenses, fees, indemnities or other sums owing hereunder not referred to in clauses (iii) and (iv) below then due to the Lenders, on a pro rata basis;

(iii) third, to pay on a pro rata basis interest then due and payable in respect of the Loans to the Lenders;

(iv) fourth, to pay or prepay principal payments on the Loans to the Lenders and to pay amounts owing with respect to the Secured Hedging Contracts, on a pro rata basis (with such pro rata allocation to be adjusted such that no payment made by a Guarantor who is not a Qualified ECP Guarantor, and no proceeds derived from Collateral in which a security interest is granted by a Person who is not a Qualified ECP Guarantor, shall be applied to any amounts owing in respect of any Hedging Liability that is an Excluded Swap Obligation); and

(v) fifth, to pay any other Secured Obligations then due and payable to the Secured Parties, on a pro rata basis.

(f) Funding Defaults. Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds (at the applicable Federal Funds Rate from time to time in effect for the first Business Day and thereafter, at the rate applicable to Index Rate Loans). A notice of the Administrative Agent to the Lenders with respect to any amount owing under this Section 2.9(f) shall be conclusive, absent manifest error.

Section 2.10 Certain Provisions Governing the Loan.

(a) Interest Rate Unascertainable, Inadequate or Unfair. In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which LIBOR is determined or (ii) the Requisite Lenders notify the Administrative Agent that LIBOR for any LIBOR Period will not adequately reflect the cost to the Lenders of making or maintaining the Loan for such LIBOR Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue LIBOR Loans shall be suspended as provided in clause (e) below until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(b) Increased Costs. If at any time any Lender shall determine that, as a result of the introduction of or any change after the date hereof in or in the interpretation of any law, treaty or governmental rule, regulation or order or the compliance by such Lender with any guideline, request or directive after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding, guaranteeing or maintaining any portion of the Loan (except in respect of Taxes), then the Borrower shall from time to time, within five (5) Business Days of a demand (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail) by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that no Lender shall be entitled to claim any such additional amount for amounts incurred more than six (6) months prior to the making of such demand or to claim any such additional amount if (i) a claim arises solely through circumstances peculiar to such Lender and which do not affect commercial banks in the jurisdiction of organization of such Lender, (ii) the claim arises out of a voluntary relocation by such Lender or of its applicable lending office or (iii) such Lender is not seeking similar compensation for such costs from its borrowers generally in similarly affected commercial loans of a similar size. Notwithstanding any herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and any rules, guidelines and directives promulgated pursuant to Basel III, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted. A certificate as to the amount of such increased cost, submitted to the Borrower (and the Administrative Agent) by such Lender shall be conclusive and binding for all purposes, absent manifest error. Each Lender shall promptly notify in writing the Borrower and the Administrative Agent of any event of which such Lender has knowledge, occurring after the date hereof, which would entitle such Lender to compensation pursuant to this Section 2.10(b) and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender be otherwise disadvantageous to it.

(c) Illegality. If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Loans or to continue to fund or maintain LIBOR Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue LIBOR Loans shall be suspended as provided in clause (e) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make LIBOR Loans.

(d) Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.6, the Borrower shall compensate each Lender upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender or the termination of any other financial arrangement it may have entered into to fund or maintain or support such Lender’s portion of the Loan, but excluding Taxes) which that Lender may sustain (i) if for any reason any portion of the Loan is prepaid (including mandatorily pursuant to Section 2.6 or this Section 2.10) on a date which is not the last day of the applicable LIBOR Period or (ii) as a consequence of any failure by a Borrower to repay any portion of the Loan when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower (with a copy to the Administrative Agent) concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender absent manifest error, and such compensation shall be paid to the Administrative Agent for the account of such Lender.

(e) Effect of Suspension. If the obligation of any Lender to make or to continue LIBOR Loans is suspended, (i) the obligation of such Lender to convert Index Rate Loans into LIBOR Loans shall be suspended, (ii) such Lender shall make an Index Rate Loan at any time such Lender would otherwise be obligated to make a LIBOR Loan, (iii) the Borrower may revoke any pending Notice of

Conversion/Continuation to make or continue any LIBOR Loan or to convert any Index Rate Loan into a LIBOR Loan and (iv) each LIBOR Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current LIBOR Period thereof) be converted into an Index Rate Loan.

Section 2.11 Capital Adequacy. If at any time any Lender determines that (a) the adoption of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy and liquidity requirements, (b) compliance with any such law, treaty, rule, regulation, or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority or any accounting board or authority (whether or not a Governmental Authority) which is responsible for the establishment or interpretation of national or international accounting principles (in each case, whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder (other than with respect to Taxes) to a level below that which such Lender or corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall within five (5) Business Days of such demand pay to the Administrative Agent for the account of such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any amounts incurred more than six (6) months prior to the date of such demand or to claim any such additional amount if (i) a claim arises solely through circumstances peculiar to such Lender and which do not affect commercial banks in the jurisdiction of organization of such Lender, (ii) the claim arises out of a voluntary relocation by such Lender or of its applicable lending office or (iii) such Lender is not seeking similar compensation for such costs from its borrowers generally in similarly affected commercial loans of a similar size. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and any rules, guidelines and directives promulgated pursuant to Basel III, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted. A certificate as to such amounts submitted to the Borrower (and the Administrative Agent) by such Lender shall be conclusive and binding for all purposes absent manifest error. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which such Lender or has knowledge, occurring after the date hereof, which would entitle such Lender to compensation pursuant to this Section 2.11 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by FASB (including Interpretation No. 46—Consolidation of Variable Interest Entities) shall constitute an adoption, change, request or directive, and any implementation thereof shall be, subject to this Section 2.11.

Section 2.12 Taxes.

(a) No Withholding, etc. Except as otherwise provided in the next sentence and Section 9.2, any and all payments by the Obligors under each Loan Document shall be made free and clear of and without deduction for any and all Taxes, excluding (i) in the case of each Lender, each Participant and the Administrative Agent, Taxes measured by its net income and franchise Taxes, in each case if imposed on it as a result of such Person being organized under the laws of the jurisdiction imposing such Taxes or doing business in such jurisdiction unrelated to the transactions contemplated by any Loan Document, (ii) in the case of each Lender and each Participant, Taxes measured by its net income and franchise Taxes imposed on it by the jurisdiction in which its Lending Office is located or in which it booked its participation for tax accounting purposes, (iii) in the case of each Lender, each Participant and the Administrative Agent, Taxes imposed on it as a result of its failure to comply with its obligations under Section 2.12(f), Section 2.12(g) or Section 9.2, (iv) in the case of each Lender, each Participant and the Administrative Agent (A) that is a party hereto or Participant, as the case may be, on the Closing Date, United States federal withholding Taxes except to the extent imposed as a result of a change in applicable law, including income tax conventions, after the Closing Date and (B) that becomes a party hereto or Participant, as the case may be, after the Closing Date, United States federal withholding Taxes except to the extent imposed as a result of a change in applicable law, including income tax conventions, after the date of the Assignment and Acceptance pursuant to which it becomes a Lender or after the date such Person becomes a Participant, or the Administrative Agent, as applicable, (v) Taxes imposed as a result of such Person’s gross negligence or willful misconduct, and (vi) any Taxes imposed under FATCA (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes”). If any Indemnified Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, or the Administrative Agent (1) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (2) the Obligors shall make such deductions, and (3) the Obligors shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(b) Other Taxes. In addition, the Obligors agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”) to the Administrative Agent for the account of the affected party.

(c) Tax Indemnity. The Obligors will indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes or Other Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, other than any liability, including for penalties, interest and expenses, arising from the gross negligence or willful misconduct of the Lender or the Administrative Agent, as the case may be. This indemnification shall be made to the Administrative Agent for account of the relevant Lender or the Administrative Agent, as the case may be, within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor (with a copy to the Administrative Agent if made by a Lender and accompanied by a statement setting forth the basis for such taxation and the calculation of the amount thereof in reasonable detail).

(d) Evidence of Payment. Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes, the Obligors will furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other documentation reasonably satisfactory to the Administrative Agent.

(e) Survival. Without prejudice to the survival of any other agreement of the Obligors hereunder, the agreements and obligations of the parties contained in this Section 2.12 shall survive the payment in full of the Obligations.

(f) Certain Withholding Tax Matters.

(i) If any Lender, any Participant or the Administrative Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, each Participant and the Administrative Agent if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender, Participant or the Administrative Agent is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.12(f)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s, Participant’s or Administrative Agent’s reasonable judgment such completion, execution or submission would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

(ii) Without limiting the generality of the foregoing,

(1) if any Lender, any Participant or the Administrative Agent is a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code), it shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender, Participant or Administrative Agent becomes a Lender, Participant or Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender, Participant or Administrative Agent is exempt from U.S. federal backup withholding tax;

(2) if any Lender, any Participant or the Administrative Agent is a Non-U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender, Participant or Administrative Agent becomes a Lender, Participant or Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case such Lender or Participant claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of such Lender or Participant claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Lender or Participant is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the

Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D) to the extent such Lender, Participant or Administrative Agent is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender or Participant is a partnership and one or more direct or indirect partners of such Lender or Participant are claiming the portfolio interest exemption, such Lender or Participant may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(3) if any Lender, any Participant or the Administrative Agent is a Non-U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender, Participant or Administrative Agent becomes a Lender, Participant or Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender, a Participant or the Administrative Agent under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender, Participant or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender, Participant or the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender, Participant or Administrative Agent has complied with such Lender’s, Participant’s or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender, each Participant and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.12 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which would be payable or may thereafter accrue and would not, in the reasonable judgment of such Lender after consultation with the Borrower, be otherwise disadvantageous to such Lender.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.12(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.12(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 2.13 Substitution of Lenders.

(a) In the event that any Lender (an “Affected Lender”) (i) makes a claim under Section 2.10(b) or Section 2.11, (ii) notifies the Borrower pursuant to Section 2.10(c) that it becomes illegal for such Lender to continue to fund or make any LIBOR Loans or (iii) is entitled to (and does not waive) any increased payment attributable to Indemnified Taxes or makes a claim for payment pursuant to Section 2.12(a) or 2.12(c), the Borrower may either pay in full the Obligations owed to such Affected Lender (which, for the avoidance of doubt, shall not include payment of any amount pursuant to Section 2.5(d)) or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Eligible Lender acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).

(b) To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment), and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 9.2(b) and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents.

(c) Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon in the case of any substitution, (i) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (ii) the Substitute Lender shall become a “Lender” hereunder and (iii) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment and Acceptance or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

Section 2.14 Incremental Term Facilities.

(a) The Borrower may, at any time or from time to time after the Closing Date, on one or more occasions, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the commitments thereof, the “Incremental Term Commitments”, the loans thereunder, the “Incremental Term Loans”, and a Person making such loans, an “Incremental Term Lender”), and any such Incremental Term Loans shall be subject to the following:

(i) no Default or Event of Default shall exist on the Incremental Facility Closing Date with respect to any Incremental Amendment entered into in connection therewith (and after giving effect to such Incremental Term Loans made thereunder);

(ii) on the Incremental Facility Closing Date with respect to any Incremental Amendment (and after giving effect to such Incremental Term Loans made thereunder), the Borrower shall be in compliance with Section 6.3;

(iii) immediately after giving effect to the issuance of such Incremental Term Loans and the addition of additional Appraised Collateral, if any, to the Collateral by any Obligor on the Incremental Facility Closing Date, no Collateral Coverage Failure will have occured;

(iv) such Incremental Term Loans shall not mature earlier than the earliest Maturity Date applicable to any Loan outstanding on the applicable Incremental Facility Closing Date;

(v) such Incremental Term Loans shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of any Loans outstanding on the applicable Incremental Facility Closing Date;

(vi) subject to clauses (iv) and (v) above, the interest rates and the amortization schedule applicable to such Incremental Term Loans shall be determined by the Borrower and the Incremental Term Lenders making such Incremental Term Loans;

(vii) all fees and expenses owing to the Administrative Agent and the Joint Lead Arrangers and Joint Bookrunners shall have been paid on or prior to the applicable Incremental Facility Closing Date;

(viii) with respect to the Incremental Amendment for such Incremental Term Loans, if the all-in-yield (as determined by the Borrower and Incremental Term Lenders making such Incremental Term Loans) with respect to such Incremental Term Loans (whether in the form of interest rate margins, original issue discount (equated to interest based on an assumed four-year life to maturity), upfront fees (which shall be deemed to constitute like amount of original issue discount) or a LIBOR or Index Rate floor that exceeds 1.0% or 1.0%, respectively (with any such excess amount being equated to interest margin based on an assumed four-year life to maturity for purposes of determining any increase (as described below) to the Applicable Margin for the applicable Class of Loans), but excluding any arrangement, structuring or other fees payable in connection therewith) exceeds the all-in yield (after giving effect to (x) interest rate margins (including LIBOR and Index Rate floors, if any), original issue discount (equated to interest based on an assumed four-year life to maturity) and upfront fees (which shall be deemed to constitute like amount of original issue discount) paid in connection with the initial primary syndication of the Term Facility, but excluding any arrangement, structuring or other fees payable in connection therewith and (y) any amendments to the Applicable Margin in effect prior to the applicable Incremental Facility Closing Date) of any Class of Loans made on the Closing Date and outstanding on the applicable Incremental Facility Closing Date by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Incremental Yield Differential”), then, upon the effectiveness of such Incremental Amendment, the Applicable Margin then in effect for such Class of Loans then outstanding shall be automatically increased by the Incremental Yield Differential; provided that this clause (viii) shall apply to (x) both Tranche B1 Term Loans and Tranche B2 Term Loans if the maturity date of such Incremental Term Loans is later than the Tranche B2 Term Maturity Date and earlier than the Tranche B1 Term Maturity Date and (x) only the Tranche B1 Term Loans if the maturity date of such Incremental Term Loans is the same as or later than the Tranche B1 Term Loan Maturity Date.

(b) Except as set forth in Section 2.14(a), each tranche of Incremental Term Loans shall be treated substantially the same as the outstanding Loans, including without limitation to be secured on a pari passu basis by the same Collateral (including any additional Collateral) and with respect to mandatory and voluntary prepayments (unless the applicable Incremental Term Lenders agree to a less than pro rata share of such prepayments), the Guaranty, any other guarantees in respect of any Term Facility or any of the Obligations and the Collateral Documents. Each notice from the Borrower to the Administrative Agent pursuant to Section 2.14(a) shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans.

(c) Incremental Term Loans may be made by any existing Lender or any Additional Lender (provided that no Lender shall be obligated to make a portion of any Incremental Term Loan), in each case on the terms permitted in this Section 2.14, and, to the extent not permitted in this Section 2.14, all terms and documentation with respect to any Incremental Term Loans which (i) are not inconsistent with the terms of the Loan Documents or (ii) relate to provisions of a mechanical or administrative nature shall in each case be reasonably satisfactory to the Administrative Agent and the Borrower; provided that (i) the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) the Borrower shall have consented to any Lender or Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 9.2 for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.14. The effectiveness of any Incremental Amendment shall be (unless waived by the Additional Lenders) subject to the satisfaction of the conditions set forth in Article III (it being understood that all references to the date of any Borrowing in Article III shall be deemed to refer to the Incremental Facility Closing Date) and such other conditions, in each case as the parties thereto shall agree (the effective date of any such Incremental Amendment, an “Incremental Facility Closing Date”).

The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.

(d) Notwithstanding anything to the contrary herein, this Section 2.14 shall supersede any provisions in Sections 9.1, 9.2 or 9.6 to the contrary and the Borrower and the Administrative Agent may amend Section 9.6 to implement any Incremental Amendment.

Section 2.15 Loan Modification Offers.

(a) The Borrower may, at any time or from time to time after the Closing Date, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Tranche B2 Term Loans on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower; provided that (i) any such offer shall be made by the Borrower to all Lenders with Tranche B2 Term Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans), (ii) no Default or Event of Default shall have occurred and be continuing at the time of any such offer and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than five Business Days nor more than forty-five Business Days after the date of such offer, unless otherwise agreed to by the Administrative Agent); provided that, notwithstanding anything herein to the contrary, (x) assignments and participations of Specified Classes shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than those set forth in Section 9.2, and (y) no repayment of Specified Classes shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full). Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.15, including any amendments necessary to treat the applicable Loans of the Accepting Lenders as a new Class of loans hereunder; provided that (x) no Loan Modification Agreement may provide for (i) any Specified Class to be secured by any Collateral or other assets of any Obligor not also securing the Loans and (ii) so long as any Loans are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Loans on a pro rata basis, and (y) the terms and conditions of the applicable Loans of the Accepting Lenders (excluding pricing, fees, rate floors and optional prepayment or redemption terms) shall be substantially identical to, or (taken as a whole) shall be no more favorable to the Accepting Lenders than those applicable to the Specified Class (except for financial covenants or other covenants or provisions applicable only to periods after the latest Maturity Date at the time of such Loan Modification Offer, as may be agreed by the Borrower and the Accepting Lenders).

(c) The Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable Classes be extended.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 2.15 shall supersede any provisions in Sections 9.1 or 9.6 to the contrary and the Borrower and the Administrative Agent may amend Section 9.6 to implement any Loan Modification Agreement.

ARTICLE III

CONDITIONS PRECEDENT

The obligation of each Lender to make the Loan to be made by it hereunder is subject to the following conditions being satisfied, or waived in accordance with Section 9.1, on the Closing Date:

(a) Certain Agreements and Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement, duly executed and delivered by the parties hereto;

(ii) the Notes, duly executed by the Borrower and conforming to the requirements set forth in Section 2.3(h), to the extent requested by each Lender;

(iii) the Guaranty, duly executed and delivered by each Guarantor;

(iv) each applicable Collateral Document, duly executed and delivered by the applicable Obligors, together in each case with evidence of the perfection and first priority of the Liens created thereby, subject to Section 5.18;

(v) a Collateral Value Certificate, duly executed and delivered by the Borrower;

(vi) a Notice of Borrowing, duly executed by the Borrower;

(vii) the favorable opinions of (A) Latham & Watkins LLP, special counsel to the Obligors, (B) Squire Sanders (US) LLP, special local counsel to the Obligors in Maryland, (C) Ballard Spahr LLP, special local counsel to the Obligors in Pennsylvania, and (D) special local counsel with respect to the laws of England and Wales;

(viii) a certificate of each Obligor signed on behalf of such Person by its Secretary or an Assistant Secretary (A) certifying the names and true signatures of each officer of such Person who has been authorized to execute and deliver each Loan Document required to be executed and delivered on or prior to the Closing Date by or on behalf of such Person hereunder or thereunder (or that there have been no changes from the officers so authorized on the Closing Date), (B) attaching the organizational documents of such Person, and (C) the resolutions of such Person’s board of directors approving and authorizing the execution, delivery and performance of each

Loan Document required to be executed and delivered on or prior to the Closing Date to which it is a party;

(ix) an Officer’s Certificate of the Borrower certifying (A) that all representations and warranties in Article IV hereof are true and correct in all material respects on and as of the Closing Date, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date in which event such representation or warranty shall be true and correct in all material respects as of such specified date and, provided, that if any such representation or warranty is already qualified by materiality, then such representation and warranty shall be true and correct in all respects (provided further, however, that any representation or warranty that excludes circumstances that would not result in a Material Adverse Effect shall not be considered to be qualified by materiality)), and (B) that no Default or Event of Default has occurred and is continuing;

(x) an Officer’s Certificate of the Borrower certifying that after giving effect to the Loans to be made on the Closing Date and the payment of all transaction costs in connection with the foregoing, the Obligors taken as a whole are Solvent; and

(xi) a copy of a good standing certificate for each Obligor in the state of its incorporation or organization.

(b) Fees and Expenses Paid. The Borrower shall have paid all fees due and payable on the Closing Date (including, without limitation, the fees referenced in Section 2.8), and all expenses of the Administrative Agent and its Affiliates due and payable on or before the Closing Date.

(c) Consents, Etc. All governmental and third party consents pursuant to any material Contractual Obligation necessary in connection with the financing contemplated hereby, other than those listed on Schedule 3(c) hereto, shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect.

(d) Representations and Warranties of the Obligors. All representations and warranties set forth in Article IV hereof shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date in which event such representation or warranty shall be true and correct in all material respects as of such specified date).

(e) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

(f) Existing Loan Agreements. The Administrative Agent and the Lenders shall have received satisfactory evidence that all amounts owing under the Existing Loan Agreements (including, without limitation, interest, fees and expenses) and amounts owing under the PK Loan Agreement relating to the Collateral have been repaid in full or discharged and that all Liens under the Existing Loan Agreements and certain Liens under the PK Loan Agreement relating to the Collateral have been released.

(g) Baseline Appraisals. The Administrative Agent and the Lenders shall have received the Baseline Appraisals, demonstrating that no Collateral Coverage Failure shall have occurred as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the other parties (excluding any other Obligors) to enter into this Agreement, each of the Obligors represents and warrants to each other party hereto (excluding any other Obligors) that, on and as of the Closing Date:

Section 4.1 Organization, Qualification, Subsidiaries, etc.

(a) Organization, Power and Authority. Each Obligor and each of their respective Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Obligor and each of their respective Restricted Subsidiaries has all requisite corporate power and authority, or limited liability company power and authority, as applicable, to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

(b) Foreign Qualification; “Air Carrier Status.” Each Obligor is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect. Each Air Carrier holds a certificate under Section 41102 of Title 49. Each Air Carrier and any other Obligor engaged in operations as an “air carrier” is a “citizen of the United States” within the meaning of Section 40102(a)(15) of Title 49, as interpreted by the United States Department of Transportation (a “United States Citizen”) and holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo. Each Obligor possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are required for the conduct of its business and operations as currently conducted (including in the case of each Obligor engaged in operations as an “air carrier”, the operation of the routes flown by it), except where the failure to so possess would not, in the aggregate, have a Material Adverse Effect.

(c) Subsidiaries. All of the Subsidiaries of each Obligor, in each case, as of the Closing Date, are identified in Schedule 4.1(c). Schedule 4.1(c) correctly sets forth as of the Closing Date the equity and voting interest of Holdings in each of the Subsidiaries identified therein. There are no limitations on the rights of the Borrower to vote the Capital Stock it owns of any Person listed on Schedule 4.1(c). Airways Assurance Limited, a Bermuda corporation, is a wholly-owned Subsidiary of Holdings whose business is limited to securing insurance for the Obligors. US Airways Company Store, LLC, an Arizona limited liability company, is a wholly-owned Subsidiary of Holdings whose business is limited to operation of the US Airways company store.

(d) Obligor Information. Schedule 4.1(d) sets forth as of the Closing Date the name, address of principal place of business and taxpayer identification number of the Borrower and each other Obligor.

Section 4.2 Authorization of Loan Documents, etc.

(a) Authorization. Each Obligor has duly authorized by all necessary corporate action the execution, delivery and performance of the Loan Documents to which it is a party.

(b) No Conflicts. The execution, delivery and performance by each Obligor of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents to which it is a party do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Obligor, the certificate or articles of incorporation or bylaws of any Obligor, or any order, judgment or decree of any court or other agency of government binding on any Obligor, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default or require any payment under (A) any Loan Document or (B) any other Contractual Obligation of any Obligor, except that with respect to clause (B), for any such conflict, breach, default or requirement of payment which could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Obligor (other than the Liens created under the Collateral Documents) or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Obligor, except for such approvals or consents (A) which will have been obtained on or before the Closing Date and have been disclosed in writing to the Administrative Agent or (B) with respect to any Contractual Obligation, which if not obtained, could not reasonably be expected to have a Material Adverse Effect.

(c) No Consents, Approvals, etc. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents to which it is a party do not and will not require (i) any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or (ii) any registration with, consent or approval of, or material notice to, or other action to, with or by, any other Person, in each case, which is required to be obtained or made on or prior to the Closing Date and which has not been obtained or made, other than, in each case, (A) the filing of financing statements under the UCC, (B) the filings and consents contemplated by the Collateral Documents, (C) routine reporting obligations and (D) as is disclosed on Schedule 4.2(c).

(d) Execution, Delivery, Enforceability. Each Obligor has duly executed and delivered each of the Loan Documents to which it is party and each such Loan Document is the legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, including materiality, reasonableness, good faith and fair dealing, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 Financial Condition.

(a) The Borrower has heretofore delivered to the Administrative Agent (i) the audited consolidated balance sheet of the Borrower as at December 31, 2012, and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for the Fiscal Year then ended, and (ii) the audited consolidated balance sheet of Holdings and the related audited consolidated statements of income, stockholders’ equity and cash flows of Holdings for the fiscal quarter ended March 31, 2013. All such financial statements were prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position of such Persons as at the date thereof and the consolidated results of operations and cash flows of such Person for the respective periods then ended.

(b) After giving effect to the Loans made on the Closing Date and the payment of all costs and expenses in connection with the foregoing, the Obligors taken as a whole are Solvent.

Section 4.4 No Material Adverse Change; No Defaults. Since March 31, 2013, except as disclosed in filings with the SEC, there has been no material adverse change to the business or financial condition of Holdings and its Subsidiaries taken as a whole, or in the Borrower’s ability to repay the Loan or perform its obligations under the Loan Documents. No event or occurrence which would constitute a Default or Event of Default has occurred and is continuing.

Section 4.5 Title to Collateral; Liens. Each Obligor has (i) good and insurable fee title to (in the case of fee interests in real property), (ii) valid, and in the case of leasehold interests in real property, insurable, leasehold interests in (in the case of leasehold interests in real or personal property) and (iii) good title to the other Collateral, in each case, free and clear of Liens (other than Permitted Encumbrances and Liens permitted under Section 6.1).

Section 4.6 Litigation. Except as disclosed in the Borrower’s Form 10-K for the fiscal year ended December 31, 2012 or on Schedule 4.6, there are no material actions, suits, proceedings, arbitrations or investigations (whether or not purportedly on behalf of the Borrower or any other Obligor) at law or in equity or before or by any Governmental Authority pending or, to the knowledge of any Responsible Officer of any Principal Obligor, threatened against or affecting (in either case, whether asserted or unasserted) any of the Obligors or any property of the Obligors that would reasonably be expected to have a Material Adverse Effect on the Obligors, taken as a whole, or on the validity and enforceability of the Loan Documents.

Section 4.7 Payment of Taxes. The Obligors and each of their respective Subsidiaries have timely filed all material Tax returns and reports required to have been filed, and have paid or made adequate provision for payment of all material Taxes levied or imposed upon them or their properties (including the Collateral), income or assets that have become due and payable, except (i) in those instances in which such Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 4.8 Performance of Agreements; No Materially Adverse Agreements.

(a) No Default. No Obligor is in default in the performance, observance or fulfillment of any Contractual Obligations other than defaults which are not reasonably expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

(b) No Adverse Agreements. No Obligor is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to impair the ability of the Obligors, taken as a whole, to perform their payment or other material obligations under the Loan Documents.

Section 4.9 Governmental Regulation. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.10 Securities Activities. No Obligor is engaged principally in the business of extending credit for the purpose of purchasing or carrying any Margin Stock (as defined below), and no proceeds of the Loan will be used to buy or carry Margin Stock or to extend credit to any Person for the purpose of buying or carrying any Margin Stock in a manner that violates or causes a violation of Regulation T, U or X of the Federal Reserve Board. For purposes of this Section 4.10, the term “Margin Stock” has the meaning assigned to that term in Regulation T, U or X of the Federal Reserve Board as in effect from time to time.

Section 4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) lists each Plan and each Multiemployer Plan maintained or contributed to, or required to be contributed to, by each Obligor or any of its ERISA Affiliates as of the Closing Date. Each Plan has been operated and administered in compliance with its terms and all applicable requirements of ERISA, the Code and other laws, except where the failure to do so could not reasonably be expected to have, taking all instances in the aggregate, a Material Adverse Effect. Each Plan intended to qualify under Section 401 of the Internal Revenue Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Internal Revenue Code, except where the failure to do so could not reasonably be expected to have, taking all instances in the aggregate, a Material Adverse Effect.

(b) Full payment has been made by each Obligor and any of its ERISA Affiliates of all minimum amounts which such entities are required to pay under the terms of each Plan and Multiemployer Plan except where the failure to so comply, taking all instances in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

(d) Neither any Obligor nor any of its ERISA Affiliates maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Plan the obligations with respect to which, when taken together with the projected contributions thereto reflected in the projections and pro forma financial information, could not reasonably be expected to have a Material Adverse Effect.

(e) No Plan maintained by any Obligor or any of its ERISA Affiliates is underfunded (based on the present value of all accumulated benefit obligations thereunder) except to the extent that the aggregate amount of underfunding with respect to all such Plans, when taken together with the projected contributions thereto reflected in the projections and pro forma financial information heretofore delivered to the Lenders, could not reasonably be expected to have a Material Adverse Effect.

Section 4.12 Environmental Protection.

(a) Compliance with Environmental Laws. All Facilities and operations of each Obligor are, and have been to the knowledge of each Principal Obligor, in compliance with all Environmental Laws except for any noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials Activity. Except as disclosed in the Borrower’s Form 10-K for the fiscal year ended December 31, 2012 or on Schedule 4.12(b), there are no, and have been no, conditions, occurrences, or Hazardous Materials Activity (i) arising at any Facilities or (ii) arising in connection with the operations of the Obligors or of past or current Affiliates of any Obligor (while under the control of a Principal Obligor or otherwise to the knowledge of a Principal Obligor) (including the transportation of Hazardous Materials in accordance with applicable regulations), which conditions, occurrences or Hazardous Materials Activity could reasonably be expected to form the basis of an Environmental Claim against any Obligor that would reasonably be expected to have a Material Adverse Effect.

(c) Environmental Claims. Except as disclosed in the Borrower’s Form 10-K for the fiscal year ended December 31, 2012 or on Schedule 4.12(c), there are no pending or, to the knowledge of any Principal Obligor, threatened Environmental Claims against any Obligor, and no Principal Obligor has received any notices, inquiries, or requests for information with respect to any Environmental Claims that, in either case, would reasonably be expected to have a Material Adverse Effect.

(d) Orders, Decrees, etc. No Obligor is currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, and/or any corrective action decree, order or agreement issued or entered into under any Environmental Law the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

Section 4.13 Disclosure. No representation or warranty or certification of any Obligor or of any Responsible Officer of the Borrower or any other Officer of any Obligor contained in this Agreement, any other Loan Document or in any other document, certificate or written statement, taken as a whole, furnished to the Administrative Agent or the Lenders by or on behalf of any Obligor (as modified or supplemented by other written information so furnished) for use in connection with the negotiation and closing of the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein at the time, and in light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information contained in any such document or furnished to any party hereto by or on behalf of the Obligors, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results.

Section 4.14 Compliance with Laws. Each Obligor is in compliance with all laws, statutes, rules, regulations and orders binding on or applicable to such Obligor, and all of its properties, except to the extent failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

Section 4.15 Indebtedness. Schedule 4.15 correctly sets forth the consolidated Indebtedness of Holdings and its Subsidiaries as of the Closing Date not otherwise described in the Form 10-Q filed by Holdings for the quarter ended March 31, 2013.

Section 4.16 Insurance. Schedule 4.16 sets forth as of the Closing Date a summary of all insurance policies maintained by the Obligors. The properties, business and operations of the Obligors and each of their respective Subsidiaries are insured or reinsured with financially sound and reputable insurance companies (including insurance maintained through Airways Assurance Limited LLC or the captive insurance company of any other Obligor) or by the United States of America, in such amounts, with such deductibles and covering such risks as are insured against (including, but not limited to, war risk and third party liability) and carried in accordance with applicable law and prudent industry practice by major U.S. commercial air carriers similarly situated with the Obligors and owning or operating similar properties, aircraft and engines.

Section 4.17 Perfected Security Interests. The Administrative Agent, on behalf of the Lenders and the other Secured Parties, has valid, first priority (other than Permitted Encumbrances) security interests in the Collateral, which security interests are perfected to such extent as is provided in the Collateral Documents.

Section 4.18 Absence of Labor Disputes. Except as disclosed on Schedule 4.18, no strikes, boycotts, work stoppages or lockouts, in each case, that are material, with respect to any of the Obligors exist, and no Obligor has received written notice, sanctioned by any collective bargaining unit representing employees of such Obligor, threatening a strike, boycott or work stoppage, in each case, that is material.

Section 4.19 Slot Utilization. The Obligors maintain personnel, policies, procedures and a computer database for the monitoring, utilization and management of the FAA Slots constituting Collateral in compliance with the Slot Regulations so as to ensure, to the greatest extent operationally feasible, that the Slot Regulations are complied with respect to such FAA Slots constituting Collateral and no such FAA Slot constituting Collateral becomes subject to withdrawal by the FAA.

Section 4.20 Deposit Accounts and Securities Accounts. Schedule 4.20 contains a true, complete and correct list of the deposit accounts and securities accounts subject to Control Agreements pursuant to Section 6.3(a), the balance therein as of May 22, 2013, including the name of such account, the account number and the bank or financial institution with which such account is maintained.

Section 4.21 Use of Proceeds. The Borrower is using the proceeds of the Loans (i) on the Closing Date to repay in full or discharge all of the outstanding obligations under the Existing Loan Agreements and other existing Indebtedness and to pay related fees and expenses and (ii) on and after the Closing Date, for general corporate purposes.

ARTICLE V

AFFIRMATIVE COVENANTS

To induce the other parties to enter into this Agreement (excluding any other Obligor), the Obligors (other than Excluded Obligors, except, solely with respect to Sections 5.2, 5.3, 5.4(b), 5.5, 5.6, 5.7, 5.9, 5.10 (but only to the extent the Collateral includes Slots owned by a Required AMR Obligor), 5.11 (but only to the extent the Collateral includes Slots owned by a Required AMR Obligor), 5.12, 5.14, 5.15 (but only to the extent such Collateral includes Spare Parts owned by a Required AMR Obligor), 5.16 (but only to the extent the Collateral includes aircraft or Spare Parts owned by a Required AMR Obligor) and 5.19, any Required AMR Obligor) agree with each other party hereto (excluding any other Obligor) that, so long as any of the Commitments and Obligations (other than contingent indemnification obligations) remain outstanding:

Section 5.1 Accounting Controls; Financial Statements and Other Reports.

(a) Accounting Controls. Each Obligor will maintain a system of accounting established and administered in accordance with applicable law, rules and regulations issued by any Governmental Authority to permit preparation of financial statements in conformity with GAAP.

(b) Financial Certificates; Information. Holdings will deliver to the Administrative Agent (provided, that in the case of a Permitted Holder Acquisition, the provisions of clauses (i), (ii) and (iii) below will apply to the Permitted Holder in the same manner as such sections apply to Holdings):

(i) Quarterly Financials: within two (2) Business Days after the date on which Holdings files or is required to file its Form 10-Q under the Exchange Act (after giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule)) (or, if Holdings is not required to file a Form 10-Q under the Exchange Act, within 45 days after the end of each of the first 3 fiscal quarters of each Fiscal Year), (A) the consolidated balance sheets of Holdings as at the end of such fiscal quarter and the related consolidated statements of income of Holdings for such fiscal quarter for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter and cash flows of such Person for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures from the corresponding dates and periods of the previous Fiscal Year, all prepared in accordance with GAAP (except that any unaudited financial statements are subject to normal year-end adjustments and may not be accompanied by footnotes) and in reasonable detail and certified by the Chief Financial Officer, Controller, Chief Executive Officer or Treasurer of Holdings that they fairly present in all material respects the consolidated financial condition of such Person as at the dates indicated and the results of its operations and its cash flows for the periods indicated, and (B) a narrative report describing the operations of Holdings in the form prepared for presentation to senior management for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter; provided that the filing with the SEC of Holdings’ Form 10-Q for such fiscal quarter shall be deemed to satisfy all requirements of this Section 5.1(b)(i);

(ii) Year-End Financials: within two (2) Business Days after the date on which Holdings files or is required to file its Form 10-K under the Exchange Act (after giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule)) (or, if Holdings is not required to file a Form 10-K under the Exchange Act, within 90 days after the end of each Fiscal Year), (A) the consolidated balance sheet of Holdings at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, and certified by the Chief Financial Officer or the Chief Executive Officer of Holdings that they fairly present in all material respects the consolidated financial condition of Holdings as at the date indicated and the results of its operations and its cash flows for the periods indicated, (B) a narrative report describing the operations of Holdings in the form prepared for presentation to senior management for such Fiscal Year, and (C) an accountant’s report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by Holdings, which report (1) shall be unqualified as to scope, (2) shall not contain a going concern qualification, and (3) shall state that such consolidated financial statements fairly present the consolidated financial position of Holdings as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided that (x) references in such report to changes in GAAP, changes in accounting standards, highlighting contents of footnotes, limitations in the scope of the audit or exclusions from the audit information not required by GAAP that are, in each case, customary in industry practice and not prejudicial to the opinion stated therein shall not be deemed to be “qualifications” for the purpose of clause (C) of this Section 5.1(b)(ii) and (y) the foregoing delivery requirement of this Section 5.1(b)(ii) shall be satisfied if Borrower shall have filed with the SEC its Form 10-K for such Fiscal Year and such Form 10-K satisfies the requirements of clause (C) above;

(iii) Notice of Events of Default, etc.: promptly upon any Responsible Officer of a Principal Obligor obtaining knowledge of any condition or event that constitutes a Default or an Event of Default that is continuing an Officer’s Certificate of the Borrower specifying the nature and period of existence of such Default or Event of Default and what action the Obligors have taken, are taking and propose to take with respect thereto;

(iv) Ratings Change: promptly after any private release by Fitch, S&P or Moody’s raising or lowering (i) an Obligor’s general unsecured credit rating or (ii) the Credit Rating obtained pursuant to Section 5.13 hereof, notice of such change; provided that if Fitch, S&P or Moody’s, as applicable, shall release a publicly available press release or otherwise publicly communicate such raising or lowering, all requirements of this Section 5.1(b)(iv) shall be deemed to be satisfied.

(v) Asset Dispositions: prior to an Obligor consummating any Asset Disposition giving rise to a mandatory prepayment obligation under Section 2.6, notice of such event;

(vi) ERISA Event: promptly after the occurrence of any ERISA Event that would constitute an Event of Default under Section 7.1(m);

(vii) Quarterly Officer’s Certificates: no later than forty-five days after the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 2013, a Collateral Value Certificate certifying the Collateral Value (with respect to the Eligible Appraised Collateral, based on the most recently completed Appraisal Report) together with the other information and certifications required to be included therein as set forth on Exhibit H hereto, in each case as of the last day of such fiscal quarter, the Appraisal Report upon which such Collateral Value Certificate is based, and any supporting detail and documentation as requested by the Administrative Agent in its reasonable discretion;

(viii) Required AMR Obligors: if on any day following the consummation of the Merger and prior to the last day of the second full fiscal quarter of the Borrower thereafter, any AMR Obligor becomes a Required Obligor, notification thereof;

(ix) Consummation of the Merger. Promptly upon the occurrence thereof, a certificate of a Responsible Officer confirming the consummation of the Merger; and

(x) Other Information: with reasonable promptness, such other information and data with respect to an Obligor as from time to time may be reasonably requested by the Administrative Agent.

Section 5.2 Corporate Existence. Except as permitted by Section 6.8, each Obligor will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate, partnership or other existence of such Obligor and each of its Subsidiaries and the material rights, permits, licenses (charter and statutory) and franchises of such Obligor and each of its Subsidiaries; provided that subject to Section 5.10, no Obligor shall be required to preserve any such right, permit, license or franchise, and, subject to compliance with Section 6.8, as applicable, no Obligor (other than the Borrower) shall be required to preserve any such corporate, partnership or other existence, if in each case, the Chief Executive Officer of the Borrower shall determine in the exercise of his or her business judgment that the preservation thereof is no longer desirable in the conduct of the business of the Obligors taken as a whole and that abandonment of any such right, permit, license or franchise or failure to preserve such existence could not reasonably be expected to have a Material Adverse Effect.

Section 5.3 Payment of Taxes and Claims. Each Obligor will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material Taxes levied or imposed upon such Obligor or any of its Subsidiaries or upon the income, profits or property of such Obligor or any of its Subsidiaries except where the amount, applicability or validity of such Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien on the Collateral of such Obligor. No Obligor will file or consent to the filing of, any consolidated income tax return with any Person (other than any other Obligor or any Subsidiary of any Obligor).

Section 5.4 Maintenance of Properties; Insurance.

(a) Maintenance of Properties. Each Obligor will maintain all properties used or useful in the conduct of the business of the Obligors in good condition, repair and working order (ordinary wear and tear excepted) and supply such properties with all necessary equipment and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as in the reasonable judgment of such Obligor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that no Obligor shall be restricted from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the good faith judgment of the Borrower, desirable in the conduct of the business of such Obligor and could not reasonably be expected to have a Material Adverse Effect, but subject in each case to all applicable provisions of the Collateral Documents.

(b) Insurance. Each Obligor will, and will cause each of its Subsidiaries to, (a) insure and keep insured or reinsured with financially sound and reputable insurance companies that are not Affiliates of the Obligors or by the United States of America, their businesses and operations and such of their respective properties, in such amounts, with such deductibles and covering such risks as are insured against (including, but not limited to, war risk and third party liability) and carried in accordance with applicable law and prudent industry practice by U.S. commercial air carriers similarly situated with the Obligors (or an applicable Subsidiary) and owning or operating similar properties, aircraft and engines, including such insurance coverage as is required to be maintained under the Collateral Documents, and (b) cause all such insurance relating to any Collateral of any Obligor or its Subsidiaries to name the Administrative Agent as additional insured or loss payee, as appropriate, and to provide not less than thirty (30) days’ (or in the case of war risk coverage, the maximum time as is available) prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance or reinsurance; provided that this Section 5.4(b) shall not prohibit any Obligor or any Subsidiary from procuring and maintaining all or any portion of its insurance through Airways Assurance Limited LLC (or the captive insurance company of any Obligor or its Subsidiaries) so long as Airways Assurance Limited LLC (or such other captive insurance company) reinsures 100% of such risk as provided above in this Section 5.4(b) and such reinsurance policies contain a cut-through endorsement.

Section 5.5 Inspection. Each Obligor will permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of the Obligors, including their financial and accounting records, and to make copies and take extracts therefrom, and to discuss their affairs, finances and accounts with its and their officers and independent public accountants (it being understood that a representative of an Obligor will be present), at the Borrower’s expense, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that so long as no Default or Event of Default has occurred and is continuing, (a) such inspection shall not be materially disruptive to the business of the Obligors and (b) the Obligors shall not be required to pay the expenses of more than one such visit per Fiscal Year. Without limiting the generality of the foregoing, but subject to the proviso contained in the immediately preceding sentence, the Obligors will meet with the Administrative Agent on a quarterly basis (in person or, if deemed appropriate by the Administrative Agent, telephonically) to review the Obligors’ financial and accounting records and will make their officers and independent public accountants available to discuss with the Administrative Agent the Obligors’ affairs, financial condition, results of operations, business plan, prospects, projections, accounts and other related matters, and otherwise will cooperate with the Administrative Agent and provide such information as it may reasonably request.

Section 5.6 Compliance with Laws, Etc.. Each Obligor will comply with all applicable statutes, rules, regulations, orders, restrictions and Governmental Authorizations of any applicable Governmental Authority, in respect of the conduct of the businesses of the Obligors and the ownership of their respective properties (including, without limitation, Gates and Slots), except such as are being contested in good faith by appropriate proceedings (provided that any such contest shall not subject the Administrative Agent or any Lender to any risk of criminal or civil penalty or subject the Collateral to any material risk of loss of use or possession) and except for such noncompliance as could not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect. None of the Obligors shall conduct any Hazardous Materials Activity at any Facility or at any other location in a manner that does not comply with Environmental Laws, except for such noncompliance as could not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect. Each Obligor will use commercially reasonable efforts to cause all other Persons operating or occupying any of their properties to comply with Environmental Laws, except for such noncompliance as could not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 5.7 Remedial Action Regarding Hazardous Materials.

(a) To the extent required to comply with Environmental Laws, each Obligor will take any and all necessary remedial action (except to the extent that such remedial action is or will be taken by other Persons responsible for such remedial action) in connection with the presence, storage, use, disposal, transportation, Release or threatened Release of any Hazardous Materials on, under or about any Facility except for such failure to take such remedial action as could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect. In the event any Obligor undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, the Borrower or such Obligor will conduct and complete such remedial action (or will cause such action to be taken) in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local Governmental Authorities except when, and only to the extent that, such Obligor’s liability for such Hazardous Materials is being contested in good faith and by appropriate proceedings diligently conducted by such Obligor or except for such non-compliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Requisite Lenders may request an environmental site assessment report for any of Borrower’s or any other Obligor’s Facilities (i) from time to time, if and when the Requisite Lenders have reason to believe that circumstances or conditions are present with respect to such Facility that could form the basis for an Environmental Claim or that a Release of Hazardous Materials has occurred at such Facility that, in either case, could reasonably be expected to have a Material Adverse Effect, and (ii) otherwise, not more than once during any twelve month period for the purpose of determining whether there is reason to believe that such circumstances, conditions or Release of Hazardous Materials exist. Within sixty (60) days after receipt of such request, the Borrower will provide to the Lenders, at Borrower’s expense, an environmental site assessment report prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent evaluating the potential Environmental Claim or Release of Hazardous Materials and (if reasonable to do so) estimating the cost of any required compliance, removal or remedial action in connection with the Environmental Claim or Release of Hazardous Materials. Without limiting the generality of the foregoing clause (b), if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided in the time referred to above and is not being diligently prepared by Borrower or its environmental consultant, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and each Obligor hereby agrees to grant at the time of such request, to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants or limitations under applicable leases or other agreements, to enter into their respective properties to undertake such an assessment.

Section 5.8 Additional Obligors; Collateral.

(a) With reasonable promptness (and in any event within 30 days) following (x) the formation or acquisition by any Obligor of a Subsidiary, the Borrower (i) shall provide the Administrative Agent the name, corporate structure and allocation of Voting Stock and equity interests of such Subsidiary, (ii) in the case of any such Subsidiary that is not a CFC, an Unrestricted Subsidiary, Immaterial Subsidiary or a Receivables Subsidiary or was not a Subsidiary of an AMR Obligor as of the date of the consummation of the Merger, shall cause such Subsidiary to execute and deliver to the Administrative Agent a Joinder in the form of Exhibit J hereto, pursuant to which such Subsidiary shall become a party to this Agreement, and a joinder to the Guaranty pursuant to which such Subsidiary shall become a guarantor thereunder, and (iii) shall deliver to the Administrative Agent documents of the types referred to in clauses (a)(vii) (to the extent applicable) and (a)(viii) of Article III, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Each Obligor (including, without limitation, each Subsidiary created or acquired after the Closing Date that is required to be a Guarantor and each other Affiliate of the Borrower that the Borrower designates as an Obligor pursuant to clause (f) or clause (g) below) will cause all of its properties and assets which the Borrower elects to deposit or pledge as Collateral pursuant to Section 5.8(d) to be pledged to the Administrative Agent, with such priority and perfected to such extent as is provided in the Collateral Documents, to secure the Obligations, and will take all such actions as the Administrative Agent deems reasonably necessary or advisable in connection with the foregoing, including without limitation, (i) delivering to the Administrative Agent duly executed joinders and amendments to the Collateral Documents or, if applicable, any additional Collateral Documents, (ii) delivering all certificates, if any, and instruments representing all Capital Stock and other securities pledged pursuant to clause (i) above, together with undated powers or endorsements duly executed in blank and (iii) to the extent reasonably requested by the Administrative Agent, delivering to the Administrative Agent legal opinions relating to the matters described in this clause (b), which opinions shall be in form and substance and from counsel reasonably satisfactory to, the Administrative Agent; provided, that Control Agreements for deposit accounts and securities accounts shall only be required to the extent required pursuant to Section 6.3(a). If additional Collateral is being deposited or pledged in accordance with this Section 5.8(b) or otherwise, such additional Collateral shall be free and clear of any Liens (other than (i) in the case of cash, Liens pursuant to the Collateral Documents and Liens expressly permitted by the applicable Control Agreements and (ii) in the case of any other Collateral, Permitted Encumbrances) and shall otherwise comply with the provisions of the applicable Collateral Documents that apply to a pledge of such Collateral.

(c) If as of the date of delivery of any Collateral Value Certificate pursuant to Section 5.1(b)(vii) there exists a default under Section 6.3(b), the Borrower shall, to the extent (but only to the extent) necessary to cure such default: (i) with respect to any Collateral Coverage Ratio Failure (A) prepay the Loans in accordance with Section 2.6(e), (B) deposit additional Unrestricted Cash in the Collateral Account as Collateral, (C) cause assets that are not then part of the Collateral, but that if constituting Collateral would be Eligible Appraised Collateral or Eligible Accounts, to be made part of the Collateral or (D) do any combination of (A), (B) and (C) above, in each case until such default no longer exists or (ii) cause assets that constitute Core Collateral to be Collateral.

(d) At any time, with prior written notice to the Administrative Agent, the Borrower may, at its sole discretion: (i) deposit Unrestricted Cash in the Collateral Account as Collateral, (ii) cause Appraised Collateral, Gates or Accounts that are not then part of the Collateral, but that if constituting

Collateral would be Eligible Collateral, to be made part of the Collateral, or (iii) do any combination of (i) and (ii) above.

(e) In connection with each prepayment or pledge of additional Collateral pursuant to Section 5.8(c)(i), the Borrower shall deliver to the Administrative Agent a Collateral Value Certificate which establishes that the default under Section 6.3(b) no longer exists.

(f) If the Merger occurs, with reasonable promptness (and in any event within 5 Business Days) following the Merger, (i) the Borrower shall provide the Administrative Agent the name, corporate structure and allocation of Voting Stock and equity interests of such Person that has become an Affiliate of the Borrower as a result of the Merger, (ii) in the case of each AMR Obligor, the Borrower shall, and in the case of any other Affiliate of an AMR Obligor that is not a CFC, an Unrestricted Subsidiary or Immaterial Subsidiary, the Borrower may, cause such Person to execute and deliver to the Administrative Agent a Joinder in the form of Exhibit J hereto, pursuant to which such Person shall become a party to this Agreement, and a joinder to the Guaranty pursuant to which such Person shall become a Guarantor thereunder, and (iii) shall deliver to the Administrative Agent documents of the types referred to in clauses (a)(vii) (to the extent applicable) and (a)(viii) of Article III, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(g) At any time following the Merger, with respect to any Affiliate of an AMR Obligor that did not become an Obligor pursuant to clause (f) above, the Borrower may, at any time in its sole discretion, (i) cause such Person to execute and deliver to the Administrative Agent a Joinder in the form of Exhibit J hereto, pursuant to which such Person shall become a party to this Agreement, and a joinder to the Guaranty pursuant to which such Person shall become a Guarantor thereunder, and (ii) shall deliver to the Administrative Agent documents of the types referred to in clauses (a)(vii) (to the extent applicable) and (a)(viii) of Article III, all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 5.9 Employee Benefit Plans. Each Obligor will ensure that the Plans and Multiemployer Plans with respect to which the Obligors may have any liability are operated in compliance with all applicable laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.10 FAA Matters; Citizenship. Each Air Carrier shall at all times hereunder hold a certificate under 49 U.S.C. Section 41102(a)(1) as currently in effect or as may be amended or recodified from time to time. Each Air Carrier and any other Obligor engaged in operations as an “air carrier” will at all times hereunder be a United States Citizen holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo.

Section 5.11 Slot Utilization.

(a) From and after the Closing Date, each Obligor shall take such actions as shall be reasonably necessary and operationally feasible to cause the FAA Slots constituting Collateral to have sufficient Slot Utilization for purposes of the Slot Regulations, except to the extent that any failure to so utilize would not reasonably be expected to result in a Material Adverse Effect or a Collateral Coverage Failure.

(b) From and after the Closing Date, each Obligor shall utilize any Foreign Slots constituting Collateral in a manner consistent in all material respects with applicable regulations and contracts in order reasonably to preserve its right to hold and operate such Foreign Slots, taking into account any waivers or other relief granted by any applicable Aviation Authority, except to the extent that any failure to so utilize would not reasonably be expected to result in a Material Adverse Effect or a Collateral Coverage Failure.

(c) The Obligors shall maintain personnel, policies, procedures and a computer database for the monitoring, utilization and management of the FAA Slots constituting Collateral in compliance with the Slot Regulations so as to ensure, to the extent commercially reasonable, that no such FAA Slot becomes subject to withdrawal by the FAA or is otherwise revoked or terminated based upon the failure to comply with the Slot Regulations, except to the extent that any failure to so maintain or any such withdrawal, revocation or termination would not reasonably be expected to result in a Material Adverse Effect or a Collateral Coverage Failure

Section 5.12 Further Assurances. Promptly upon the reasonable request of the Administrative Agent, each Obligor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents and to maintain and ensure the validity, effectiveness, priority and perfection of the Administrative Agent’s Liens pursuant to the Collateral Documents.

Section 5.13 Credit Rating. The Borrower agrees to obtain at the end of each fiscal quarter (or, if the aggregate outstanding principal amount of the Loans is less than $600,000,000, each Fiscal Year) for the term of the Loans, and at the expense of the Borrower, Credit Ratings from any two of Fitch, S&P and Moody’s, which ratings may be obtained by subscribing to Fitch’s, S&P’s and/or Moody’s’ ongoing rating monitoring services, if available.

Section 5.14 Collateral Reports and Appraisals. The Borrower shall deliver or cause to be delivered to the Administrative Agent the following:

(a) Appraisal Reports. Appraisal Reports, and each Obligor shall permit the Administrative Agent to have an Appraiser conduct appraisals for such Appraisal Reports, at the Borrower’s expense, for purposes of determining eligibility and monitoring the value of such Collateral as follows:

(i) with respect to Spare Engines constituting Collateral, one time per Fiscal Year;

(ii) with respect to Spare Parts constituting Collateral, one time per Fiscal Year using the Desk-top Spare Parts Appraisal Methodology and one time per Fiscal Year based on physical inspection;

(iii) with respect to Aircraft constituting Collateral, one time per Fiscal Year;

(iv) with respect to Slots constituting Collateral, once per Fiscal Year;

(v) with respect to Routes constituting Collateral, once per Fiscal Year;

(vi) with respect to all other Appraised Collateral, once per Fiscal Year; and

(vii) with respect to any additional Collateral pledged hereunder after the Closing Date, within 90 days prior to such Eligible Collateral being pledged under the Collateral Documents;

provided, however, that if a Default or Event of Default has occurred and is continuing, the Administrative Agent may request, at the Borrower’s expense, additional Appraisal Reports of any or all of the Collateral in the Administrative Agent’s discretion.

(b) Field Examinations. Field examination reports with respect to Accounts constituting Collateral, and each Obligor shall permit the Administrative Agent to conduct field examinations for such reports, at the Borrower’s expense, for purposes of determining eligibility and monitoring the value of such Collateral, one time per Fiscal Year; provided, however, that so long as a Default or Event of Default shall not have occurred and be continuing, such field examination shall not be materially disruptive to the business of the Obligors; provided, further, that if a Default or Event of Default has occurred and is continuing, the Administrative Agent may request, at the Borrower’s expense, additional field examinations in the Administrative Agent’s discretion.

(c) Engine Reports. By the tenth Business Day of January, April, July and October of each year, commencing with such date in July 2013, a report stating, with respect to each Eligible Spare Engine constituting Collateral as of the last day of the calendar month immediately preceding the date of such report prior to the date of such report: (i) if such Engine is then installed on an airframe, the applicable Obligor’s tail number of such airframe, or, if not so installed, the status and location of such Engine, (ii) the hours and cycles of operation of such Engine since new and since its last major overhaul and (iii) the most limiting life limited part on such engine (the “limiter”) and the cycles remaining on such limiter.

(d) Other Information. Such other reports, statements and reconciliations with respect to the Eligible Collateral or any of the other Collateral of any or all of the Obligors as the Administrative Agent shall from time to time request in its reasonable discretion.

Section 5.15 Software. The Borrower hereby agrees that it shall, with respect to any Spare Parts that constitute Collateral, maintain a spare parts inventory tracking system at all times prior to the Maturity Date.

Section 5.16 Cape Town Convention. With respect to the Cape Town Convention which has been ratified by, and is in full force and effect in the United States of America, the parties hereto hereby agree to permit the interests created under the Loan Documents to constitute International Interests under the Cape Town Convention. Upon request by the Administrative Agent, the Borrower at its own cost and expense shall from time to time do or cause to be done any and all acts and things (other than acts and things under the control of the Administrative Agent) which may be required or desirable (in the reasonable opinion of Administrative Agent) to ensure that each of the Secured Parties has the full benefit of the Cape Town Convention in connection with any Aircraft and Spare Engines, including:

(a) any matters connected with registering, perfecting, preserving and/or enhancing any International Interest vested in the Secured Parties with respect to any Aircraft and Spare Engines and constituted by the Loan Documents;

(b) entry in to agreements (subordination or otherwise) to protect and/or enhance and/or, improve the priority of any International Interest referred to in the foregoing paragraph (a);

(c) excluding, in writing, the application of any provisions of the Cape Town Convention that the Administrative Agent may deem desirable in connection with the foregoing, provided, in each case, that such acts and things do not result in any of the Borrower’s other obligations under the Loan Documents being made any greater; and

(d) if any subsequent action taken by any party, including any permitted sublease or re-registration of any Aircraft or Spare Engines, gives rise to a new International Interest under the Cape Town Convention, registering such interest with the International Registry (as such term is defined in the Cape Town Convention) with the consent of the Administrative Agent, or any duly authorized agent thereof, and any other party hereto as necessary to complete such registration.

Section 5.17 Designation of Unrestricted Subsidiaries. The Borrower may at any time after the Closing Date designate any Obligor (other than a Principal Obligor) (or, following the formation or acquisition by any Obligor of a Subsidiary, such Subsidiary) as an Unrestricted Subsidiary, so long as (i) after giving pro forma effect thereto, the Borrower would be compliance with the covenants in Section 6.3 on the date of such designation and (ii) no Collateral Coverage Failure, Default or Event of Default has occurred and is continuing or would result therefrom. The designation of any Obligor (or, following the formation or acquisition by any Obligor of a Subsidiary, such Subsidiary) as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Obligor therein at the date of designation in an amount equal to the fair market value of the applicable Obligor’s investment therein. In connection with the foregoing designation of an Unrestricted Subsidiary, (x) such designated Unrestricted Subsidiary shall be released from its Guarantee of the Obligations (whether pursuant to the Guaranty or otherwise) and (y) any Liens on such designated Unrestricted Subsidiary and any of the Collateral of such designated Unrestricted Subsidiary shall be released.

Section 5.18 Receivables Subsidiary. The Borrower may at any time after the Closing Date designate any Obligor (other than a Principal Obligor) (or, following the formation or acquisition by any Obligor of a Subsidiary, such Subsidiary) as a Receivables Subsidiary, so long as (i) after giving pro forma effect thereto, the Borrower would be compliance with the covenants in Section 6.3 on the date of such designation and (ii) no Collateral Coverage Failure, Default or Event of Default has occurred and is continuing or would result therefrom. The designation of any Obligor (or, following the formation or acquisition by any Obligor of a Subsidiary, such Subsidiary) as a Receivables Subsidiary after the Closing Date shall constitute an Investment by the applicable Obligor therein at the date of designation in an amount equal to the fair market value of the applicable Obligor’s investment therein. In connection with the foregoing designation of a Receivables Subsidiary, (x) such designated Receivables Subsidiary shall be released from its Guarantee of the Obligations (whether pursuant to the Guaranty or otherwise) and (y) any Liens on such designated Receivables Subsidiary and any of the Collateral of such designated Receivables Subsidiary shall be released.

Section 5.19 Post-Closing Matters. The Obligors shall deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 5.19 within the time periods set forth on such Schedule.

Section 5.20 Collateral Ownership. Subject to Section 5.11, Section 6.8 and subject to any Disposition of Collateral permitted by this Agreement, each Obligor will continue to maintain its interest in and right to use all property and assets so long as such property and assets constitute Collateral.

Section 5.21 Regulatory Cooperation. Following the occurrence of an Event of Default, in connection with any foreclosure, collection, sale or other enforcement of Liens granted to the Administrative Agent in the Collateral Documents, the Borrower will, and will cause its Restricted Subsidiaries to, reasonably cooperate in good faith with the Administrative Agent or its designee in obtaining all regulatory licenses, consents and other governmental approvals necessary or (in the reasonable opinion of the Administrative Agent or its designee) reasonably advisable to conduct all aviation operations with respect to the Collateral and will, at the reasonable request of the Administrative Agent and in good faith, continue to operate and manage the Collateral and maintain all applicable regulatory licenses with respect to the Collateral until such time as the Administrative Agent or its designee obtain such licenses, consents and approvals, and at such time the Borrower will, and will cause its Restricted Subsidiaries to, cooperate in good faith with the transition of the aviation operations with respect to the Collateral to any new aviation operator (including, without limitation, the Administrative Agent or its designee).

ARTICLE VI

NEGATIVE COVENANTS

To induce the other parties to enter into this Agreement (excluding any Obligor), the Obligors agree with each other party hereto (excluding any Obligor) that, so long as any of the Commitments and Obligations (other than contingent indemnification obligations) remain outstanding:

Section 6.1 Liens on Collateral and Related Matters.

(a) Prohibition on Liens. No Obligor will, nor will it permit any other Obligor to, directly or indirectly create, incur, assume or permit to exist any Lien on any Collateral or file or consent to the filing of any financing statement or other similar notice of any Lien with respect to any Collateral under the UCC of any state or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) Liens securing either (A) Indebtedness in an aggregate principal amount such that, as of the date of incurrence of any such Indebtedness and after giving pro forma effect to such incurrence and the application of the net proceeds therefrom, the Total Collateral Coverage Ratio is not less than 1.0 to 1.0 or (B) Indebtedness that is also secured (or is purported to be secured) by a Lien on any property or assets that is not Collateral, provided that, in either case (A) or (B), such Liens shall (x) rank junior to the Liens in favor of the Administrative Agent securing the Obligations and (y) be subject to an intercreditor agreement reasonably acceptable to the Administrative Agent (which intercreditor agreement may provide for (i) the Secured Parties to have the exclusive right to instruct the Administrative Agent to enforce rights and exercise remedies with respect to the Collateral until the Secured Obligations are paid in full, (ii) customary provisions that would be applicable to junior lien Indebtedness with a “silent” junior lien, including, without limitation, in respect of payment waterfalls, debtor in possession financings, 363 sales, adequate protection rights and post-petition interest and (iii) other terms reasonably acceptable to the Administrative Agent); and

(iii) Liens created under the Collateral Documents.

(b) No Restrictions on Subsidiary Distributions. Except (i) as provided herein or in the other Loan Documents, (ii) as described on Schedule 6.1(b), (iii) for restrictions on the use of proceeds from a permitted financing of Aircraft Related Equipment, Slots or Gates, (iv) for restrictions binding on an entity at the time such entity first becomes a Subsidiary of an Obligor, whether by merger, consolidation, purchase of assets or otherwise (provided that such restrictions are not created, incurred or assumed by such entity in contemplation of or in connection with the financing of such entity’s becoming a Subsidiary of an Obligor), (v) for restrictions on property or assets created by the terms of a Lien permitted hereunder, (vi) restrictions that apply by reason of any applicable law, rule, regulation or order, (vii) restrictions contained in customary provisions in contracts, licenses, leases and asset sale and purchase agreement entered into in the Ordinary Course of Business, (viii) any contract or agreement for the sale or other Disposition of a Restricted Subsidiary that restricts distributions, asset sales or loans by that Restricted Subsidiary pending its sale or other Disposition, (ix) provisions limiting the disposition or distribution of assets or property or loans or advances in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with an Investment), which limitation is applicable only to the assets or the joint venture entity, as applicable, that are the subject of such agreements or otherwise in the Ordinary Course of Business, (x) any instrument or agreement entered into in connection with any full or partial “spin-off” of a Subsidiary or similar transactions, (xi) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirement of a Receivables Subsidiary or any Standard Securitization Undertakings (provided that such restrictions apply only to such Receivables Subsidiary), no Obligor will, nor will it permit any other Obligor to, create or otherwise cause to exist any Payment Restriction with respect to any Obligor.

Section 6.2 Restricted Payments and Investments. No Obligor will, nor will it permit any other Obligor to (i) directly or indirectly, declare, order, pay, make or set apart, or be obligated to declare, order, pay, make or set apart, any sum for any Restricted Payment or (ii) make any Investment, except:

(a) Restricted Payments and Investments with assets or properties that (i) do not consist of Collateral or Capital Stock of Holdings or any other Obligor and (ii) have an aggregate Fair Market Value as of the date each such Restricted Payment or Investment is made (without giving effect to subsequent changes in value), when taken together with all other (x) Restricted Payments and (y) Investments that remain outstanding, in each case, made pursuant to this clause (a) that does not exceed 5.0% of consolidated tangible assets of Holdings and its Restricted Subsidiaries at such time;

(b) Restricted Payments and Investments, in an aggregate amount not to exceed the greater of (i) $0 and (ii) the sum of:

(i) (x) on any date prior to the Merger, 50% of the Consolidated Net Income (less 100% of such Consolidated Net Income which is a deficit) of Group for the period (taken as one accounting period) from October 1, 2011 to the end of Group’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment or Investment and (y) on any date following the Merger, the sum of the amount calculated pursuant to Section 6.2(b)(i)(x) as of the date immediately preceding the Merger; plus 50% of the Consolidated Net Income (less 100% of such Consolidated Net Income which is a deficit) of Holdings for the period (taken as one accounting period) from the date of the Merger to the end of Holdings’ most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment or Investment; plus

(ii) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by (x) Group since the Closing Date and prior to the Merger and (y) Holdings following the Merger, in each case, as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of Holdings and excluding Excluded Contributions and Permitted Warrant Transactions); plus

(iii) (x) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Group or a Restricted Subsidiary of Group from the issue or sale of convertible or exchangeable Redeemable Stock of Group or a Restricted Subsidiary of Group or convertible or exchangeable debt securities of Group or a Restricted Subsidiary of Group (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case, that have been converted into or exchanged since the Closing Date and prior to the Merger for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Redeemable Stock or debt securities sold to a Subsidiary of Group) and (y) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Holdings or a Restricted Subsidiary of Holdings from the issue or sale of convertible or exchangeable Redeemable Stock of Holdings or a Restricted Subsidiary of Holdings or convertible or exchangeable debt securities of Holdings or a Restricted Subsidiary of Holdings (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case, that have been converted into or exchanged since the Merger for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Redeemable Stock or debt securities sold to a Subsidiary of Holdings); plus

(iv) to the extent that any Investment that was made (x) after the Closing Date and prior to the Merger, by Group or any of its Subsidiaries and (y) following the Merger, by Holdings or any of its Subsidiaries, in each case, (i) sold for cash or otherwise cancelled, liquidated or repaid for cash or (ii) made in an entity that subsequently becomes a Restricted Subsidiary of Holdings, the initial amount of such Investment (or, if less, the amount of cash received upon repayment or sale); plus

(v) to the extent that any Unrestricted Subsidiary of Holdings designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the greater of (A) the Fair Market Value of Holdings’ Investment in such Subsidiary as of the date of such redesignation or (B) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date; plus

(vi) 100% of any dividends received in cash by Holdings or a Restricted Subsidiary of Holdings after the Closing Date from an Unrestricted Subsidiary of Holdings, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Holdings for such period.

(c) the Borrower may pay dividends in respect of its Capital Stock in each Fiscal Year in an amount up to 50% of Excess Cash Flow for the immediately preceding Fiscal Year, so long as, both immediately before and after giving effect to such payment, (A) no Default or Event of Default has occurred and is continuing at the time of and immediately after giving effect to the payment of such dividends, and (B) the Borrower is in pro forma compliance with the financial covenants in Section 6.3 at such times; provided, that after the consummation of a Permitted Holder Acquisition, unless such Permitted Holder has become a Guarantor, any dividends paid by the Borrower to the Permitted Holder shall be only for corporate expenses, including, without limitation, taxes (provided that, after any Permitted Holder Acquisition, the Borrower may not make any dividend or distribution with respect to taxes in excess of the amount of taxes that the Borrower would have paid in the absence of tax consolidation with the Permitted Holder) and salaries;

(d) the Obligors may (i) purchase or redeem Capital Stock of Holdings or (ii) make payments in respect of any Indebtedness (whether for purchase or prepayment thereof or otherwise), in each case so long as no Default or Event of Default has occurred and is continuing or would occur after giving pro forma effect thereto;

(e) Investments (i) consisting of cash, Cash Equivalents or any foreign equivalents of the foregoing; (ii) consisting of accounts receivable if credited or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms; (iii) in Accounts and related assets, including pursuant to a Receivables Repurchase Obligation, (iv) consisting of payroll advances and advances for business and travel expenses in the Ordinary Course of Business; (v) made by way of any endorsement of negotiable instruments received by any Obligor in the Ordinary Course of

Business and presented by it to any bank for collection or deposit; (vi) consisting of stock, obligations or securities received in settlement of amounts owing to any Obligor in the Ordinary Course of Business or in a distribution received in respect of an Investment permitted hereunder; (vii) pursuant to and in compliance with Section 6.4 or Section 6.8; (viii) made in Excluded Subsidiaries consistent with past practice and not to exceed (x) prior to the Merger, $10,000,000 and (y) following the Merger, $30,000,000, in each case, per Fiscal Year in the aggregate; (ix) constituting non-cash consideration received in respect of a transaction pursuant to and in compliance with Section 6.12; (x) existing on the date hereof and set forth on Schedule 6.2(e); (xi) ownership by each of the Obligors of the Capital Stock of each of its wholly-owned Subsidiaries; (xii) in fuel and Credit Card consortia and in connection with agreements with respect to fuel consortia, credit card consortia and fuel supply, in each case, in the Ordinary Course of Business;

(f) Investments in travel or airline related businesses made in connection with Marketing and Service Agreements, alliance agreements, distribution agreements, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to spare parts management systems and other similar agreements which Investments under this clause (f) (excluding Investments existing on the date hereof) shall not exceed (x) prior to the Merger, $100,000,000 and (y) following the Merger, $300,000,000 in the aggregate at any time outstanding;

(g) Investments consisting of reimbursable extensions of credit; provided that any such Investment made pursuant to this clause (g) shall not be permitted if unreimbursed within 90 days of any such extension of credit;

(h) Investments consisting of guarantees of Indebtedness of any Person to the extent that such Indebtedness is incurred by such unaffiliated third party in connection with activities related to the business of any Obligor and the Borrower has determined that the incurrence of such Indebtedness is beneficial to the business of the Borrower or any of its Restricted Subsidiaries, in an aggregate amount outstanding at any time not to exceed (x) prior to the Merger, $100,000,000 and (y) following the Merger, $300,000,000;

(i) Investments in Non-Recourse Financing Subsidiaries (other than Receivables Subsidiaries in connection with Qualified Receivables Transactions), in an aggregate amount outstanding at any time not to exceed (x) prior to the Merger, $100,000,000 and (y) following the Merger, $300,000,000;

(j) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Capital Stock of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any Investments in Receivables Subsidiaries or any Investment by a Receivables Subsidiary in any Person in connection with Qualified Receivables Transactions;

(k) Investments in connection with financing any pre-delivery, progress or other similar payments relating to the acquisition of Aircraft Related Equipment;

(l) Investments consisting of payments to or on behalf of any Person (including without limitation any third-party service provider) for purposes of improving or reconfiguring aircraft or Aircraft Related Equipment owned or operated by such Person in order to enhance or improve the brand under which the Borrower or any of its Affiliates operate, in an aggregate amount outstanding at any time not to exceed (i) prior to the Merger, $100,000,000 and (ii) following the Merger, $300,000,000;

(m) Investments consisting of advances and loans to Affiliates of any Obligor, in an aggregate amount outstanding at any time not to exceed (i) prior to the Merger, $100,000,000 and (ii) following the Merger, $300,000,000;

(n) any Restricted Payment consisting of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by Holdings or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(o) (a) any payments made in connection with a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of Holdings’ Capital Stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof upon any early termination thereof in common stock or, in the case of a nationalization, insolvency, merger event (as a result of which holders of such common stock are entitled to receive cash or other consideration for their shares of the such common stock) or similar transaction with respect to Holdings, such parent company or such common stock, cash and/or other property;

(p) any Permitted Bond Hedge Transactions that constitute Investments;

(q) any Investment in Holdings or in a Restricted Subsidiary of Holdings;

(r) any Restricted Payment or Investment out of, or with, the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or any Plan) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to Holdings (other than from a Subsidiary of Holdings); provided, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (b)(ii) of Section 6.2 hereof and will not be considered to be Excluded Contributions;

(s) Restricted Payments consisting of loans or advances to officers, directors or employees made in the Ordinary Course of Business consistent with the internal procedures of Holdings or any Restricted Subsidiary of Holdings in an aggregate principal amount not to exceed (i) prior to the Merger, $10,000,000 and (ii) following the Merger, $30,000,000, in each case, at any one time outstanding;

(t) Investments or commitments to make Investments acquired after the Closing Date as a result of the acquisition by Holdings or any Restricted Subsidiary of Holdings of another Person, including by way of a merger, amalgamation or consolidation with or into Holdings or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.4 or Section 6.8 hereof after the Closing Date to the extent that such Investments or commitments to make Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(u) after the Merger has occurred, any Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (u) that are outstanding at such time, that do not exceed 30% of the total consolidated assets of Holdings and its Restricted Subsidiaries at the time of such Investment;

(v) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(w) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of any Obligor that is contractually subordinated to the Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(x) the repurchase of Equity Interests or other securities deemed to occur upon the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities;

(y) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Redeemable Stock or subordinated Indebtedness of Holdings or any preferred stock of any Restricted Subsidiary of Holdings in each case either outstanding on the Closing Date or issued on or after the Closing Date;

(z) Investments and Restricted Payments made with Excluded Contributions;

(aa) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary;

(bb) the declaration and payment of dividends to holders of any class or series of Redeemable Stock of Holdings or any Redeemable Stock or preferred stock of any Restricted Subsidiary of Holdings to the extent such dividends are included in the definition of “Fixed Charges” for such Person;

(cc) at any time after the Merger has occurred, so long as no Default or Event of Default has occurred and is continuing, any Investment;

(dd) so long as no Default or Event of Default has occurred and is continuing any (x) Restricted Payment made on and after the Closing Date and (y) Investments outstanding at any such time, in an aggregate amount, with respect to all such Restricted Payments and Investments, not to exceed (i) prior to the Merger, $300,000,000 and (ii) following the Merger, $900,000,000;

(ee) Restricted Payments and Investments in connection with any full or partial “spin-off” of a Subsidiary or similar transactions; provided that before and immediately after giving pro forma effect to such transaction, the Obligors will be in compliance with Section 6.3 and no Default or Event of Default shall have occurred or be continuing; provided, further, that such Restricted Payment or Investments do not include, directly or indirectly, any property or asset that constitutes Collateral;

(ff) any Investments or Restricted Payments so long as both before and after giving effect to such Restricted Payment or Investment, a Covenant Suspension Period is in effect;

(gg) the repurchase, redemption, acquisition or retirement for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of Holdings or any of its

Restricted Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (x) prior to the Merger, $20.0 million and (y) following the Merger, $60.0 million, in each case, in any twelve-month period (except to the extent such repurchase, redemption, acquisition or retirement is in connection with (i) the acquisition of a Permitted Business or merger, consolidation or amalgamation otherwise permitted by this Agreement and in such case the aggregate price paid by Holdings and its Restricted Subsidiaries may not exceed (x) prior to the Merger, $50.0 million and (y) following the Merger, $150.0 million, in each case, in connection with such acquisition of a Permitted Business or merger, consolidation or amalgamation or (ii) the Merger, in which case no dollar limitation shall be applicable); provided further that Holdings or any of its Restricted Subsidiaries may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to (x) prior to the Merger, $10.0 million and (y) following the Merger, $30.0 million, in each case, of unutilized capacity under this clause (gg) attributable to the immediately preceding twelve-month period;

(hh) payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by Holdings or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person or (iii) the conversion or exchange of Indebtedness or hybrid securities into Capital Stock of any such Person;

(ii) the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of Holdings or any Restricted Subsidiary of Holdings; and

(jj) any Restricted Payments that are required to be made in connection with the consummation of the Merger in order to comply with or give effect to the provisions of the Merger Agreement.

Section 6.3 Financial Covenants.

(a) Minimum Control Cash Amount. The Obligors shall maintain deposit accounts and securities accounts (not including, for purposes of this Section 6.3(a), the Collateral Account) with an aggregate balance of cash and/or Cash Equivalents at all times equal to at least the Minimum Control Cash Amount (as hereinafter defined) with banks or financial institutions with which each relevant Obligor and the Administrative Agent have entered into control agreements in form and substance reasonably satisfactory to the Administrative Agent (each, a “Control Agreement”) and which are subject to a Lien granted pursuant to the Security Agreement. Each such Control Agreement shall provide that the relevant Obligor has access to the funds and other assets carried therein, but only until a “Notice of Exclusive Control” or the equivalent is given by the Administrative Agent. The term “Minimum Control Cash Amount” means, at any time, the amount set forth set forth in the table below across from the then aggregate outstanding principal amount of the Loans:

Outstanding Loan Principal Amount	Minimum Control Cash Amount
> $700,000,000	$750,000,000
< $700,000,000 and > $650,000,000	$700,000,000
< $650,000,000 and > $600,000,000	$650,000,000
< $600,000,000 and > $550,000,000	$600,000,000
< $550,000,000 and > $500,000,000	$550,000,000
< $500,000,000 and > $450,000,000	$500,000,000
< $450,000,000 and > $400,000,000	$450,000,000

Outstanding Loan Principal Amount	Minimum Control Cash Amount
< $400,000,000 and > $350,000,000	$400,000,000
< $350,000,000 and > $300,000,000	$350,000,000
< $300,000,000 and > $250,000,000	$300,000,000
< $250,000,000 and > $200,000,000	$250,000,000
< $200,000,000 and > $150,000,000	$200,000,000
< $150,000,000 and > $100,000,000	$150,000,000
< $100,000,000 and > $50,000,000	$100,000,000
< $50,000,000	$50,000,000

(b) Minimum Collateral Coverage Ratio. The Borrower shall not permit a Collateral Coverage Failure to occur at any time; provided, however, that (i) if at any time, it is determined that a Collateral Coverage Ratio Failure has occurred, the Borrower shall, within 45 days of the date of such determination, prepay the Loan and/or deposit or pledge additional Collateral pursuant to Section 5.8(c)(i), in each case in an amount sufficient to ensure that a Collateral Coverage Ratio Failure is not continuing after giving effect to such prepayment, pledge or deposit, (ii) if at any time, it is determined that a Core Collateral Failure has occurred, the Borrower shall, within 45 days of the date of such determination, pledge Core Collateral pursuant to Section 5.8(c)(ii) in an amount sufficient to ensure that a Core Collateral Failure is not continuing after giving effect to such pledge and (iii) the Borrower shall not be in default under this Section 6.3(b) unless it has failed to take any of the actions described in clause (i) or (ii) hereof within the specified period of time.

(c) Minimum Liquidity. The Borrower shall not, at the close of any Business Day, permit the sum of (i) the aggregate amount of Unrestricted Cash and (ii) the aggregate principal amount committed and available to be drawn by Holdings and its Restricted Subsidiaries (excluding any Receivables Subsidiary and taking into account all borrowing base limitations or other restrictions) under all revolving credit facilities of Holdings and its Restricted Subsidiaries (excluding any Receivables Subsidiary) to be less than (A) prior to the Merger, $850,000,000 and (B) following the Merger, $2,000,000,000.

Section 6.4 Restriction on Acquisitions. No Obligor will, nor will it permit any other Obligor to, acquire by purchase or otherwise all or substantially all of the business, property or assets of any Person or any division or line of business of any Person (excluding purchases and acquisitions in the Ordinary Course of Business by an Obligor of property from any Person not constituting all or substantially all of the property of such Person, each an “Acquisition”), or all or substantially all of the Capital Stock or other evidence of beneficial ownership of any Person, or acquire any Person as a new Subsidiary, except that the Obligors may make acquisitions of Capital Stock, the assets and/or the business of another Person (including any division or line of business of such Person) or acquire any Person as a new Subsidiary so long as (i) except in the case of an acquisition of an Affiliate of an Obligor, the acquisition primarily involves the acquisition of assets to be used in the business of an Obligor as engaged in by such Obligor on the date hereof, (ii) except in the case of an acquisition of an Affiliate of an Obligor, immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) immediately after giving effect to the acquisition, the Obligors shall be in compliance on a Pro Forma Basis with Section 6.3 and, except in the case of an acquisition of an Affiliate of an Obligor, such compliance shall be evidenced by an Officer’s Certificate of the Borrower demonstrating such compliance, (iv) if the acquisition is structured as a consolidation or merger, it complies with Section 6.8, and (v) the Obligors comply with their obligations under Section 5.8(a) and/or (b) with respect to the properties, assets or Person so acquired (as applicable).

Section 6.5 [Reserved].

Section 6.6 Transactions with Affiliates.

(a) Holdings will not, and will not permit any other Obligor to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (x) prior to the Merger, $20,000,000 and (y) following the Merger, $60,000,000, unless:

(i) the Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Obligor (taking into account all effects Holdings or such Obligor expects to result from such transaction whether tangible or intangible) than those that would have been obtained in a comparable transaction by Holdings or such Obligor with an unrelated Person; and

(ii) the applicable Obligor delivers to the Administrative Agent:

(1) (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of (x) prior to the Merger, $50,000,000 and (y) following the Merger, $150,000,000, an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 6.6(a); and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of (x) prior to the Merger, $100,000,000 and (y) following the Merger, $300,000,000, an opinion as to the fairness to Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.6(a) hereof:

(i) the agreements listed on Schedule 6.6(b) as in effect on the Closing Date or any transaction contemplated thereby

(ii) transactions contemplated by the Marketing and Service Agreements;

(iii) transactions between any Obligor with any employee labor unions or other employee groups of such Obligor provided such transactions are not otherwise prohibited by this Agreement;

(iv) following the Merger, transactions between or among Holdings and/or its Restricted Subsidiaries (including without limitation in connection with any full or partial “spin-off” or similar transactions);

(v) transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(vi) payment of fees, compensation, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and reasonable and customary indemnities provided to or on behalf of officers, directors, employees or consultants of Holdings or any of its Restricted Subsidiaries

(vii) loans or advances to officers, directors or employees of Holdings or any of its Restricted Subsidiaries, in an amount not to exceed (x) prior to the Merger, $10,000,000 and (y) following the Merger, $30,000,000;

(viii) Investments and Restricted Payments permitted under this Agreement;

(ix) any issuance of Qualifying Equity Interests or any increase in the liquidation value of the preferred stock of Holdings;

(x) any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Holdings or any of its Restricted Subsidiaries in the Ordinary Course of Business and payments pursuant thereto;

(xi) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the Ordinary Course of Business or transactions with joint ventures, alliances, alliance members or Unrestricted Subsidiaries entered into in the Ordinary Course of Business;

(xii) transactions with captive insurance companies of any Obligor;

(xiii) transactions between or among any of Holdings and/or its Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(xiv) transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the Closing Date or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Lenders than the original agreement as in effect on the Closing Date);

(xv) transactions between or among Parent and/or its Subsidiaries or transactions between a Non-Recourse Financing Subsidiary and any Person in which the Non-Recourse Financing Subsidiary has an Investment; and

(xvi) any purchase by Holdings’ Affiliates of Indebtedness of Holdings or any of its Restricted Subsidiaries, the majority of which Indebtedness is offered to Persons who are not Affiliates of Holdings.

Section 6.7 Conduct of Business. From and after the date hereof, (a) no Obligor shall engage in any principal line of business other than (i) any business that is similar or reasonably related, ancillary, supporting or complementary to, or any reasonable extension of, the businesses engaged in by the Obligors on the date hereof and related businesses and (ii) such other lines of business as may be consented to by the Requisite Lenders, and (b) each of the Excluded Subsidiaries shall not engage in any business other than the business engaged in by it on the Closing Date.

Section 6.8 Merger or Consolidation. No Obligor will consolidate with or merge with any other Person or convey, lease or transfer its properties and assets substantially as an entirety to any Person, unless (a) (i) in the case of a consolidation or merger involving a Principal Obligor, either (x) a Principal Obligor is the surviving entity and, other than in the case of Holdings, the Principal Obligor remains a wholly-owned Subsidiary of Holdings or (y) only in respect of a Principal Obligor that is not Holdings, a Permitted Holder is the surviving entity and becomes, contemporaneously with such consolidation or merger, a wholly-owned Subsidiary of Holdings (and in such case the Permitted Holder shall thereafter be deemed an “Obligor” and a “Principal Obligor” for the purposes of this Agreement) and shall expressly assume, by an agreement executed and delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, all of such Principal Obligor’s obligations under each Loan Document to which it is a party), or (ii) in the case of a consolidation or merger involving any other Obligor, such Obligor is the surviving entity or if such Obligor is not the surviving entity, such surviving entity or the Person that acquires by conveyance, lease or transfer the properties and assets of such Obligor substantially as an entirety, shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall expressly assume, by an agreement executed and delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, all of such Obligor’s obligations under each Loan Document to which it is a party; (b) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and immediately after giving effect to such transaction, the Borrower shall be in compliance, on a Pro Forma Basis, with Section 6.3; and (c) the Borrower has delivered to the Administrative Agent an Officer’s Certificate and an opinion of counsel from counsel reasonably satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, stating that such consolidation, merger, conveyance, lease or transfer and such agreement comply with this Section 6.8 and that all conditions precedent herein provided for relating to such transaction have been complied with and addressing such other matters as may be reasonably requested by the Administrative Agent. Notwithstanding anything to the contrary contained in this Section 6.8, (A) any Obligor may merge or consolidate with any other Obligor; provided that, except with respect to any merger, consolidation, conveyance, lease, or transfer pursuant to clause (D) below, in the case of each such merger or consolidation involving a Principal Obligor, such Principal Obligor shall be the continuing or surviving Person, (B) any Obligor may convey, lease or transfer its properties and assets substantially as an entirety to any other Obligor and (C) any Principal Obligor may merge or consolidate with any other Principal Obligor; provided that, except with respect to any merger, consolidation, conveyance, lease, or transfer pursuant to clause (D) below, in the case of each such merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person and (D) notwithstanding anything to the contrary herein, following the Merger, any Obligor (including the Borrower or any other Principal Obligor) may merge or consolidate with or into or convey, lease or transfer its properties and assets substantially as an entirety to any AMR Obligor and any Affiliate of an AMR Obligor if the Person that is the surviving entity (if other than such Obligor) or the Person that acquires by conveyance, lease or transfer the properties and assets of such Obligor substantially as an entirety, shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall expressly assume, by an agreement executed and delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, all of such Obligor’s obligations under each Loan Document to which it is a party (whereupon such Person shall be deemed a “Principal Obligor” hereunder, to the extent the such Obligor or such Person making such acquisition was a Principal Obligor immediately prior to such acquisition).

Section 6.9 Limitations on Amendments.

(a) No Obligor will, nor will it permit any other Obligor to, amend, adopt or terminate any Plan (i) unless such action could not reasonably be expected to have a Material Adverse

Effect, or (ii) in any manner that could reasonably be expected to give the PBGC a sound and just basis to commence Proceedings against the Obligors on the basis that such action constitutes a subsequent change in connection with the Obligor’s termination or replacement of the defined benefit Retirement Income Plan for Pilots of US Airways, Inc. with the 2003 Pilots Defined Contribution Plan.

(b) No Obligor shall amend, restate, supplement or modify (or consent to or permit any amendment, restatement, supplement or modification of) its Investment Guidelines without the prior written consent of the Administrative Agent; provided, that, for the avoidance of doubt, this Section 6.9(b) shall not be deemed to prohibit the adoption of the Investment Guidelines by any Obligor.

Section 6.10 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Disposition (including sale-leaseback transactions not prohibited by this Agreement), (b) restrictions by reason of customary provisions restricting pledges, Liens, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary Course of Business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) negative pledges contained in the Airbus Financing Letter, Agreement and Permitted Acquisition Financing (and any Permitted Refinancing Indebtedness thereof), (d) Permitted Refinancing Indebtedness of Indebtedness outstanding on the Closing Date and (e) negative pledges contained in the documentation for any Qualified Receivables Subsidiary, after the date hereof, no Obligor will, nor will it permit any other Obligor to, enter into any agreement prohibiting the creation or assumption of any Lien to secure the Obligations upon any of its properties or assets, whether now owned or hereafter acquired to the extent that such properties or assets are required to be pledged to secure the Obligations pursuant to the provisions of any Collateral Document that are applicable as of the date of any such agreement.

Section 6.11 Hedging and Cost Management Strategies. No Obligor will, nor will it permit any other Obligor to, become a general partner in any general or limited partnership or joint venture engaged or involved in, nor will any Obligor engage in any transaction involving, commodity options or future contracts or any similar speculative transactions; provided, however, that the following transactions shall not be prohibited by this Section 6.11 (or, notwithstanding anything to the contrary herein, any other provision hereof): (a) transactions and strategies (including, without limitation, purchase, sale and derivative transactions) intended to address or have the effect of managing fuel costs and other costs, regardless of whether such transactions or strategies have been previously engaged by such Obligor or Person engaged in a business similar to that of such Obligor, (b) transactions designed to hedge interest rates entered into in the Ordinary Course of Business with respect to notional amounts not to exceed actual or anticipated Indebtedness and not entered into for speculative purposes and (c) transactions designed to hedge against risks associated with fluctuations in currencies entered into in the Ordinary Course of Business, and not entered into for speculative purposes.

Section 6.12 Asset Dispositions. No Obligor will, nor will it permit any other Obligor to, directly or indirectly, consummate any Asset Disposition, unless, after giving effect to such Asset Disposition there is no Collateral Coverage Failure (determined after giving effect to (A) the deposit of the Net Cash Proceeds of such Asset Disposition or the deposit at the time of such Asset Disposition of other cash or Cash Equivalents into the Collateral Account and (B) the pledge of additional Collateral at the time of such Asset Disposition pursuant to Section 5.8(d)).

Section 6.13 Hazardous Materials. No Obligor shall cause or knowingly permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Collateral where such Release would (a) violate in any respect, or form the basis for any Liabilities pursuant to

Environmental Laws, or (b) otherwise adversely affect the value or marketability of any of the Collateral, other than in the case of each of clauses (a) and (b), such violations, Releases or Liabilities pursuant to Environmental Laws that would not reasonably be expected to have a Material Adverse Effect.

Section 6.14 ERISA Events. No Obligor shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a lien under Section 430 of the Internal Revenue Code or Section 303 or 4068 of ERISA or (ii) an ERISA Event, except in each case to the extent such lien or such ERISA Event could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) (i) failure by the Borrower to pay any installment of principal of the Loans on the date due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise, (ii) failure by the Borrower to pay any interest on the Loans within five (5) Business Days of the date due or (iii) failure by the Borrower to pay any fee or any other amount when due under this Agreement or any other Loan Document within ten (10) Business Days after receipt of written notice from the Administrative Agent of such failure to pay when due; or

(b) any Obligor or any of its Subsidiaries defaults (other than defaults referred to in clause (a) of this Section 7.1) under one or more Capital Leases, agreements for Indebtedness (other than the Co-Branded Card Agreement) or Operating Leases and such default relates to any Capital Leases or any other agreements for Indebtedness which have a principal amount that equals or exceeds (x) prior to the occurrence of the Merger, $50,000,000 and (y) if the Merger occurs, $150,000,000, or any Operating Leases under which the aggregate net present value of the remaining basic rent payments (as determined in accordance with the formulas for calculating “net present value” under the applicable leases or for leases without such formulas, in accordance with formulas under leases for comparable terms and comparable amounts) equals or exceeds (x) prior to the occurrence of the Merger, $50,000,000 and (y) if the Merger occurs, $150,000,000, if such defaults, either individually or in the aggregate, shall have (A) resulted in the acceleration of the payment of such Indebtedness (other than the Co-Branded Card Agreement) or occurred at the final maturity of such Indebtedness and the applicable creditors have exercised remedies thereunder or (B) resulted in the termination of one or more such Operating Leases; provided that the failure by an Obligor to make one or more payments that are attributable to and relate solely to return conditions under any aircraft lease shall not constitute an Event of Default under this Section 7.1(b) so long as the Obligor is, in good faith, disputing the amount of such payments; or

(c) failure by an Obligor to (1) perform or comply with any term or condition contained in Section 5.2, Section 5.10 or Article VI of this Agreement (other than Section 6.3(a) or 6.3(c)) or (2) to perform or comply with the provisions set forth in Section 6.3(a), except that, in the case of any failure to perform or comply arising by reason of a fluctuation in the value of Cash Equivalents or other investments in accounts subject to the Control Agreements referred to therein, no Event of Default shall occur unless such failure to perform or comply shall not have been remedied or waived within ten (10) Business Days after the date of such failure to perform or comply; or

(d) any representation, warranty, certification or other statement made by any Obligor in any Loan Document or in any statement or certificate at any time given by any Obligor in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made and such representation, to the extent capable of being corrected, is not corrected within ten (10) Business Days after the earlier of (A) a Responsible Officer of a Principal Obligor obtaining knowledge of such default or (B) receipt by the Borrower of notice from the Administrative Agent of such default; or

(e) any default by any Obligor in the performance of or compliance with any provision contained in this Agreement or any of the other Loan Documents required to be performed or complied with by it (other than any such provision referred to in any other clause of this Section 7.1), (i) with respect to a default under Section 6.3(c), such default shall not have been remedied or waived within two (2) Business Days after the date of such default and (ii) with respect to any other default, such default shall not have been remedied or waived within sixty (60) days after the earlier of (A) a Responsible Officer of a Principal Obligor obtaining knowledge of such default or (B) receipt by the Borrower of notice from the Administrative Agent of such default; or

(f) (i) a court shall enter a decree or order for relief in respect of any Obligor or its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or any other relief described in clause (ii) below or other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Obligor or its Subsidiaries seeking (A) relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (B) the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Obligor or such Subsidiary, or over all or a substantial part of its property, or (C) the appointment of an interim receiver, trustee or other custodian of any Obligor or its Subsidiaries for all or a substantial part of its property, and any such event described in this clause (ii) against such Obligor shall continue for 60 days without being dismissed or discharged; or (iii) a warrant of attachment, execution or similar process shall have been issued against all or any substantial part of the property of any Obligor; or

(g) (i) any Obligor or its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian of all or a substantial part of its property; or (ii) any Obligor or its Subsidiaries shall make any assignment for the benefit of creditors; or (iii) the board of directors of any Obligor or its Subsidiaries (or any committee thereof) shall adopt any resolution to approve any of the actions referred to in clauses (i) or (ii) above; or

(h) one or more final judgments or orders for the payment of money in an aggregate amount in excess of (i) prior to the occurrence of the Merger, $50,000,000 and (ii) if the Merger occurs, $150,000,000 (in each case, determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed within a period of sixty (60) days; or

(i) any order, judgment or decree shall be entered against any Obligor decreeing the dissolution of such Obligor and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

(j) (i) (A) any of the Loan Documents shall cease to be enforceable against any Obligor party thereto or in full force and effect or (B) any Obligor shall so assert or (ii) (A) any Lien under the Collateral Documents on any material portion of the Collateral shall cease to be valid and enforceable and of the same effect purported to be created thereby or shall fail or cease to be a perfected Lien with the priority required by the applicable Collateral Document (subject to Permitted Encumbrances and, in each case, other than (x) as permitted by the terms of this Agreement and the Collateral Documents, (y) as a result of any action by the Administrative Agent or any Secured Party or (z) as a result of the failure of the Administrative Agent or any Secured Party to take any action within its control), or (B) any Obligor shall so assert the invalidity or lack of enforceability, perfection or priority of any such Lien and, in the case of clause (ii)(A) of this subsection (j), such default shall continue unremedied for a period of fifteen (15) consecutive days after the Borrower has received written notice thereof from the Administrative Agent; or

(k) any Obligor shall fail to carry and maintain (or to cause to be carried and maintained) on or with respect to Aircraft or Engines constituting Collateral airline liability insurance required to be maintained pursuant hereto or in accordance with the provisions of the related Collateral Documents; or

(l) any Obligor shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or

(m) the termination of any Plan of the Borrower pursuant to Section 4042 of ERISA and such termination would reasonably be expected to result in a Material Adverse Effect; or

(n) suspension of all or substantially all of the Obligors’ flight and other operations for more than five consecutive days (excluding, however, any such suspension as a result of an order by an Aviation Authority due to a force majeure or any other extraordinary event similarly affecting other major U.S. commercial carriers).

Section 7.2 Remedies. During the continuance of any Event of Default, the Administrative Agent may, and at the request of the Requisite Lenders shall, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be immediately due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default specified in Section 7.1(f) or Section 7.1(g), the Loans, all such interest and all such amounts and Obligations shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents or any other remedies provided by applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment, Powers and Immunities. Each of the Lenders hereby appoints and authorizes Citicorp North America, Inc., to act as its administrative agent and collateral agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders hereby authorizes the Administrative Agent to execute and deliver each of the Collateral Documents. The Administrative Agent (which term as used in this sentence and in Section 8.5 hereof and the first sentence of Section 8.6 hereof shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or the other Loan Documents be a trustee or fiduciary for any party hereto;

(b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder;

(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder (and shall not commence an action or proceeding on behalf of any Lender without obtaining the consent of such Lender thereto);

(d) shall not be responsible for any computation made in good faith under Section 6.3 hereof or for any other action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct; and

(e) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Requirement of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct (except for the gross negligence or willful misconduct) of or for the supervision of any such agents or attorneys-in-fact selected by it in good faith.

Section 8.2 Reliance by Administrative Agent. The Administrative Agent shall be entitled to conclusively rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, email, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed, made or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel and other experts selected by the Administrative Agent, as the case may be. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Requisite Lenders (or such other percentage of the Lenders, as a whole or of a particular Class, as shall be expressly provided for in the Loan Documents), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 8.3 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than a failure to make a payment of principal of or interest on the Loan) unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives a notice of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.7 hereof) take such action with respect to any such Default as shall be directed by the Requisite Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this

Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Requisite Lenders or all of the Lenders.

Section 8.4 Rights as a Lender. With respect to its Commitments and the Loans, if any, made by it, Citibank (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Citibank (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as the Administrative Agent, and Citibank (and any such successor) and its affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.5 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 9.4 hereof, but without limiting the obligations of the Borrower under said Section 9.4) ratably in accordance with the aggregate of the aggregate principal amount of the Loans and aggregate Commitments held by the Lenders for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including without limitation legal fees and expenses) that may be imposed on, incurred by or asserted against the Administrative Agent arising out of or by reason of any investigation in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 9.4 hereof, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Lenders under this Section 8.5 shall survive the termination of this Agreement, the repayment of the Loan, the termination of the Commitments and the resignation or removal of the Administrative Agent.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the Notes. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement and the Notes or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower that may come into the possession of the Administrative Agent or any of its affiliates.

Section 8.7 Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 8.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 8.8 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Requisite Lenders at no cost to the Borrower other than the payment of the fees of any successor Administrative Agent. Upon any such resignation or removal, the Requisite Lenders, in consultation with the Borrower, shall have the right to appoint a successor Administrative Agent, which shall be a bank that has an office in New York, New York or London, England. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Requisite Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank that has an office in New York, New York and that has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and shall notify the Lenders and the Borrower thereof, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Notwithstanding the foregoing, no removal of the Administrative Agent shall be effective until all amounts then due and owing to the removed Administrative Agent shall be paid in full. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 8.9 Release of Collateral or Guarantors. Each of the Lenders hereby consents to the release and hereby directs the Administrative Agent to, and the Administrative Agent hereby agrees:

(a) to release any Subsidiary of Holdings from its guarantee of any Obligation of any Obligor if (i) all of the Capital Stock of such Subsidiary owned by Holdings or any of its Subsidiaries are sold or otherwise transferred in a Disposition not prohibited by Section 6.12 (including pursuant to a waiver or consent), to the extent that, after giving effect to such sale, such Subsidiary would not be required to guarantee any Obligations pursuant to Section 5.8, (ii) such Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.17 or (iii) such Subsidiary becomes an Immaterial Subsidiary;

(b) to release (or, in the case of clause (b)(iii) and (b)(iv) below, at the option of the Borrower, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is sold by an Obligor in a sale permitted by the Loan Documents (including pursuant to a valid waiver or consent and including the sale or contribution of Accounts constituting Collateral in connection with a Qualified Receivables Transaction), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.8 after giving effect to such sale have been granted and with respect to which the relevant Obligor complies with Section 2.6(b), as applicable, (ii) any Collateral to the extent the release of any Lien in such Collateral is permitted or required under any Loan Document (including, without limitation, (x) the proviso in Section 5.8(b) and (y) Section 5.17), (iii) any Collateral (including any cash or Cash Equivalents on deposit in the Collateral Account) upon the written direction of the Borrower so long as (x) no Default or Event of Default has occurred or is continuing and (y) after giving effect to such release and the exclusion of the Appraised Value of such Collateral or the amount of Accounts constituting such Collateral, as applicable, from the calculation of the Collateral Coverage Ratio, there would not be a Collateral Coverage Failure and (iv) all of the Collateral and all Obligors, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations as to which claims have been asserted or are pending, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Administrative Agent, receipt by the Secured Parties of mutual liability releases from the Obligors and the Administrative Agent, each in form and substance acceptable to the Administrative Agent; and

(c) upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.9; provided, that the Administrative Agent shall not be obligated to release any guarantee or Lien pursuant to this Section 8.9 until its receipt from the Borrower of an Officer’s Certificate certifying that such release complies with this Section 8.9, and the Administrative Agent shall be fully protected in relying on such Officer’s Certificate in connection therewith.

Section 8.10 Arrangers, Bookrunners, Syndication Agents and Documentation Agents. Notwithstanding anything herein to the contrary the Joint Lead Arrangers, the Bookrunner, the Syndication Agent and the Documentation Agent named on the cover page of this Agreement shall not, in their capacities as such, have any duties or liabilities under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments, Waivers, Etc.

(a) Amendments and Waivers. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or the Administrative Agent with the consent of the Requisite Lenders), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i) no amendment, modification, waiver or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, do any of the following:

(1) increase, extend or reinstate the Commitment of such Lender or subject such Lender to any additional obligations;

(2) extend the scheduled final maturity of any of the Loans or change the amount of or extend the scheduled date fixed for the payment of any principal of any Loan (it being understood that the waiver of any mandatory prepayment of any Loan pursuant to Section 2.6 shall not constitute an extension of any scheduled date fixed for the payment of any principal of the Loan);

(3) decrease the rate of interest on any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or any fee, indemnity or other amount payable to such Lender or extend any date fixed for payment of such interest, indemnity or other amount or fees (it being understood that the waiver of any mandatory prepayment of any Loan pursuant to Section 2.6 shall not constitute an extension of any date fixed for payment of such interest, indemnity or other amount or fees);

(4) amend the definition of “Requisite Lenders” or this Section 9.1;

(5) release all or substantially all of the Collateral or any Guarantor from its guarantee of any Obligation of the Borrower; and

(6) modify the application of payments to the Loans under Section 2.9;

(ii) no amendment, modification, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Persons required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents;

(iii) any amendment, waiver or modification of this Agreement that by its terms disproportionately affects the rights and duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class) may only be effected by an agreement or agreements in writing entered into by the Borrower and the Requisite Class Lenders ; and

(iv) any Loan Document may be amended, supplemented or otherwise modified with the consent solely of the Administrative Agent and the Obligors to (i) add assets (or categories of assets) to the Collateral, as contemplated by the definition of “Appraised Collateral”, (ii) to remove any asset or type or category of asset (including after-acquired assets of that type or category) from the Collateral to the extent the release thereof is permitted by Section 8.9(b) or (iii) to make ministerial changes or corrections of manifest errors or omissions that do not directly adversely affect any Lender.

Notwithstanding anything herein to the contrary, this Agreement may be amended in accordance with Section 2.14 or Section 2.15.

(b) Execution of Amendments and Waivers by the Administrative Agent. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c) Non-Consenting Lenders. In connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, if the consent of the Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting (or an Affiliate of which is acting) as the Administrative Agent is not a Non-Consenting Lender, the Borrower shall have the right to:

(i) propose to the Administrative Agent one or more Eligible Lenders to purchase all of the portion of the Loans (and Commitments, if any) of such Non-Consenting Lender and, upon the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) to any of such Eligible Lenders, such Eligible Lender shall have the right to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the request of the Borrower or such Eligible Lender, sell and assign to such Eligible Lender, all of the portion of the Loans (and Commitments, if any) of such Non-Consenting Lender for an amount equal to the principal balance of such portion of the Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance; provided, however, that at the time of such replacement, such assignee consents to the proposed amendment, modification, waiver or termination; provided, further, that the failure of any Non-Consenting Lender to execute any such Assignment and Acceptance shall not render such purchase and sale (or the corresponding assignment) invalid; or

(ii) purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall sell and assign to the Borrower upon the request of the Borrower, all of the portion of the Loans (and Commitments, if any) of such Non-Consenting Lender for an amount equal to (or, with the consent of such Non-Consenting Lender, less than) the principal balance of such portion of the Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale), such purchase and sale to be consummated pursuant to an executed Permitted Purchaser Assignment and Acceptance; provided, that the failure of any Non-Consenting Lender to execute any such Permitted Purchaser Assignment and Acceptance shall not render such purchase and sale (or the corresponding assignment) invalid; provided, further, that all such Loans (and, as applicable, Commitments and Notes in respect thereof) assigned to the Borrower shall be deemed to be immediately cancelled and terminated on the closing date specified in such Permitted Purchaser Assignment and Acceptance.

Section 9.2 Assignments and Participations; Successors and Assigns.

(a) Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to the Loan) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender that, in each case, is otherwise an Eligible Lender at the time of such assignment, (iii) any other Eligible Lender acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, as long as no Event of Default is continuing, the Borrower or (iv) any Permitted Purchaser in accordance with Section 9.2(g); provided that, with respect to all assignments under this Section 9.2 (other than assignments to any Permitted Purchaser, which assignments shall be governed by Section 9.2(g) below), (A) such assignments must be ratable among the obligations owing to and owed by such Lender with respect to applicable Class being assigned, (B) the aggregate outstanding principal amount (determined as of the Closing Date of the applicable Assignment and Acceptance) of the Loan and Commitments subject to any such assignment shall be an integral multiple of $1,000,000, unless such assignment is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Term Facility or is made with the prior consent of the Borrower and the Administrative Agent, (C) the consent of the Borrower shall not be required for any assignment by the Lenders party hereto on the Closing Date made in connection with the primary syndication of the Term Facility of their respective Commitments and Loans held on the Closing Date and (D) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

(b) Procedure. The parties to each assignment made in reliance on clause (a) above (other than those described in clause (d) or (e) below) shall deliver to the Administrative Agent (and the Administrative Agent shall keep a copy of all documents required to be delivered) the following: (i) an Assignment and Acceptance, executed by the assignor(s) and the assignees(s), evidencing such assignment; (ii) any existing Note subject to such assignment (or any affidavit of loss therefor acceptable to the Administrative Agent); (iii) any tax forms required to be delivered pursuant to Section 2.12(f), and (iv) an assignment fee in the amount of $3,500; provided, that (1) if an assignment by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such assignment, and (2) if an assignment by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assigning Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such assignment; provided, further, that the Administrative Agent may, in its sole discretion, elect to waive such assignment fee in the case of any Assignment. Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Administrative Agent consenting to such Assignment and Acceptance, from and after the Closing Date specified in such Assignment and Acceptance, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment and Acceptance.

(c) Effectiveness. Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article VIII, Section 9.5 and Section 9.6); provided, however, that the Obligors shall not be obligated to pay any greater amount under Section 2.10(b) or Section 2.12 to such assignee than the Obligors would have been obligated to pay to the assigning Lender as of the date of such assignment in such Sections prior to such assignment.

(d) Grant of Security Interests. In addition to the other rights provided in this Section 9.2, each Lender may, without the consent of the Administrative Agent or the Borrower, grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on any Loan), to (i) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (ii) any other Person as security for such Lender’s obligations; provided, however, that no such other Person, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (a) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(e) Participants and SPVs. In addition to the other rights provided in this Section 9.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of such Loan pursuant thereto shall satisfy the obligation of such Lender to make such Loan hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loan) (any such purchaser of a participation being referred to as a “Participant”); provided, however, that, (1) whether as a result of any term of any Loan Document or of such grant or participation,

(i) no such SPV or Participant shall have a commitment, or be deemed to have made an offer to commit, to make any Loan hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Obligors and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such Participant and SPV shall be entitled to the benefit of Sections 2.10, 2.11 and 2.12, but only to the extent such Participant or SPV delivers the tax forms pursuant to Section 2.12(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to any Loan funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or Participant have the right to enforce any of the terms of any Loan Document, (iii) the consent of such SPV or Participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (2) and (3) of Section 9.1(a)(i) and, in the case of Participants, except for those described in clause (5) of Section 9.1(a)(i) and (2) such Lender maintains a register with respect to each such SPV or Participant in a manner such that the Loans are in “registered form” as described in Treasury Regulations Section 5f.103-1(c). Notwithstanding the foregoing, each Lender agrees that none of the following Persons shall become a Participant hereunder: (I) an airline, a commercial aircraft operator, an air freight forwarder or an entity principally engaged in the business of parcel transport by air, or (II) an Affiliate of any Person described in clause (I) above. No party hereto shall institute (and the Borrower shall cause each other Obligor not to institute) against any SPV grantee of an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that except as otherwise expressly provided herein, no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders and the Administrative Agent (and any attempted assignment or transfer by an Obligor without such consent shall be null and void).

(g) Assignments to Permitted Purchasers. Any Lender may, without the consent of any person (other than the assigning Lender), at any time, assign all or a portion of its rights and obligations with respect to any Loans and/or and any Commitments hereunder to a Permitted Purchaser through open market purchases, in each case subject to the following limitations:

(i) at the time of such assignment, such Permitted Purchaser shall identify itself as such to such assigning Lender;

(ii) at the time of such assignment, such Permitted Purchaser shall (A) represent to the assigning Lender that as of the date of such assignment, it is not in possession of any information not available to Lenders generally that would be material to a Lender’s decision to sell its Loans or (B) disclose to such Lender that it cannot make the representation set forth in clause (A);

(iii) before and after giving effect to such assignment, no Default or Event of Default shall have occurred and be continuing;

(iv) the purchase price for such assignment shall be as mutually agreed by such Lender and such Permitted Purchaser and, without limiting the foregoing, may be below par;

(v) such Lender and such Permitted Purchaser shall deliver to the Administrative Agent (and the Administrative Agent shall keep a copy of all such documents) (A) a Permitted Purchaser Assignment and Acceptance, executed by such Lender and such Permitted Purchaser, evidencing such assignment; (B) any existing Note subject to such assignment (or any affidavit of loss therefor acceptable to the Administrative Agent); and (C) an assignment fee in the amount of $3,500; and

(vi) all such Loans and Commitments (and any Notes in respect thereof) assigned to such Permitted Purchaser shall be deemed to be immediately cancelled and terminated on the closing date specified in such Permitted Purchaser Assignment and Acceptance and, upon the Administrative Agent’s receipt of the items described in clause (v) above, and conditioned upon such receipt, from and after the closing date specified in such Permitted Purchaser Assignment and Acceptance, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Permitted Purchaser Assignment and Acceptance, including the cancellation and/or termination thereof.

Notwithstanding anything to the contrary herein, this Section 9.2(g) shall supersede any provisions in Section 2.5(c), Section 9.2 or Section 9.6 to the contrary.

Section 9.3 Costs and Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Obligors agree to pay promptly (i) all reasonable costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents and all documents relating thereto (including reasonable legal fees and expenses (including FAA counsel)), (ii) all reasonable costs and expenses incurred by the Administrative Agent in connection with any consents, amendments, waivers or other modifications hereto (including reasonable legal fees and expenses (including FAA counsel)) and (iii) all costs and expenses, including reasonable legal fees and expenses (including FAA counsel) incurred by the Administrative Agent and the Lenders in enforcing any Obligations of, or in collecting any payments due from, the Obligors hereunder or under the other Loan Documents, including any such costs and expenses incurred after the filing of a bankruptcy or insolvency proceeding with respect to any Obligor.

Section 9.4 Indemnities.

(a) Each Obligor agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), the use or proposed use of the proceeds of any Loan, or any securities filing of, or with respect to, the Obligors, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Obligors or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any Platform, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any Indemnitee or any of its Related Persons, any Obligor, any holders of its securities or its creditors (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee or Related Person is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Obligors shall not have any liability under this Section 9.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each Obligor waives and agrees not to assert against any Indemnitee any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. Each of the Borrower, the Administrative Agent and the Lenders also agrees not to assert any claim against the Administrative Agent, any Lender, the Borrower, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Claims, including those arising from, or otherwise involving, any property of the Borrower or any of its Subsidiaries or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of the Borrower or any of its Subsidiaries, whether or not, with respect to any such Environmental Claims, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to the Borrower or any of its Subsidiaries or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries through any foreclosure action, in each case except to the extent such Environmental Claims (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Obligor or (ii) are attributable to acts of such Indemnitee.

Section 9.5 Right of Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, to the fullest extent permitted by law, the Administrative Agent, each Lender and each of their respective Affiliates are hereby authorized by the Obligors at any time or from time to time, with notice to the Obligors and to the Lenders and the Administrative Agent, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other Indebtedness at any time held or owing by the Administrative Agent or that Lender to or for the credit or the account of any Obligor against and on account of the obligations and liabilities of such Obligor to the Administrative Agent or that Lender under this Agreement, the Guaranty, the Notes and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Guaranty, the Notes or any other Loan Document, irrespective of whether or not (i) the Administrative Agent or that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7.2 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 9.6 Sharing of Payments, Etc. The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to the Lenders hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due”) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations equal to the portion of the Aggregate Amounts Due to the other Lenders (which participations shall be deemed to have been purchased and payments made simultaneously upon the receipt by the seller of its portion of such payment, and which participations will be permitted notwithstanding any prohibition to the contrary in Section 9.2(e)) so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them, provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases or other payments shall be rescinded and the purchase prices paid for such participations or other payments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 9.7 Notices.

(a) Subject to the provisions of clauses (b), (c) and (d) below, all notices, requests, instructions, directions and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered, if to the Borrower, to its address specified in Annex A hereto, if to the Administrative Agent, to its “Address for Notices” specified opposite its name on its signature page hereto and if to any Lender, to its “Address for Notices” specified opposite its name on its signature page hereto; or, as to any party, at such other address as shall be designated by such party in a notice to the Administrative Agent and the Borrower. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications to the Administrative Agent provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement or the other Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement or the other Loan Documents prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or the other Loan Documents or (iii) is required to be delivered to satisfy any condition precedent to the occurrence of the Closing Date (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified herein but only to the extent requested by the Administrative Agent.

(c) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes hereof. Each of the Lenders agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes hereof. Each of the Lenders agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement or the other Loan Documents, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant hereto in any other manner specified herein.

Section 9.8 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.9 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.10 Submission to Jurisdiction; Service of Process.

(a) Submission to Jurisdiction. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE BROUGHT AGAINST IT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(b) Service of Process. EACH OF THE OBLIGORS HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO IT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.7.

(c) No Limitation. Nothing contained in this Section 9.10 shall affect the right of the Administrative Agent, any Lender or other party hereto to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Obligor in any other jurisdiction.

Section 9.11 Waiver of Jury Trial. EACH OBLIGOR IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 9.12 Waiver of Consequential Damages, Etc.. To the extent permitted by applicable law, the Obligors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the Loan Documents (or any agreement or instrument contemplated hereby or thereby) or any Loan or the use of the proceeds thereof.

Section 9.13 Marshaling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Obligor or any other party or against or in payment of any or all of the Obligations. To the extent that any Obligor makes a payment or payments to the Administrative Agent for the account of any Lender (each, a “Payee”) or any Payee receives payment from exercise of their rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (ii) each Payee shall pay and return such amount to the Administrative Agent as the Administrative Agent may be required to disgorge or otherwise pay to a trustee, receiver or any other party in respect of the portion of the payment from such Obligor distributed by the Administrative Agent to such Payee hereunder.

Section 9.14 Section Titles. The Section titles and subtitles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 9.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.16 Severability. In case any provision in or obligation under this Agreement, the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 9.17 Confidentiality.

(a) Each Lender hereto shall, and shall procure that its respective officers, employees and agents shall, keep confidential and shall not, without the prior written consent of the other parties, disclose to any third party this Agreement, any other Loan Document or any of the information, reports or documents supplied by or on behalf of such other party not otherwise publicly available, except that a party shall be entitled to disclose this Agreement, any other Loan Document, and any such information, reports or documents:

(i) in connection with any proceeding arising out of or in connection with this Agreement or any of the other Loan Documents to the extent that such party may reasonably consider necessary to protect its interest;

(ii) to any potential assignee or transferee of any party’s rights under this Agreement or any of the Loan Documents or any other person proposing to enter into contractual arrangements with any party in relation to this Agreement or any of the other Loan Documents, subject to the relevant party obtaining an undertaking from such potential assignee or transferee or other person in corresponding terms to this Section 9.17;

(iii) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, in each case, subject to the relevant party obtaining an undertaking from such proposed participant or assignee, counterparty or other person in corresponding terms to this Section 9.17;

(iv) pursuant to any applicable laws, ordinances, judgments, decrees, injunctions, writs, rules, regulations, orders, interpretations, licenses, permits and orders of any competent court, arbitrator or governmental agency or authority in any relevant jurisdiction;

(v) to bank examiners or any other regulatory authority or rating agencies or similar entities, if requested to do so;

(vi) to its auditors, legal, tax or to other professional advisers;

(vii) to its Affiliates and their respective directors, officers, employees and agents; or

(viii) in connection with the exercise of any remedy under any Loan Document.

(b) The provisions of this Section 9.17 shall survive any termination of this Agreement or any other Loan Document or any assignment, transfer or participation under this Agreement or any other Loan Document.

Section 9.18 Independence of Representations, Warranties and Covenants. All representations and warranties made in and covenants under this Agreement shall be given independent effect so that (a) if a particular representation and warranty is unqualified, the fact that another representation and warranty is qualified shall not affect the operation of the former provision; and (b) if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

Section 9.19 Non-Public Information. Each of the Lenders acknowledges and agrees that (a) it may receive material non-public information hereunder concerning the Obligors and their Affiliates and securities, (b) it will use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable requirements of laws (including United States federal and state security laws and regulations) and (c) it will designate to the Administrative Agent an individual Person who will receive all such information and have the authority to act upon such information on behalf of such Lender.

Section 9.20 Compliance with Anti-Money Laundering Laws. No Obligor, none of their respective Subsidiaries and, to the knowledge of each Obligor after reasonable due diligence, none of their respective Affiliates and none of the respective officers, directors, brokers or agents of such Obligor, such Subsidiary or any such Affiliate (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-¬related activities or other money laundering predicate crimes under any applicable law, including, without limitation, under (x) the Currency and Foreign Transactions Reporting Act, as amended (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), (y) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, or (z) the USA PATRIOT Act of 2001 (31 U.S.C. 5318 et seq, as amended) (collectively, “AML Laws”), (ii) has been assessed civil penalties under any AML Laws or (iii) has had any of its funds seized or forfeited in an action under any AML Laws. Each Obligor has taken and will take reasonable measures to ensure that it is and will continue to be in compliance with all applicable current and future AML Laws. No Obligor will use any funds that constitute or are derived from the proceeds of illegal activity to repay the Obligations, or any portion thereof. No funds derived from the proceeds have been used, directly or indirectly, to lend, contribute, provide or otherwise been made available to fund any activity or business in violation of any AML Law.

Section 9.21 PATRIOT Act Notice. Each of the Lenders subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.

Section 9.22 No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, their stockholders and/or their affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise related to the transactions contemplated hereby will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other hand. The parties hereto acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and the other Obligors, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, affiliates, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

US AIRWAYS GROUP, INC.

By:	/s/ Thomas T. Weir
Name:	Thomas T. Weir
Title:	Vice President and Treasurer

US AIRWAYS, INC.

By:	/s/ Thomas T. Weir
Name:	Thomas T. Weir
Title:	Vice President and Treasurer

US Airways Loan Agreement

MATERIAL SERVICES COMPANY, INC.

By:	/s/ Caroline B. Ray
Name:	Caroline Ray
Title:	Secretary

PSA AIRLINES, INC.

By:	/s/ Caroline B. Ray
Name:	Caroline Ray
Title:	Secretary

PIEDMONT AIRLINES, INC.

By:	/s/ Caroline B. Ray
Name:	Caroline Ray
Title:	Secretary

US Airways Loan Agreement

Citicorp North America, Inc.,
as Administrative Agent and a Lender

By:	/s/ Matthew Burke
Name:	Matthew Burke
Title:	Vice President

Address for Notices:

388 Greenwich Street, 20th Floor,
New York, NY 10013
Attention: William Washburn, Director
Facsimile: (212) 816-2613

US Airways Loan Agreement